HECO Exhibit 10.4(g)

POWER PURCHASE AGREEMENT

Between

PUNA GEOTHERMAL VENTURE

and

HAWAII ELECTRIC LIGHT COMPANY, INC.

- i -

	J.	Adequate Spare Parts	46
	K.	Periodic Meetings	47
	L.	Financial Compliance	47
	M.	Notice of Certain Events	49
3.3	Rights and Obligations of the Company		49
	A.	Dispatch of Expansion Facility Power	49
	B.	Voltage Regulation	51
	C.	Demonstration of Facility Requirements	51
	D.	The Company Right to Require Independent Engineering Assessment	51
ARTICLE 4	- SUSPENSION OR REDUCTION OF DELIVERIES		55
4.1	Initiation by the Company		55
	A.	Expansion Facility Problems	55
	B.	Company System Problems	56
4.2	No Obligation to Accept Energy		56
4.3	Initiation by the Seller		56
ARTICLE 5	- RATES FOR PURCHASE		58
5.1	Capacity and Energy Purchased by the Company		58
	A.	General	58
	B.	Calculation of Energy and Firm Capacity Payments	59
	C.	Energy Charge	61
	D.	Capacity Charge	64
	E.	Minimum Delivery Guarantee by the Company	66
	F.	Hawaii General Excise Tax	68
	G.	No Payment of Emission Fees	68
	H.	No Payment of Other Taxes or Fees	68
ARTICLE 6	- BILLING AND PAYMENT		69
6.1	Monthly Invoice		69
6.2	Payment		69
6.3	Billing Disputes		70
6.4	Interest		70
6.5	Adjustments		70
6.6	Other Payments		71
6.7	Offsets		71
ARTICLE 7	– [RESERVED]		72
ARTICLE 8	– DEFAULT		73
8.1	Events of Default		73
	A.	Default by the Seller	73
	B.	Default by the Company	77
	C.	Cure Periods and Force Majeure Exceptions	78
8.2	Rights and Obligations of the Parties Upon Default		79
	A.	Notice of Default	79
	B.	Right to Terminate/Notice of Termination	79
	C.	Right to Demand Independent Engineering Assessment and Modification	80
	D.	Other Rights Upon Default	81
ARTICLE 9	- LIQUIDATED DAMAGES FOR FAILURE TO ATTAIN WARRANTED PERFORMANCE		82
9.1	Liquidated Damages		82

- ii -

	A.	Equivalent Availability Factor	82
	B.	Equivalent Forced Outage Rate	82
	C.	[RESERVED]	83
	D.	Excessive Unit Trips	83
9.2	Payment of Liquidated Damages		83
9.3	Adjustments		83
ARTICLE 10	– COMPANY’S ACCESS TO EXPANSION FACILITY SITE		84
10.1	Entry for Work On Site		84
10.2	[RESERVED]		84
10.3	No Ownership Interest		84
10.4	Inspection of Expansion Facility Operation		84
ARTICLE 11	– OPERATIONS AND MAINTENANCE		86
11.1	Facility Operation		86
11.2	Outage and Performance Reporting		86
11.3	Operating Committee and Operating Procedures		86
ARTICLE 12	- AUDIT RIGHTS		88
12.1	Rights of the Company		88
12.2	Rights of the Seller		88
ARTICLE 13	– INDEMNIFICATION		89
13.1	Indemnification of the Company		89
13.2	Indemnification of the Seller		90
ARTICLE 14	- CONSEQUENTIAL DAMAGES		92
ARTICLE 15	– INSURANCE		93
15.1	Required Coverage		93
15.2	Additional Insureds		93
15.3	Evidence of Policies Provided to the Company		93
15.4	Deductibles		93
ARTICLE 16	- DISPUTE RESOLUTION		94
16.1	Good Faith Negotiations		94
16.2	Dispute Resolution Procedures		94
	A.	Mediation	94
	B.	Arbitration	94
	C.	Initiation of Arbitration	95
	D.	Procedures for Appointing Arbitrator(s)	95
	E.	Conduct of the Arbitration by the Arbitrator(s)	96
	F.	Arbitration Procedures	96
	G.	Authority of the Arbitrators	97
ARTICLE 17	- FORCE MAJEURE		99
17.1	Definition		99
17.2	Consequences of Force Majeure		100
17.3	Effect of Force Majeure on Milestone Dates and Commercial Operation Date Deadline		101
17.4	Right to Terminate Due to Force Majeure		101
17.5	Obligations Remaining After Event of Force Majeure		101
17.6	Delays Attributable to the Company		102
ARTICLE 18	- ELECTRIC SERVICE SUPPLIED BY THE COMPANY		103
ARTICLE 19	– ASSIGNMENT		104
19.1	Assignment by the Seller		104
19.2	Assignment by the Company		104
19.3	Binding on Assigns		104

- iii -

19.4	Transfer Without Consent is Null and Void		104
19.5	Subcontracting		105
ARTICLE 20	- CHANGE IN COMMITTED CAPACITY		106
ARTICLE 21	- SALE OF FACILITY BY SELLER		107
ARTICLE 22	– [RESERVED]		108
ARTICLE 23	– [RESERVED]		109
ARTICLE 24	- [RESERVED]		110
ARTICLE 25	– MISCELLANEOUS		111
25.1	Recovery of Payments		111
25.2	Notices		111
25.3	Entire Agreement		112
25.4	Further Assurances		112
25.5	Severability		112
25.6	No Waiver		112
25.7	Modification or Amendment		113
25.8	Governing Law and Interpretation		113
25.9	Counterparts		113
25.10	Computation of Time		113
25.11	Environmental Credits		113
25.12	Sale of Energy to Third Parties		114
25.13	Confidential and Proprietary Information		114
25.14	PUC Approval		114
25.15	Representations and Warranties		116
	A.	The Seller	116
	B.	The Company	118
25.16	Change in Standard System or Organization		119
	A.	Consistent With Original Intent	119
	B.	Eliminated or Inconsistent With Original Intent	119
25.17	No Party Deemed Drafter		119
25.18	Headings		119

- iv -

TABLE OF CONTENTS

PAGE

ATTACHMENT	A-1	DIAGRAM OF INTERCONNECTION	A-1-1
ATTACHMENT	A-2	DESCRIPTION OF EXPANSION FACILITY	A-2-1
1.		Expansion Facility	A-2-1
Exhibit	1		A-2-Ex1
ATTACHMENT	A-3	INTERCONNECTION FACILITIES OWNED BY THE COMPANY	A-3-1
1.	Description of the Company-Owned Interconnection Facilities		A-3-1
2.	The Seller Payment to the Company for the Company-Owned Interconnection Facilities and Review of the Expansion Facility		A-3-3
3.	Ongoing Operation and Maintenance Charges		A-3-5
4.	Relocation of Interconnection Facilities		A-3-6
5.	Guarantee for Interconnection Costs		A-3-6
6.	Site Restoration		A-3-6
7.	Easements, Rights of Way, Licenses and Leases		A-3-7
ATTACHMENT	A-4	DESCRIPTION OF MODIFICATIONS TO THE FACILITY	A-4-1
Exhibit	1		A-4-Ex1
Exhibit	2		A-4-Ex2
ATTACHMENT	B	MILESTONE EVENTS	B-1
		REPORTING EVENTS	B-2
ATTACHMENT	C-1	CERTAIN DEFINITIONS DERIVED FROM NERC GADS	C-1-1
ATTACHMENT	C-2	[INTENTIONALLY OMITTED]	C-2-1
ATTACHMENT	D	ACCEPTANCE AND CAPACITY TESTING PROCEDURES	D-1
A.	Acceptance Test		D-1
B.	Capacity Test		D-2
C.	Commercial Operation Date		D-4
D.	Subsequent Capacity Test		D-4
ATTACHMENT	E	[INTENTIONALLY OMITTED]	E-1
ATTACHMENT	F	EXPANSION FACILITY LOCATION AND LAYOUT	F-1
ATTACHMENT	G	[INTENTIONALLY OMITTED]	G-1
ATTACHMENT	H	QUALIFIED INDEPENDENT ENGINEERING COMPANIES LIST	H-1
ATTACHMENT	I	ADJUSTMENT OF CHARGES	I-1
ATTACHMENT	J	REQUIRED INSURANCE	J-1
1.	Required Insurance		J-1
2.	Evidence of Other Insurance Coverage		J-2
ATTACHMENT	K	[INTENTIONALLY OMITTED]	K-1
ATTACHMENT	L	[INTENTIONALLY OMITTED]	L-1
ATTACHMENT	M	UNIT INCIDENT REPORT	M-1
ATTACHMENT	N	[INTENTIONALLY OMITTED]	N-1
ATTACHMENT	O	DESIGN INFORMATION	O-1
ATTACHMENT	P	[INTENTIONALLY OMITTED]	P-1
ATTACHMENT	Q	SELLER’S PERMITS	Q-1
ATTACHMENT	R	[INTENTIONALLY OMITTED]	R-1

- v -

ATTACHMENT	S	THE COMPANY’S SCHEDULE “J” TARIFF	S-1
ATTACHMENT	T	[INTENTIONALLY OMITTED]	T-1
TABLE A-1		PROTECTIVE RELAY AND TRIP LIST	T-A-1

- vi -

POWER PURCHASE AGREEMENT

Between

PUNA GEOTHERMAL VENTURE

and

HAWAII ELECTRIC LIGHT COMPANY, INC.

THIS AGREEMENT (“Agreement”) is made this 7th Day of February, 2011 (“Execution Date”), by and between HAWAII ELECTRIC LIGHT COMPANY, INC. (“HELCO” or the “Company”), a Hawaii corporation, with principal offices in Hilo, Hawaii, and PUNA GEOTHERMAL VENTURE (“PGV” or the “Seller”), a Hawaii general partnership, with principal offices in Honuaula, Puna, County of Hawaii, State of Hawaii (HELCO and PGV sometimes hereinafter referred to individually as the “Party” and collectively as the “Parties”).

W I T N E S S E T H :

WHEREAS, the Company is a regulated public utility engaged in the business of generation, purchase, transmission and distribution of electric power to customers on the Island of Hawaii;

WHEREAS, the Seller currently has a contract to provide through its existing geothermal electric generating plant (which is further defined below as the “Existing Facility”) firm capacity of thirty (30) megawatts (“MW”) on-peak and twenty-two (22) MW off-peak, and an additional five (5) MW off-peak on an as-available basis to the Company pursuant to that certain Purchase Power Contract For Unscheduled Energy Made Available From A Qualifying Facility dated March 24, 1986, as amended by a Firm Capacity Amendment, Second Amendment, Third Amendment, Performance Agreement, Letter Agreements and Confirmation Agreement (collectively “Fourth Amended PPA”);

WHEREAS, the Seller desires to develop, design, construct, own and operate an additional geothermal electrical generating plant, which is further defined below as the “Expansion Facility”, to provide an expected total net output of approximately eleven (11) MW (the Expansion Facility is being designed for thirteen (13) MW gross and eleven (11) MW net), which in combination with the Existing Facility will provide a Committed Capacity of thirty-eight (38) MW;

WHEREAS, the Seller further desires to be able to use the Expansion Facility to partially supplement, from time to time, some

ARTICLE 1

of the Seller’s obligations under the Fourth Amended PPA and to meet certain other operational requirements to the Company;

WHEREAS, the Company desires to obtain the energy and capacity from the Facility under the terms and conditions set forth in this Agreement, including delinking the rate paid for such energy from the price of fossil fuels;

WHEREAS, the Parties desire to enter into an arrangement under which the Seller will provide an additional eight (8) MW of Firm Capacity to the Company (for a total of thirty-eight (38) MW from the Existing Facility and the Expansion Facility); the Parties will revise certain pricing provisions and other terms of the Fourth Amended PPA, and the Seller will meet certain operational requirements and dispatch rights to the Company (collectively the “PPA Transactions”);

WHEREAS, the PPA Transactions will be implemented by means of (1) this Agreement for the additional eight (8) MW of firm capacity, and (2) an amendment to the Fourth Amended PPA (“Fifth Amendment”) that is a separate agreement previously entered into by the Parties;

WHEREAS, pursuant to the terms and conditions set forth herein, the Company desires to purchase electric power from the Seller and dispatch such electric power;

WHEREAS, the Seller represents that it is equipped and has the expertise, technical, financial and other resources necessary to perform all of the obligations required under this Agreement;

WHEREAS, the Company’s willingness to enter into this Agreement and to purchase electricity at the rate set forth in this Agreement is based upon the expectation that the Company will recover capacity and energy payments made to the Seller through electric rates paid by its customers and adjusted to reflect changing purchased energy costs by means of a periodic rate adjustment mechanism such as the Energy Cost Adjustment Clause authorized by the Hawaii Public Utilities Commission (“PUC”);

WHEREAS, the Company’s willingness to enter into this Agreement is based on the Seller’s assurances that the Seller can and will perform all of its obligations hereunder in a manner that will ensure no degradation in the quality of service provided to the Company’s customers because of the Seller’s construction, ownership, operation, and maintenance of the Expansion Facility or in any other manner;

WHEREAS, the Expansion Facility will be throughout the term of this Agreement a qualifying, small power production facility under Subchapter 2 of the PUC’s Standards for Small Power Production

ARTICLE 1

and Cogeneration in the State of Hawaii, Chapter 74 of Title 6 of the Administrative Rules of the State of Hawaii, and/or a “non-fossil fuel producer” within the meaning of Section 269-27.2, Hawaii Revised Statutes; and

WHEREAS, the Seller is not, and will continue not to be throughout the term of this Agreement, an “Affiliated Interest” within the meaning of Section 269-19.5, Hawaii Revised Statutes.

NOW, THEREFORE, in consideration of these premises and of the mutual promises contained herein, the Parties agree that the following terms and conditions shall govern the sale and transfer of electricity by the Seller and the purchase and acceptance of such electricity by the Company and other related transactions:

ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement, the following terms shall have the meanings as indicated below:

Acceptance Test - A test, following installation of the Expansion Facility, conducted by the Seller and the Company in accordance with criteria and test procedures determined by the Company and the Seller as set forth below.  No later than thirty (30) Days prior to conducting the Acceptance Test, the Company and the Seller shall agree on a written protocol setting out the detailed procedure and criteria of the Acceptance Test.  Attachment D (Acceptance and Capacity Testing Procedures) provides the general criteria to be included in the written protocol for the Acceptance Test.  Within fifteen (15) Business Days of the successful completion of the Acceptance Test, the Company shall notify the Seller in writing that the Acceptance Test has been passed and the date upon which the Acceptance Test was passed.

American National Standards Institute Code for Electricity Metering - The publication of the American National Standards Institute which establishes acceptable performance criteria for new types of watthour meters, demand meters, demand registers, instrument transformers and auxiliary devices.  It states acceptable in-service performance levels for meters and devices used in revenue metering. It also includes information on related subjects, such as recommended measurement standards, installation requirements and test schedules.

Available Capacity - The maximum amount of net energy export available to the Company from the combined export of the Existing Facility and the Expansion Facility, which may be up to the Net Maximum Capacity.  Up to thirty (30) MW of the Available Capacity may be provided by the Existing Facility.

ARTICLE 1

Available Hours - Shall have the definition in Attachment C-1.

Base Rate - The base interest rate for large commercial loans to credit-worthy entities charged by the Bank of Hawaii in Honolulu, Hawaii and announced as its base rate, as such rate may be in effect from time to time.

Billing Period - For any computation of Capacity Charge or Energy Charge payments, the immediately preceding Calendar Month.

Business Day - Any Day other than a Saturday, Sunday or legal holiday of either the United States or the State of Hawaii.

Calendar Month - The period commencing at 00:01 a.m. on the first Day of any month and terminating at midnight on the last Day of the same month.

Capacity Charge - The amount to be paid by the Company to the Seller pursuant to Section 5.1D (Capacity Charge) of this Agreement.

Capacity Test - The test performed by the Seller in accordance with Section 3.2C(12) (Acceptance and Capacity Test) and Attachment D (Acceptance and Capacity Testing Procedures) to determine Firm Capacity.

Catastrophic Equipment Failure - A sudden unexpected failure of a major piece of equipment which (1) substantially reduces or eliminates the capability of the Expansion Facility to produce power, (2) is beyond the reasonable control of the Seller and could not have been prevented by the exercise of reasonable due diligence by the Seller, and (3) despite the exercise of all reasonable efforts, actually requires more than sixty (60) Days to repair (if the determination of whether a Catastrophic Equipment Failure has occurred is being made more than sixty (60) Days after the failure) or is reasonably expected to require more than sixty (60) Days to repair (if such determination is being made within sixty (60) Days after the failure).

Commercial Operation Date – The date, after the PUC Approval Date and after satisfying the Conditions Precedent and the requirements of Section 3.2C(12) (Acceptance and Capacity Test) and Attachment D (Acceptance and Capacity Testing Procedures), on which the Seller declares the Expansion Facility in commercial operation based on actual operation of the Facility at an electric output level of the Firm Capacity (kW) net at the Metering Point.

Commercial Operation Date Deadline - The date described as such in Section 3.2A(3) (Commercial Operation Date Deadline).

ARTICLE 1

Commercially Reasonable Efforts - The efforts, including, but not limited to the expenditure of funds and the allocation of other resources, that a reasonable person engaged in commerce would exert to achieve the result in question if all the benefits of achieving such result would accrue to such person.

Committed Capacity – Thirty-eight thousand kilowatts (38,000 kW) of reliable electrical capacity made available to the Company at the Metering Point under the Company Dispatch of which eight thousand kilowatts (8,000 kW) is provided pursuant to this Agreement and thirty thousand kW (30,000 kW) is provided pursuant to the Current PPA from the Existing Facility.

Company Dispatch - The Company’s right, through supervisory equipment or otherwise, to direct or control both the capacity and the energy output of the Facility consistent with this Agreement, which dispatch shall include real power, reactive power, voltage regulation targets, the ramp rate setting, and other characteristics of such energy output whose parameters are normally controlled or accounted for in a utility dispatching system or specified in this Agreement.

Company’s System - The electric system owned and operated by the Company (to include any non-utility owned facilities) consisting of power plants, transmission and distribution lines, and related equipment for the production and delivery of electric power to the public.

Contract Year - A twelve Calendar Month period which begins on the first Day of January coincident with or next following the Commercial Operation Date and, thereafter, anniversaries thereof. Notwithstanding the foregoing, the initial Contract Year shall also include the Days from the Commercial Operation Date to the first Day of January following the Commercial Operation Date, as shown in the examples in Sections 5.1C(4) and 5.1D(2).

Corrective Period:  A period of time following the Commercial Operation Date, during which the Seller may increase Firm Capacity in accordance with Section 5.1C(6).

Current PPA:  Means that certain Purchase Power Contract For Unscheduled Energy Made Available From A Qualifying Facility dated March 24, 1986, as amended by (1) the Firm Capacity Amendment to Purchase Power Contact Dated March 24, 1986, (2) the Amendment to Purchase Power Contract, As Amended, (3) the Third Amendment to the Purchase Power Contract dated March 24, 1986, As Amended by The Firm Capacity Amendment dated July 28, 1989, (4) the Fourth Amendment (5) certain letter agreements, (6) the Confirmation of Purchase Power Contract and Agreement with SE Puna, L.L.C., and Union Bank of

ARTICLE 1

California, N.A. dated April 7, 2005, and (7) the Fifth Amendment To The Purchase Power Contract For Unscheduled Energy Made Available From A Qualifying Facility Dated March 24, 1986 As Amended executed before this Agreement.

Day - A calendar day.

Dispatchable Range – The range of real power output through which the Existing Facility and/or the Expansion Facility can be dispatched by remote control under the Company’s EMS, in accordance with 3.2C(4).  Notwithstanding anything to the contrary, the minimum amount of the Dispatchable Range shall be the Available Capacity of the Expansion Facility.  It is the understanding of the Parties that the energy produced by the Expansion Facility shall be fully dispatchable.

Dispatchable Range of Capacity – The Dispatchable Range shall be provided between the range of twenty-two (22) MW to the Available Capacity but in no event less than the amount of energy produced by the Expansion Facility. It is the understanding of the Parties that the energy and Firm Capacity produced by the Expansion Facility shall be fully dispatchable.

DoH - The State of Hawaii Department of Health.

Dollars - The lawful currency of the United States of America.

EAF (Equivalent Availability Factor) – Shall have the definition in Attachment C-1.

EFOR (Equivalent Forced Outage Rate) – Shall have the definition in Attachment C-1.

EMS (Energy Management System) - The real-time, computer-based control system, or any successor thereto, used by the Company to manage the supply and delivery of electrical energy to its ratepayers. The EMS provides the interfaces for the System Operator to perform real-time monitoring and control of the HELCO power system, and includes monitoring and control of the Facility as prescribed in this agreement.

Energy Charge - The amount to be paid by the Company to the Seller pursuant to Section 5.1C of this Agreement for the energy delivered to the Company’s System from the Expansion Facility as measured at the Metering Point.

Energy Cost Adjustment Clause - The Company’s cost recovery mechanism for fuel and purchased energy costs approved by the PUC in conformance with the Hawaii Administrative Rules §6-60-6 whereby

ARTICLE 1

the base electric energy rates charged to retail customers are adjusted to account for fluctuations in the costs of fuel and purchased energy, or such successor provision that may be established from time to time.

Environmental Credits - Any environmental credit, offset, or other benefit associated with the Expansion Facility and its output allocated, assigned or otherwise awarded by any governmental or international agency to the Company or the Seller based in whole or in part on the fact that the Facility and/or any part of the Facility is a non-fossil fuel facility.  Such Environmental Credits shall include, but not be limited to, emissions credits, including credits triggered because such facility does not produce carbon dioxide when generating electric energy, or any renewable energy credit, but in all cases shall not mean any existing and future tax credits (however those tax credits may be styled including, without limitation, energy, production, investment and other such tax credits or tax abatements), including any cash grants in lieu of tax credits.

Equivalent Forced Derated Hours (“EFDH”) - Shall have the definition in Attachment C-1.

Equivalent Planned Derated Hours (“EPDH”) - Shall have the definition in Attachment C-1.

Equivalent Unplanned Derated Hours (“EUDH”) - Shall have the definition in Attachment C-1.

Event of Default - An event or occurrence specified in Section 8.1A (Default by the Seller) or Section 8.1B (Default by the Company).

Execution Date - The date referred to in the first paragraph of the first page of this Agreement.

Existing Facility – The Seller’s existing geothermal electric generating plant as more fully described in Appendix A of the Fourth Amendment.  The equipment from the Existing Facility will be used to provide up to (but not to exceed) thirty (30) MW of the thirty-eight (38) MW capacity to be provided from the Existing Facility and the Expansion Facility.

Expansion Facility - The Seller’s electric generating facility and the Seller’s interconnection facilities as more fully described in Attachments A-1, A-2 and A-3.

Facility – The Existing Facility and Expansion Facility are collectively referred to as the Facility.

ARTICLE 1

Final Non-appealable Order from the PUC – Shall have the meaning set forth in Section 25.14B (PUC Approval) of this Agreement.

Firm Capacity - The amount of capacity which the Seller declares for the Facility in accordance with Section 3.2C(12) and Article 5 in accordance with the procedures set forth in Attachment D (Acceptance and Capacity Testing Procedures).  The Firm Capacity shall be equal to the lesser of the Net Maximum Capacity or the Committed Capacity.

Firm Capacity Surcharge – The cost recovery mechanism established by Hawaii Revised Statutes §269-27.2 that allows the Company to recover certain purchased power costs for nonfossil fuel generated electricity.

Firm Obligation - A commitment to supply electric energy or to make capacity available at any time specified during the period covered by the commitment.

Force Majeure - Shall have the meaning in Section 17.1 (Force Majeure, Definition).

Forced Outage - An unplanned generating unit or well shutdown or line outage caused by factors such as automatic or programmed protective trips and operator-initiated trips due to equipment malfunction either within the Expansion Facility or the Company’s System.

Forced Outage Hours (FOH) - Shall have the definition in Attachment C-1.

Fourth Amendment - The Performance Agreement and Fourth Amendment to the Purchase Power Contract Dated March 24, 1986 As Amended, made as of February 12, 1996, by the Parties.

GDPIPD (Gross Domestic Product Implicit Price Deflator) - The value shown in the United States Department of Commerce, Bureau of Economic Analysis’ publication entitled “Survey of Current Business” for the percentage change in prices over each quarter of the year associated with the Gross Domestic Product for the immediately preceding quarter, or, a successor publication or index.

General Manager - The person appointed by the Seller to act as the principal on-site person who is responsible for the Facility.

Good Engineering and Operating Practices - The practices, methods and acts engaged in or approved by a significant portion of the electric utility industry for similarly situated U.S. facilities, considering the Company’s isolated island setting and

ARTICLE 1

other characteristics, that at a particular time, in the exercise of reasonable judgment in light of the facts known or that reasonably should be known at the time a decision is made, would be expected to accomplish the desired result in a manner consistent with law, regulation, reliability, safety, and expedition. With respect to the Facility, Good Engineering and Operating Practices include, but are not limited to, taking reasonable steps to ensure that:

1.         Adequate materials, resources and supplies, including geothermal resource, are available to meet the Facility’s needs under normal conditions and reasonably anticipated abnormal conditions.

2.         Sufficient operating personnel are available and are adequately experienced and trained to operate the Facility properly, efficiently and within manufacturer’s guidelines and specifications and are capable of responding to emergency conditions.

3.         Preventive, predictive, routine and non-routine maintenance and repairs are performed on a basis that ensures reliable, long-term and safe operation, and are performed by knowledgeable, trained and experienced personnel utilizing proper equipment, tools, and procedures.

4.         Appropriate monitoring and testing is done to ensure that equipment is functioning as designed and to provide assurance that equipment will function properly under both normal and emergency conditions.

5.         Facility design and operation meets the Firm Obligation under natural conditions reasonably anticipated to occur during the life of this Agreement including consideration of probable seismic events, tropical storms, hurricanes, and volcanic eruptions.

6.         Equipment is operated in a manner safe to workers, the general public and the environment and with regard to defined limitations such as steam pressure, temperature, moisture content, chemical content, quality of make-up water, operating voltage, current, frequency, rotational speed, polarity, synchronization, control system limits, etc.

Hawaiian Electric Industries, Inc. - The holding company incorporated in 1983 under the laws of Hawaii and having Hawaii Electric Light Company, Inc., and other companies as its subsidiaries.

Independent Engineering Assessment - The determination by a Qualified Independent Engineering Company made pursuant to Section 3.3D(1).

ARTICLE 1

Interconnection Facilities – The equipment and devices required to permit the Expansion Facility to operate in parallel with and deliver electric energy to the Company’s system, including, but not limited to, the equipment described in Attachments A-1, A-2 and A-3 and Table A-1.

kVAr - Kilovar(s).

kVArh - Kilovarhour(s).

kW - Kilowatt(s).

kWh - Kilowatthour(s).

Laws – Shall have the meaning set forth in Section 3.2I (Compliance with Laws).

Liquidated Damages - Shall have the meaning set forth in Section 9.1 (Liquidated Damages).

Major Equipment Overhaul - Organic turbine overhaul or replacement or other major scheduled maintenance conducted (i) in accordance with the equipment manufacturer’s recommendations or (ii) otherwise in the judgment of the Seller in accordance with Good Engineering and Operating Practices.

Metering Point(s) - The physical point(s) located on the high voltage side of the step up transformer(s), as depicted in Attachment A-1 at which the Company’s metering is connected to the Expansion Facility for the purpose of measuring the output of the Expansion Facility in kilowatts, kilowatthours, kilovars, and kilovarhours.  The metering points for the Existing Facility shall be relocated to the high voltage side of the step up transformers. The Expansion Facility and the Existing Facility will be totalized separately.

Milestone Dates - The dates in Attachment B for completion of certain critical path activities.

Milestone Events - The events described in Attachment B.

Minimum Purchase Requirement – The requirement described in Section 5.1E.

Monthly Invoice - The monthly billing document described in Section 6.1 (Monthly Invoice).

MVAr - Megavar(s).

MW - Megawatt(s).

ARTICLE 1

MWh - Megawatthour(s).

NERC GADS (North American Electric Reliability Council Generating Availability Data System) - The data collection system called “Generating Availability Data System” which is utilized by the North American Electric Reliability Corporation, an international, independent, self-regulatory, not-for-profit organization, whose mission is to ensure the reliability of the bulk power system in North America.  For purposes of this Agreement, the version of NERC GADS Reporting Instructions dated January 2010 shall be used whenever reference is made to NERC GADS and terms pertaining to generator availability within this Agreement, except as such term(s) may be applied or modified in application for purposes of this Agreement as set forth in Attachment C-1.  In the event that the definition of a term contained in Attachment C-1 is inconsistent with the definition of the term under NERC GADS, the definition or application contained in Attachment C-1 shall control.

Net Electric Energy Output - For any period of time, the total electric energy output of the Facility in kWh (net of auxiliaries and transformer losses) as measured at the Metering Point of the Facility.

Net Maximum Capacity - The maximum capacity the Facility (i.e. Existing Facility and Expansion Facility) can sustain over a specified period of time when not restricted by seasonal or other deratings less capacity utilized for the Facility’s station service or auxiliaries and less transformer losses, as measured at the Metering Point of the Facility.  The Net Maximum Capacity of the Facility shall not exceed thirty-eight (38) MW.  With respect to the Expansion Facility, Net Maximum Capacity of the Expansion Facility is the maximum capacity the Expansion Facility can sustain over a specified period of time when not restricted by seasonal or other deratings less capacity utilized for the Expansion Facility’s station service or auxiliaries and less transformer losses, as measured at the Metering Point of the Expansion Facility.  The Net Maximum Capacity of the Expansion Facility shall not exceed eight (8) MW.

Off-Peak Hours – The hours between 9:00 p.m. on one Day and 7:00 a.m. on the following Day.

On-Peak Hours – The hours between 7:00 a.m. and 9:00 p.m. daily.

Party – Each of the Seller or the Company.

Parties – The Seller and the Company, collectively.

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Period Hours (PH) - Shall have the definition in Attachment C-1.

Point of Interconnection – The physical point referenced in Section 3.2(C)(4) (Real Power Delivery) of this Agreement and depicted on Attachment A-1 at which the conductors owned by the Company meet the conductors owned by the Seller and the ownership of the Net Electric Energy Output of the Facility transfers from the Seller to the Company.

PUC - The Public Utilities Commission of the State of Hawaii.

PUC Approval Date – Shall have the meaning set forth in Section 25.14(E) (PUC Approval).

PUC Approval Order - Shall have the meaning set forth in Section 25.14(A) (PUC Approval).

PUC Submittal Date - The date of submittal of the Company’s complete application or motion for approval of this Agreement pursuant to Section 25.14 (PUC Approval).

PURPA - Public Utility Regulatory Policies Act of 1978 (P.L. 95-617) as amended from time to time and as applied in Hawaii by the PUC.

Purchased Power Adjustment Clause – The Purchased Power Adjustment Clause proposed by the Company in Docket No. 2009-0164, provided that said clause has been approved by the PUC as proposed by the Company or as modified and provided that the Company is allowed to recover the additional purchased power costs (including the costs incurred as a result of the Capacity Charge and Energy Charge) incurred by the Company pursuant to this Agreement through said clause as approved by the PUC.

QF (Qualifying Facility) - A facility that meets the criteria established under PURPA and 18 CFR Part 292, and Title 6, Chapter 74 of the Hawaii Administrative Rules.

QLPU (Quick Load Pick Up) - The ability of a generating unit to pick up and sustain a stated percentage of its spinning reserve within a given number of seconds, where spinning reserve is the difference between the load currently carried on the Facility while synchronized and on-line and the Facility’s Net Maximum Capacity, both measured at the same instant in time.

Qualified Independent Engineering Company/Companies - Any company listed on the Qualified Independent Engineering Companies List, as such list is amended from time to time.

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Qualified Independent Engineering Companies List - The list of Qualified Independent Engineering Companies attached hereto as Attachment H and created and modified from time to time pursuant to Section 3.3D(2) (Qualified Independent Engineering Companies).

Service Hours (SH) - Shall have the definition in Attachment C-1.

Site - The contiguous piece of real property upon which the electric operation and related portions of the Expansion Facility are located, as further described in Section 2.1(C) (Site).

Substation - The assemblage of equipment that switches and/or changes or regulates the voltage of electricity delivered to the Company’s System from the Expansion Facility as indicated in Attachment A-1.

System Operator - The individuals designated by job position(s) as a Company representative to act on behalf of the Company on all issues regarding the daily dispatch of all generation being supplied to the Company’s System.

Term - The term of this Agreement as defined in Section 2.6 (Term).

Unit Trips - The sudden and immediate removal of eight (8) MW or more of exported power from the Expansion Facility as a result of immediate mechanical/electrical/hydraulic control system trips or operator initiated action which causes a similar immediate removal from service or rapid and immediate reduction in power delivery not under control of the Company.  Unit Trips shall not include: trips caused or initiated by the Company other than pursuant to Section 4.1 (Initiation by the Company) in circumstances described in Section 4.1A (Expansion Facility Problems).

Waiver Agreement – Shall have the meaning set forth in Section 2.2B(3) (Effect of Delay or Denial of PUC Approval).

Waiver Agreement Date - Shall have the meaning set forth in Section 2.2B(3) (Effect of Delay or Denial of PUC Approval).

60-Month Schedule - Shall have the meaning set forth in Section 3.2C(13) (Schedule of Outages).

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ARTICLE 2 - SCOPE OF AGREEMENT

2.1                            General Description

A.         Basic Concept

The Seller operates the Existing Facility to provide the Company with thirty (30) MW of energy under the Current PPA.  The Seller will design, construct, permit, own, operate and maintain the Expansion Facility at the Site to provide an additional eight (8) MW of energy to the Company under this Agreement.  The Seller will also use the Expansion Facility to partially supplement some of the Seller’s obligations under the Current PPA as well as meet certain operational requirements and dispatch rights from the Seller to the Company.  During the Term, the Committed Capacity from that Expansion Facility will be sold to the Company under the Company Dispatch for use in the Company’s System.  The Expansion Facility shall be designed, constructed, permitted, operated and maintained by the Seller so that it will be available by the Commercial Operation Date Deadline and thereafter meet its Firm Obligation to be available for service within the parameters set forth herein.  In addition, the Existing Facility shall be modified to meet certain operational requirements and dispatch rights from the Seller to the Company.

B.          Expansion Facility and Existing Facility Specifications

The Expansion Facility shall be designed and constructed in accordance with Good Engineering and Operating Practices.  The Seller shall design, construct, and operate the Expansion Facility in such manner to take into account reasonably anticipated conditions of nature including, without limitation, consideration of probable seismic events, tropical storms, hurricanes, and volcanic eruptions, during the Term in order to meet its Firm Obligation.  It is the intention of the Parties that the Facility shall be on-line and available whenever conditions are such that any of HELCO’s baseload units would have been on-line and available consistent with Good Engineering and Operating Practices, to the greatest extent reasonably practicable within the then existing circumstances and conditions of operation and taking into account the Seller’s determination of whether the continued operation of the Facility (i) is likely to endanger the safety of persons and/or property, or (ii) is likely to endanger the integrity of the Facility. The description of the Expansion Facility is attached to this Agreement as Attachment A-2.  The single-line diagrams in Attachment A-1 identifies the Point of Interconnection of the Expansion Facility to the Company’s System. Attachment A-2 includes all facilities required for Geothermal Resource usage, waste collection, and interim and final waste disposal, a condenser, and any other facilities necessary for proper operation of the Expansion Facility, except

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as herein provided.  Attachment A-4 includes the modifications to the Facility (both Existing Facility and Expansion Facility, as the case may be) required under this Agreement.

C.         Site

The Site for the Expansion Facility is in the vicinity of Pu’u Honualua, Kapoho, Hawaii, County of Hawaii (T.M.K 1-4-01:02 & 1-4-01:19) and is shown in Attachment F.

D.         Electric Specifications

Power supplied by the Seller hereunder shall be in the form of three-phase, 60 Hertz alternating current, at a nominal operating voltage of 69,000 volts (69 kV) and power factor dispatchable in the range of 0.85 lagging to 0.90 leading as measured at the Metering Point to maintain system operating parameters as specified by the Company. Power supplied by the Seller shall also meet the standards in Section 3.2C (Delivery of Power to the Company). The Expansion Facility shall operate continuously except during scheduled maintenance outages, Forced Outages, and outages pursuant to Article 4 (Suspension or Reduction of Deliveries).

E.           Geothermal Resource

The Seller will provide for a continuous reliable geothermal resource and reinjection facilities necessary to operate the Expansion Facility.

2.2                            Effective Date/Regulatory Approval

A.         Effective Date/Extent of Obligations Pending PUC Approval

This Agreement shall become effective on the Execution Date, and, unless terminated in accordance with this Agreement, shall remain in full force and effect through December 31, 2027, provided, that, notwithstanding anything to the contrary in this Agreement, prior to the PUC Approval Date (i) in no event shall the Seller be obligated to sell capacity and energy to the Company, or have any other obligations to the Company other than those set forth in Sections 2.2 (Effective Date/Extent of Obligations Pending PUC Approval), 2.3A (the Company Conditions Precedent), 3.2A(l) (Rights and Obligations of the Seller, Design and Construction of Expansion Facility, General) (only as to obligations with respect to design and acquiring land rights), (2) (Milestone Dates), (4) (Permits and Licenses) and (5) (Review of Facilities)), Articles 13 (Indemnification), 15 (Insurance), 16 (Dispute Resolution), 17 (Force Majeure), 19 (Assignment), 25 (Miscellaneous), and Attachment A-3 (Interconnection Facilities Owned by the Company); and (ii) in no event shall the Company be obligated to purchase capacity and/or

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energy from the Seller or make any payments provided for herein to the Seller or have any other obligations to the Seller other than those set forth in Sections 2.2 (Effective Date/Extent of Obligations Pending PUC Approval), 3.2A(4) (Rights and Obligations of the Seller, Design and Construction of Expansion Facility and Existing Facility Modifications, Permits and Licenses) and Articles 13 (Indemnification), 16 (Dispute Resolution), 17 (Force Majeure), 19 (Assignment), 21 (Sale of Facility by Seller), 24 (Reimbursement of Certain Company Administrative Costs), 25 (Miscellaneous), and Attachment A-3 (Interconnection Facilities Owned by the Company).

B.          Effect of Delay or Denial of PUC Approval

(1)        If, despite the commercially reasonable efforts of the Parties, the PUC Approval Order is not obtained within twelve (12) months of the PUC Submittal Date, the Company or the Seller may, by written notice delivered within thirty (30) Days of such date, terminate this Agreement; provided, however, that, notwithstanding delivery of such notice, the date specified above may be extended by a subsequent written agreement.  During the period until twelve (12) months following the PUC Submittal Date, and any period of extension, the Seller and the Company shall be each obligated to continue performance of their obligations under this Agreement which are by their terms applicable prior to the PUC Approval Date.  If neither Party elects to terminate within the time frame stated above, this Agreement shall continue in full force and effect, subject to the other provisions of this Article 2.

(2)        In the event the PUC Approval Order is obtained within twelve (12) months of the PUC Submittal Date but the PUC Approval Order is appealed, and a Final Non-appealable Order from the PUC is not obtained within eighteen (18) months of the PUC Submittal Date, or within such longer period as the Company and the Seller may agree to by a subsequent written agreement, the Company or the Seller may, by written notice delivered within thirty (30) Days of such applicable date, terminate this Agreement.  If the Agreement is declared null and void as provided herein, the Parties shall thereafter be free of all obligations hereunder and shall pursue no further remedies against one another, except as provided in Article 13 (Indemnification) and Section 2.2C (Obligations of Parties Upon Termination) hereof.  However, if the Seller had requested the Company to incur costs associated with the Company-owned Interconnection Facilities prior to receipt of a satisfactory PUC Approval Order, or, if there is an appeal, a Final Non-appealable Order from the PUC, the Seller shall pay the Company the actual costs and cost obligations incurred by the Company as of the date the Agreement is terminated for the Company-owned Interconnection Facilities and any reasonable costs incurred thereafter.

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(3)        If the PUC Approval Order is appealed, the Parties shall meet within six (6) months of the date that the PUC Approval Order was filed by the Commission and decide whether to waive the requirement of obtaining a Final Non-appealable Order from the PUC that meets the criteria set forth in Section 25.14 (PUC Approval) of this Agreement.  Neither Party shall be required to agree to such a waiver.  If the Parties agree in writing to such a waiver (“Waiver Agreement”), the Seller agrees that it shall proceed with its performance solely at its own risk. Furthermore, if the Parties conclude a Waiver Agreement, the provisions of the Agreement that would otherwise become effective upon obtaining a satisfactory Final Non-appealable Order from the PUC shall become effective as of the date of the Waiver Agreement (the “Waiver Agreement Date”).

C.         Obligations of Parties Upon Termination

If pursuant to Section 2.2B (Effect of Delay or Denial of PUC Approval), a Party exercises its right to terminate, this Agreement shall be terminated and null and void and the Parties shall be free of all obligations hereunder, other than as provided under Article 13 (Indemnification), except that if the Seller exercises its right to terminate, then the Seller shall reimburse the Company for its reasonable, documented out-of-pocket costs as provided in Section 2.2.B(2) above.

2.3                            The Company Conditions Precedent

A.         The Company Conditions Precedent

The Company’s obligation to purchase energy and/or capacity from the Seller pursuant to this Agreement, and any and all obligations of the Company which are ancillary to that purchase, including, without limitation, the Company’s obligations under Articles 4 (Suspension or Reduction of Deliveries), 5 (Rates for Purchase) and 6 (Billing and Payment) and Sections 3.1 (Rights and Obligations of Both Parties), 3.2E (Metering, Generator Remote Control, Data Acquisition/Communications), and 3.3A (Dispatch of Expansion Facility Power), are contingent upon the following Conditions Precedent:

(1)        Following the Execution Date - Within sixty (60) Days after the PUC Submittal Date, the Seller shall submit to the Company the available design materials listed in “Attachment O” as applicable and other evidence, reasonably demonstrating to the Company’s satisfaction that the Expansion Facility, if constructed, operated and maintained pursuant to such design materials and in accordance with Good Engineering and Operating Practices, can be reasonably expected to have a useful life at least equal to the Term.

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(2)       Following the PUC Approval Date - Within seven (7) Days after the PUC Approval Date, the Seller shall furnish to the Company a certificate executed by a duly authorized officer of the Seller (i) certifying that the Seller has obtained all then-required permits, consents, licenses, approvals and other governmental authorizations needed to commence construction of the Expansion Facility, (ii) certifying that the Seller has the right to locate the Expansion Facility at the Site for the Term, (iii) listing all major contracts that the Seller has entered into, or intends to enter into, for the  design, construction, operation, and maintenance of the Expansion Facility, and (iv) listing the insurance that the Seller has obtained covering the Expansion Facility.

(3)       On or Before Commercial Operation Date - On or before the Commercial Operation Date, which in no event shall be later than the Commercial Operation Date Deadline, the Seller shall furnish to the Company the following which shall update the information provided by the Seller to the Company pursuant to Section 2.3A(2):

(a)        Copies of any and all then-required insurance policies (or binders as appropriate) required from the Seller pursuant to Article 15 to be in effect prior to operation of the Expansion Facility; and

(b)        A certificate executed by a duly authorized officer of the Seller certifying that (A) the Seller has obtained all then-required permits, consents, licenses, approvals and other governmental authorizations needed to construct and operate the Expansion Facility throughout the Term, or, if one or more such permits, consents, licenses, approvals or authorizations is not available at that time for the full Term, for such lesser period as is available; and (B) construction of the Expansion Facility is substantially complete, the Expansion Facility has been constructed substantially in compliance with the terms of this Agreement and the information submitted pursuant to Section 2.3A(1), and all operational testing has been satisfactorily accomplished and the Expansion Facility is ready to begin producing power on a commercial basis under the terms and conditions of this Agreement.

(4)       After the Commercial Operation Date - Not later than sixty (60) Days after the Commercial Operation Date, the Seller shall submit to the Company a certificate executed by a duly authorized officer of the Seller (i) declaring whether the Seller considers that it has complied with the submission requirements of Section 2.3A(l), (2) and (3), (ii) identifying with particularity the submissions on which such declaration relies, (iii) certifying that such submissions are true and correct in all material respects and in no way materially misleading, (iv) certifying that the Seller has obtained all the required permits, and (v) certifying that construction of the Expansion Facility is complete, the Expansion

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Facility has been constructed in compliance with the terms and conditions of this Agreement and the information submitted pursuant to Section 2.3A(1).  Within thirty (30) Days of receiving the Seller’s certificate pursuant to this Section 2.3A(4), the Company shall provide the Seller with either a written statement that the Seller has satisfied the submissions requirements of Section 2.3A(1), (2) (3) and (4), or a written statement setting forth the requirements that the Company believes have not been met by the Seller, in which case the Seller must comply substantially with such requirements set forth in the Company’s statement within thirty (30) Days of receiving the Company’s statement.

(5)       Other Reports - The Seller shall also provide to the Company written notice of the reporting events listed in Attachment B - Milestone Events to this Agreement. Such notice shall be provided within twenty (20) days of the occurrence of the event.

B.          Failure to Meet Reporting Deadlines

(1)       If the Seller misses any of the submission deadlines in Section 2.3A(1), (2), and (3), the Seller shall, within ten (10) Business Days of such missed submission deadline, provide the Company a remedial action plan which shall set forth a detailed description of the Seller’s course of action and plan to provide the Company with the required submission and to meet all subsequent submission deadlines and the Commercial Operation Date Deadline, provided that delivery of any remedial action plan shall not relieve the Seller of its obligation to meet any subsequent submission deadlines and the Commercial Operational Date Deadline.  Unless and until the Seller complies with the Company’s requirements for satisfying the Company Conditions Precedent in Section 2.3A(1), (2), and (3), the Seller shall not be deemed to have achieved the Commercial Operation Date.

(2)       The Company may declare an Event of Default pursuant to Section 8.lA(15) with respect to any failure of the Seller to comply with the requirements of Section 2.3A, if such failure, or any of its submissions or certifications to the Company under Section 2.3A with respect to such failure, were materially incomplete, inaccurate or misleading.

2.4                            Failure to Meet Milestone Dates and Commercial Operation Date Deadline

A.         Failure to Meet Milestone Dates

If the Seller fails to achieve any Milestone Event by its Milestone Date as set forth in Attachment B, the Seller shall within thirty (30) Days thereafter submit for the Company’s review a detailed plan which describes (i) the reasons why such Milestone Event was not achieved, (ii) the Seller’s proposed measures for achieving such

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Milestone Event as soon as practicable thereafter, and (iii) the Seller’s proposed measures for meeting the Commercial Operation Date Deadline.  If the Company, in its sole discretion, agrees with the Seller’s proposed measures for achieving such Milestone Event and for meeting the Commercial Operation Date Deadline, it shall specify the extended period in which the Seller is to achieve the Milestone Event.  Until such Milestone Event is met, the Seller shall provide the Company with monthly progress reports as to the status of the Seller’s efforts to achieve such Milestone Event.  Unless and until the Seller substantially completes each Milestone Event to the reasonable satisfaction of the Company, the Seller shall not be deemed to have achieved the Commercial Operation Date.

B.          Failure to Meet Commercial Operation Date Deadline

(1)        The Seller shall achieve the Commercial Operation Date no later than the Commercial Operation Date Deadline.  If the Seller fails to achieve the Commercial Operation Date by the Commercial Operation Date Deadline, the Seller shall have the following grace periods within which to achieve the Commercial Operation Date:

(a)        except as set forth in subclause (c) below, if the failure to achieve the Commercial Operation Date by the Commercial Operation Date Deadline is not the result of Force Majeure, the Seller shall be entitled to a grace period following the Commercial Operation Date Deadline equal to the lesser of ninety (90) Days or the number of Days reasonably necessary to cure the failure in question if such cure were to be implemented promptly and pursued with reasonable diligence; or

(b)        except as set forth in subclause (c) below, if the failure to achieve the Commercial Operation Date is the result of Force Majeure, and if and so long as the conditions set forth in Section 17.2 are satisfied, the Seller shall be entitled to a grace period following the Commercial Operation Date Deadline equal to the lesser of 360 Days or the duration of the Force Majeure; or

(c)        if the failure to achieve the Commercial Operation Date by the Commercial Operation Date Deadline is caused by the actions or inactions of the Company or an applicable regulatory body, the Seller shall be entitled to a grace period following the Commercial Operation Date Deadline equal to the number of Days reasonably necessary to cure the failure in question.

(2)        If the Seller fails to achieve the Commercial Operation Date by the Commercial Operation Date Deadline or has reasonable grounds for concluding that it is unlikely to achieve that objective:

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(a)        If such failure or anticipated failure is not the result of Force Majeure, the Seller shall:

(i) promptly give the Company written notice of such failure or anticipated failure in writing;

(ii) expeditiously provide the Company with a written explanation of the reason for such failure or anticipated failure; and

(iii) provide the Company with written weekly progress reports describing the actions taken to achieve the Commercial Operation Date and the estimated time frame for completion of such actions.

(b)        If such failure or anticipated failure is the result of Force Majeure, the Seller shall, without limitation to the generality of Article 17, provide the notice, explanation and weekly progress reports required under clauses (1) and (3), respectively, of Section 17.2A.

(3)        If the Commercial Operation Date has not been achieved prior to the end of whichever of the two (2) Section 2.4B(1) grace periods is applicable, the Company has the right to terminate this Agreement.

2.5       No Waiver

A.        Except as otherwise provided herein, failure by either Party to invoke its rights under Sections 2.3 or 2.4A with respect to any particular Condition Precedent or Milestone Event shall in no way diminish such Party’s rights upon the failure of the Seller to achieve any subsequent Condition Precedent prior to its applicable deadline or any subsequent Milestone Event prior to its applicable Milestone Date.

B.         Notwithstanding any other provision hereof, a Party’s failure to declare an Event of Default during the time periods provided for in this Agreement shall not constitute a waiver if such failure is the direct or indirect result of the other Party’s misstatement of a material fact or the other Party’s omission of a material fact which is necessary to make any representation, warranty, certification, guarantee or statement made (or notice delivered) by the other Party to the Party in connection with this Agreement (whether in writing or otherwise) not misleading.

2.6       Term

A.        The Term shall commence on the Execution Date and shall terminate on December 31, 2027, provided that the Parties may agree

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not more than ninety (90) Days prior to December 31, 2027, that the Term shall continue in effect thereafter until terminated by either Party at any time after the end of the initial Term upon not less than ninety (90) Days advance written notice to the other Party.  The Energy Charge and the Capacity Charge in effect at the end of the initial Term shall remain in effect thereafter until this Agreement is terminated as provided in the previous sentence.

B.         Upon expiration of the Term and any extensions thereof, the Parties shall no longer be bound by the terms and conditions of this Agreement, except to the extent necessary to enforce the rights and obligations of the Parties arising under this Agreement before the end of the Term.  However, should the original Term end with the Parties actively negotiating for the purchase of the Facility or the capacity and/or Net Electric Energy Output of the Facility, then such Term shall be automatically extended on a month-to-month basis under the same terms and conditions as contained in this Agreement for so long as said negotiations continue in good faith.  The month-to-month Term extensions shall end sixty (60) Days after either Party notifies the other in writing that said negotiations have terminated.

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ARTICLE 3 - SPECIFIC RIGHTS AND OBLIGATIONS OF THE PARTIES

3.1       Rights and Obligations of Both Parties

A.  Sale and Purchase of Power

The Seller shall through its Firm Obligation produce, supply and sell to the Company, and the Company shall take from the Seller and pay for, the Firm Capacity and Net Electric Energy Output as determined hereunder under the terms and conditions established in this Agreement, all under Company Dispatch.

B.   Protection of Facilities

Each Party shall be responsible for protecting its own facilities from possible damage by reason of electrical disturbances or faults caused by the operation, faulty operation or non-operation of the other Party’s facilities, and such other Party shall not be liable for any such damage so caused.

C.  Good Engineering and Operating Practices

The Company and the Seller and all their employees, agents, assigns and contractors shall act in accordance with Good Engineering and Operating Practices in carrying out all actions and/or obligations under this Agreement.

D.  Interconnection Facilities

(1)        Subject to the terms and conditions included in Attachment A-3, the Company agrees to furnish, install (or may allow the Seller to install in whole or in part), own, operate and maintain such Interconnection Facilities on the Company’s side of the Point of Interconnection with the Expansion Facility as required to accept energy from the Expansion Facility and for parallel operation of the Expansion Facility with the Company’s System as more fully described in Attachment A-3, all at the Seller’s expense.  All such Interconnection Facilities shall be the property of the Company.  Where any of the Company-owned Interconnection Facilities are to be located on the site of the Expansion Facility, the Seller shall provide, at no expense to the Company, a location and access acceptable to the Company for all such facilities.

(2)        The Seller shall pay for all engineering, procurement, installation, equipment testing, and maintenance costs for conductors, relays, communications, telemetering, remote control equipment, energy management system interfaces, meters, breakers, buses, and the other related equipment necessary for the Company to interconnect with the Expansion Facility. The interconnection

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facilities are described in more detail in Attachment A-1 (DIAGRAM OF INTERCONNECTION), Attachment A-2 (DESCRIPTION OF EXPANSION FACILITY), and Attachment A-3 (INTERCONNECTION FACILITIES OWNED BY THE COMPANY).

(3)        Parallel Operation:  The Company agrees to allow the Seller to interconnect and operate in parallel with the Company’s System provided that such interconnection and operation shall not:  a) adversely affect the Company’s property or the operations of its customers and customer’s property; b) present safety hazards to the Company’s System, property or employees or the Company’s customers or the customers’ property or employees; or c) otherwise fail to comply with this Agreement.  Such parallel operation shall be contingent upon the satisfactory completion, as determined solely by the Company, of the Acceptance Test.

3.2       Rights and Obligations of the Seller

A.    Design and Construction of Expansion Facility and Existing Facility Modifications

(1)        General

The Seller shall furnish all financial resources, labor, tools, materials, equipment, transportation, supervision, and other goods and services necessary to completely design and build the Expansion Facility and modifications to the Existing Facility to fulfill the requirements of this Agreement.  The Seller shall also be responsible for acquiring any and all necessary land rights for the Expansion Facility and modifications to the Existing Facility as well as for geothermal resource handling and waste disposal infrastructures.  The design and construction of the Expansion Facility and modifications to the Existing Facility as well as the acquisition of other necessary infrastructures shall take place using Good Engineering and Operating Practices.  The Expansion Facility and modifications to the Existing Facility design and specifications must conform to the Company’s electrical specifications and standards and shall consider the requirements necessary, in the design of the operating parameters, to enable continued power delivery through power system disturbances, such as system faults and transient conditions cleared by primary or secondary fault clearing and off-normal frequency and voltage conditions as identified in Section 3.2C, except conditions which isolate the Facility from the Company power system.  It is the intent and expectation of the Parties that the Expansion Facility and modifications to the Existing Facility have a plant life equal to at least the Term.  To the extent practicable, and consistent with Good Engineering and Operating Practices, all new equipment shall be designed and constructed by the Seller in a manner consistent with that objective and this Agreement.

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(2)        Milestone Dates

Due to the critical nature of the Company’s energy needs, the attainment of all Milestone Events, on or prior to applicable Milestone Dates established as of the date of this Agreement and specified in Attachment B, as extended due to Force Majeure or as otherwise provided, is essential.  Unless a Milestone Date is extended as provided in Section 2.4A (Failure to Meet Milestone Dates), a failure to achieve a Milestone Event by its Milestone Date shall be treated in accordance with the provisions of Section 2.4A.

(3)        Commercial Operation Date Deadline

The Commercial Operation Date shall occur (i) no earlier than the PUC Approval Date described in Section 25.14 (PUC Approval), and (ii) no later than the later of December 30, 2011 or PUC Approval Date.  A failure to achieve the Commercial Operation Date within the time specified in Section 8.1A(1) (Events of Default, Default by the Seller) shall be treated in accordance with the provisions of Section 2.4B (Failure to Meet Commercial Operation Date Deadline) applicable to such failure.

(4)        Permits and Licenses

The Seller shall assume full responsibility for the acquisition and continuous maintenance of all permits and licenses (including without limitation those permits listed in Attachment Q (Seller’s Permits)) required for the construction and operation of the Expansion Facility and modifications to the Existing Facility under conditions which allow the Seller to meet the requirements of this Agreement.

All permits and licenses shall be acquired for the full Term; provided, however, if the pertinent governing body does not issue a specific permit for at least a period equal to the Term, the Seller shall obtain the permit for the longest time period generally allowed by law.  All permits shall be obtained and renewed by the Seller in accordance with procedures set by the pertinent governing body.  The Seller must comply with all provisions in operating permits and in applicable state/federal rules and with all site specific requirements imposed by governing bodies.

(5)        Review of Facilities

(a)        The Seller shall make readily available to the Company a complete set of all detailed engineering and as-built drawings relating to the design and construction of the Expansion

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Facility and modifications to the Existing Facility within a reasonable time after such drawings are available but in no event later than seven (7) Business Days following the application for construction permits for the engineering drawings and no later than thirty (30) Days following completed construction for the as-built drawings. Final electrical drawings and relay settings of the Expansion Facility and modifications to the Existing Facility shall be reviewed and stamped by a Hawaii Licensed Professional Engineer – Electrical Branch per the PUC approved Rule 14H, Appendix I. This stamping is also required by the County of Hawaii Building Department in order to obtain an electrical permit.

(b)        The Company shall have an opportunity to (a) review and comment on the design of the Expansion Facility and modifications to the Existing Facility, (b) observe the construction of the Expansion Facility and modifications to the Existing Facility and the equipment to be installed therein and (c) inspect the Expansion Facility and modifications to the Existing Facility and related equipment following the completion of construction and during the course of this Agreement, provided that such activities do not materially interfere with the Seller’s construction or operation of the Expansion Facility and/or modifications to the Existing Facility.

(c)  Unless otherwise agreed to by the Parties, the Company shall, as soon as practicable, but in no event later than thirty (30) Days following provision to it of (i) any design materials or (ii) any opportunity for inspection by it of the construction of the Expansion Facility and/or modifications to the Existing Facility, review and provide comments thereon, and the Seller shall, as soon as practicable, but in no event later than thirty (30) Days after receipt of such comments, respond in writing, either noting agreement and action to be taken or reasons for disagreement.  If the Seller disagrees with the Company, it shall note alternatives it will take to accomplish the same intent, or provide the Company with a reasonable explanation as to why no action is required by Good Engineering and Operating Practices.  If the Company disagrees with the Seller’s position on a matter relating to the interconnection or parallel operation of the Facility with the Company’s System and such matter may a) adversely affect the Company’s property or the operations of its customers and customer’s property; b) present safety hazards to the Company’s System, property or employees or the Company’s customers or the customers’ property or employees; or c) otherwise fail to comply with this Agreement, then a Qualified Independent Engineering Company will be chosen from the Qualified Independent Engineering Companies List and the Qualified Independent Engineering Company will make a recommendation to remedy the situation.  The Seller shall abide by the Qualified Independent Engineering Company’s recommendation.  Both Parties shall equally

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share in the cost for the Independent Engineering Assessment.  However, the Seller shall pay all costs associated with implementing the recommendation.

(d) In no event shall any review, comment or failure to comment by the Company be deemed to be an endorsement, warranty or waiver of any right by the Company.

(e)        In areas of common concern, such as the type and settings of the Seller’s protective relaying equipment, the Seller and the Company shall submit such concerns, designs and settings in order to resolve any issues pertaining thereto.  The Parties shall ensure that the protective relay settings must coordinate with the Company System as the Company, within its sole discretion, designs and operates the Company’s System.  The Company shall have the right to review and make the determination as to whether the protective relay settings coordinate with the Company system. If Company concerns are not resolved, the Facility shall not be allowed to interconnect.

(6)        Facility Protection Equipment

(a)        The Seller shall, at its own cost, furnish, install, operate and maintain internal breakers, relays, switches, synchronizing equipment and other associated protective and control equipment necessary to maintain the standard of reliability, quality and safety of electricity production suitable for parallel operation with the Company’s System as required by this Agreement, including, without limitation, Section 3.2C and Good Engineering and Operating Practices.

(b) The Expansion Facility and modifications to the Existing Facility shall be designed to meet the requirements of this Agreement.  The Seller shall maintain sufficient monitoring and recording equipment as necessary to diagnose cause for loss of power output from the Facility and report the cause as required in Article 4.

(c) The Company shall have the right, but not the obligation, to review and accept the design of all such equipment and protective relay settings as soon as practicable, and in no event later than twenty (20) Days after the receipt of all Construction Permits and shall present any comments relating thereto to the Seller, as soon as practicable and in no event later than sixty (60) Days after receiving such design information.

(d) The Company shall have the right, but not the obligation, to review and accept any proposed future action by the Seller to modify or replace such equipment, or change such settings,

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as soon as practicable, and in no event later than forty-five (45) Days prior to such future action; provided, however, the Company shall present any comments relating thereto to the Seller as soon as practicable, and in no event later than forty-five (45) Days after receiving information relating to such future action.

(e)        The Company shall have the right, but not the obligation, to review, inspect and accept the installation, construction and setting of all such equipment in order to ensure consistency with the design submitted by the Seller for the Company’s review.  If the Company exercises such right, the Company shall inform the Seller as soon as practicable, and in no event later than forty-five (45) Days after such review or inspection, of any problems it believes exist and any recommendations it has for correcting such problems.

(f)         The Company may require periodic reviews of the Facility, maintenance records, available operating procedures and policies, and relay settings, and may request changes that it deems necessary to protect the Company’s System from damages resulting from the Seller’s parallel operation.  If the Company exercises such right, the Company shall inform the Seller as soon as practicable, and in no event later than forty-five (45) Days after such review or inspection, of any problems it believes exist and any recommendations it has for correcting such problems.

(g)        The Company’s inspection and acceptance of the Seller’s equipment and settings shall not be construed as endorsing the design thereof, nor as any warranty of the safety, durability or reliability of said equipment and settings, nor as a waiver of any of the Company’s rights.  In no event shall any failure by the Company to exercise its rights under this Section 3.2A(6) constitute a waiver by the Company of, or otherwise release the Seller from, any other provision of this Agreement.

(h)        The Seller and the Company shall cooperate with each other in good faith in agreeing upon design standards for any equipment or settings referred to in this Section 3.2A(6).

(i) Within a reasonable time after receipt of the Company’s comments referred to in this Section 3.2A(6) or notification by the Company of problems related to the Seller’s obligations under this Section 3.2A(6) but no later than ninety (90) Days after such notification (unless such condition is causing a safety hazard or damage to the Company’s electrical system or the Company’s customer’s facilities, in which event the correction must be promptly made by the Seller), the Seller shall implement the Company’s proposals.  The Seller shall notify the Company when modifications have been completed.  If the Seller does not implement

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changes the Company deems necessary for parallel operation or to protect the Company’s System from damages resulting from the parallel operation of the Seller’s Facility with the Company’s System, the Company may take action including disconnection.

(j)         Notwithstanding the foregoing, the Seller shall utilize relay settings prescribed by the Company, which may be changed over time within the design capability of the equipment as the Company’s electrical system’s requirements change.

(7)        Progress Reports

On the first Day of each month following the Execution Date and continuing until the Commercial Operation Date, the Seller shall provide the Company with monthly progress reports containing a reasonable level of detail on the status of efforts to meet each Milestone Date.  If, during any month, the Seller has reasonable cause to believe that it will be unable to achieve any Milestone Date, it shall so inform the Company as soon as practicable, but no later than the next monthly progress report. At the Company’s request, the Seller shall provide an opportunity for the Company to meet with appropriate personnel of the Seller or its contractors to discuss and assess any such monthly progress report.

(8)        Construction Sequencing

Construction of the Expansion Facility shall be completed without interference or reduction of the Existing Facility’s electrical output, with the exception of critical interconnections which cannot be made unless equipment must be first de-energized, depressurized, drained, cooled or otherwise made safe for construction activities to take place. Any such events will be carefully coordinated with the Company to ensure continuity of service to the Company’s customers.

B.   Operation and Maintenance of Facility

(1)        Standards

(a)        The Seller shall operate the Facility in accordance with Good Engineering and Operating Practices.  Subject to those standards, the Seller shall deliver to the Company the Net Electric Energy Output up to the Available Capacity of the Facility under Company Dispatch and shall use its best efforts to operate the Expansion Facility in a manner that maximizes the overall reliability of the Company’s System.

(b)        The Facility shall not trip for a transient condition in the Company’s System less than thirty-six (36) cycles

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duration, or a resulting trip shall be considered a Unit Trip which shall count towards the number of allowable Unit Trips under Section 3.2D(5) (Unit Trips) and shall count against the Seller’s availability for both the Equivalent Availability Factor and Equivalent Forced Outage Rate.  For example, an electrical fault and subsequent clearing of such a fault shall be considered one transient event.

(2)        Functioning Protective Equipment

The Seller shall operate the Facility with all system protective equipment in service whenever each generator is connected to or is operated in parallel with the Company’s System, except for normal testing purposes in accordance with Good Engineering and Operating Practices.  The Seller shall have qualified personnel test and calibrate all protective equipment at regular intervals not to exceed one (1) calendar year.  A unit functional trip test shall be performed annually on the Expansion Facility in accordance with industry standards.  Following a Major Equipment Overhaul, a functional trip test of the overhauled major equipment shall be performed and shall simulate abnormal trip conditions separately at each primary element that initiates a trip and shall demonstrate that the trip system produces the appropriate equipment response. In no event shall any trip test conducted pursuant to this Section 3.2B(2) constitute a Unit Trip.  If at any time the Company has reason to doubt the integrity of the Facility’s protective equipment and reasonably suspects that such purported loss of integrity would jeopardize the reliability of the Company’s supply of electrical energy to its customers, the Seller shall be required to reasonably demonstrate to the Company’s satisfaction the correct calibration and operation of the equipment in question.  The Seller shall ensure that Facility equipment critical to the continued operation and supply of power, including both auxiliary and primary generating equipment, shall not be tripped due to relay protection triggered solely by off-normal low system voltage or off-normal system frequency conditions (i.e.; protective 27 (undervoltage) and 81 O/U (frequency) relaying shall be set to alarm only).  Facility equipment may trip for protection due to the effects of a system event, providing the design parameters meet the expected performance during over/under voltage and frequency as defined in Section 3.2C.  The Company shall not be liable for any damage to the Seller’s equipment resulting from the failure of the Facility’s protective equipment.

(3)        Personnel and System Safety

The Seller shall provide, at a location approved by the Company, a manual disconnect device which provides a visible break to electrically separate the Expansion Facility from the Company’s System.  Such disconnect device shall be lockable in the

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OPEN position and accessible to the Company personnel at all times. Notwithstanding any other provision of this Agreement, if at any time the Company determines that the continued operation of the Expansion Facility (i) is likely to endanger the safety of persons and/or property, (ii) is likely to endanger the integrity of the Company’s System or (iii) is likely to have an adverse effect on the equipment of the Company’s customers, then in each case (i) through (iii), the Company shall have the right to disconnect the Expansion Facility from the Company’s System, giving as much advance notice to the Seller as is practicable under the given circumstances. If the Expansion Facility is separated from the Company’s System for any reason, under no circumstances shall the Seller reclose into the Company’s System without first obtaining specific approval to do so from the Company’s System Operator which approval shall be granted promptly upon the removal of the cause of the condition in sub-clauses (i) through (iii) above.  The Expansion Facility shall remain disconnected until such time that the condition specified under (i), (ii) or (iii) above has been corrected, and the Company shall not be obligated to accept or pay for any energy which might otherwise have been received from the Expansion Facility during such period. If the Company disconnects the Expansion Facility from the Company’s System, it shall immediately notify the Seller by telephone or hotline and thereafter confirm in writing the reasons for the disconnection. The claim of occurrence of any event pursuant to this Section 3.2B(3) shall be subject to verification by the Seller.  The Seller shall be paid the Capacity Charge regardless of the causes of disconnection. If it is determined that the Company did not have a valid reason for disconnecting the Expansion Facility, the duration of the period of separation will not be counted against EAF or EFOR or for the purpose of calculating any other performance standard.

(4)                              Operating and Maintenance Records

Logs shall be kept by the Seller for information on unit availability, including reasons for planned and Forced Outages, circuit breaker trip operations, relay operations, and notations of abnormal operating conditions and events.  The Seller shall also maintain operational records including target indications, relay reports, and other recorded operational data such as MW, MVAr, and voltages.  Information shall be kept for unit availability including reasons for planned outages and Forced Outages, circuit breaker trip operations, relay operations, including target initiation and other unusual events.  The Company shall have the right to review logs and other operational records such as relay target indications, relay reports, and other recorded operational data.  The Seller will provide the Company with logs and other relevant data through written reports upon Forced Outages, planned outages, forced and planned derations, or Unit Trips, within 10 Days of the event. This shall include the recorded data and available reports generated from data from

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monitoring and recording equipment necessary to diagnose cause for loss of power output from the Facility and report the cause, as required in Section 3.2A(6) (Facility Protection Equipment).  Reports will include the date and time of the occurrence as well as the cause of the Unit Trip, deration, or Forced Outage.  The Company shall have the right to request reasonable additional information if necessary to evaluate the incident. “Attachment M” is an example of a written report.  In addition, Seller shall provide EAF, EFOR, and average Available Capacity calculations each month (with the average Available Capacity calculation calculated (1) on a monthly basis for the Facility, and (2) on an hourly basis during on-peak hours separately for the Existing Facility and the Expansion Facility) showing the underlying calculations and supporting data. The EAF, EFOR and Available Capacity calculations will be provided within three (3) Business Days of the end of the month being reported. The EAF and EFOR calculations will be provided within ten (10) Business Days of the end of the month being reported.  The Company shall have the right to request reasonable additional information if necessary to further evaluate these calculations.

The Company may require periodic reviews of the Seller’s Facility, maintenance records, available operating procedures and policies, and relay settings, and the Seller shall implement changes the Company deems necessary for parallel operation or to protect the Company’s System from damages resulting from the parallel operation of the Seller’s Facility with the Company’s System.

(5)                                   [Reserved].

(6)                                   Major Outages

If the Seller believes that a major outage is required to prevent a Catastrophic Equipment Failure, the Seller shall notify the Company as soon as practicable and the Company shall promptly act, upon the Seller’s request, to approve such outage, which approval shall not be unreasonably withheld, delayed or conditioned.  The determination as to whether or not the outage constitutes a Forced Outage or a maintenance outage will be made in accordance with the NERC GADS Reporting Instructions referenced by this Agreement.

In the event of a Forced Outage or deration, the Seller shall inform the Company of the following: cause of the forced deration or outage, plans to address cause of the forced deration or outage, and anticipated dates and values of capacity increases and restoration(s).  The Seller shall maintain sufficient data recording and monitoring equipment to enable diagnosis and cause of equipment trips, Forced Outages, and derations.

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C.               Delivery of Power to the Company

The Seller shall operate the Facility (both the Existing Facility and Expansion Facility) in the following manner to provide power to the Company in accordance with this Section 3.2C.

(1)                                   Voltage/Reactive Power Requirements

Electricity generated by the Seller shall be delivered to the Company at the Point of Interconnection in the form of 3-phase, 60 Hertz alternating current at a nominal operating voltage of 69 kV. The actual operating voltage will be determined by the Company.

Reactive kVAr requirements will be from 0.90 leading to 0.85 lagging power factor delivered by the Seller to the Company.

The Facility generators must be capable of automatically adjusting reactive control to maintain the bus voltage to meet the target specified by the System Operator. The target will be specified remotely by the System Operator through the EMS.  The generators should not normally operate on a fixed var or fixed power factor setting except during startup or shutdown or if agreed by the Company.

The Facility shall have under-voltage and over-voltage ride through capability.  The Facility shall behave as follows during under-voltage disturbances and over-voltage disturbances (“V” is the voltage of any of the three phases at the Point of Interconnection):

V ≥ 0.80 pu

The Facility remains connected to the Company’s System in continuous operation.

0.75 pu ≤ V < 0.80 pu

The Facility remains connected to the Company’s System and in continuous operation for a minimum of two (2) seconds per event (while “V” remains in this range). The duration of the

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event is measured from the point at which the voltage drops below 0.8 pu and ends when the voltage is at or above .80 pu.

0.00 pu ≤ V < 0.75 pu

The Facility remains connected to the Company’s System and in continuous operation for a minimum of 600 milliseconds (while “V” remains in this range); the duration of the event is measured from the point at which the voltage drops below 0.75 pu. and ends when the voltage is at or above .75 pu.

1.00 pu ≤ V < 1.10 pu

The Facility remains connected to the Company’s System and in continuous operation.

1.10 pu ≤ V < 1.15 pu

The Facility remains connected to the Company’s System and in continuous operation no less than thirty (30) seconds; the duration of the event is measured from the point at which the voltage increases at or above 1.1 pu and ends when voltage is at or below 1.10 pu.

1.15 pu ≤ V

The Facility remains connected to the Company’s System and in continuous operation for as long as possible as allowed by the equipment operational limitations.

•                Protective 27 relaying (undervoltage) will be set to alarm only.

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(2)                                   Frequency Requirements

•                Nominal system frequency is 60 Hz.

•                Droop Characteristic

Expansion Facility and Existing Facility organic cycle units - Each unit speed-droop characteristic shall have a nominal setting of 4 percent (4%) with no intentional deadband.  The Company shall have the right to specify a different setting within the capabilities of the units.  Droop setting shall be for the Existing Facility organic cycle units (total 11 MW [net to HELCO] – 1.22 MW each turbine [net to HELCO]) of the existing units in the Existing Facility.

Existing Facility Steam Turbines - The existing steam turbines (18 MW, 1.8 MW on each of ten (10) turbines) of the Existing Facility will provide an emergency frequency response to high frequency rather than a droop response. The emergency ramp-down will be achieved through steam bypass for the existing ten (10) steam turbines. The automated ramp down for high frequency will be provided by a controller at the Existing Facility based on a settable threshold with settable time delays, a high frequency threshold, and an emergency high frequency threshold.  The initial settings will be 60.5 Hz with a time delay of ten (10) seconds and 62 Hz with no time delay.  When activated, the bypass will result in ramping at the fastest sustainable ramp rate, but in any case no less than two (2) MW per minute. With the bypass feature, the Existing Facility will reduce power output automatically in response to high frequency up to fifty percent (50%) of steam turbine power or about ten (10) MW. Return from the high-frequency ramp is to be initiated after coordination with the Company’s System Operator.

•                Performance during under-frequency and over-frequency events

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Under-frequency:  The Facility is required to remain in continuous operation during and following under-frequency conditions as described below. During these conditions the facility is to remain connected and continue exporting power (with export reflecting the appropriate droop response).  The Facility shall, at a minimum, behave as follows during an under-frequency disturbance (“f” is the system frequency at the Point of Interconnection):

f > 57.0 Hz – The Facility remains connected to the Company’s System and in continuous operation.

56.0 Hz < f < 57.0 Hz – The Facility remains connected to the Company’s System and in continuous operation for at least six (6) seconds per event. The duration of the event is from the point at which the frequency is below 57 Hz and ends when the frequency is at or above 57 Hz.

f < 56.0 Hz  – The Facility remains connected to the Company’s System and in continuous operation for the duration allowed by the equipment operational limitations.

Over-frequency:  The Facility is required to behave as follows during over-frequency conditions (“f” is the system frequency at the Point of Interconnection):

f < 61.5 Hz  – The Facility remains connected to the Company’s System and in continuous operation. Export of power shall continue with output adjusted as appropriate for Facility droop response specified in Section 3.2C(2).

61.5 Hz < f < 63.0 Hz – The Facility remains connected to the Company’s System for at least ten (10) seconds. Export of power shall continue as modified by the droop response and

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high frequency ramp down specified in Section 3.2C(2).  The duration of condition is from the point at which the frequency is above 61.5 Hz and ends when the frequency is at or below 61.5 Hz.

f > 63 –                                                                                The Facility remains connected to the Company’s System for the duration allowed by the equipment operational limitations. Export of power shall continue as modified by the droop response and high frequency ramp down specified in Section 3.2C(2).

•                The Facility will provide up to three (3) MW QLPU during any three (3) second period as an automated response to a drop in frequency when the output of the Facility is in the range of twenty-two (22) to thirty-five (35) MW. The actual amount of QLPU will be determined by the droop settings and change in frequency.

•                The Facility will return to the output levels (relative to nominal sixty (60) Hz, as adjusted by droop) following the under or over-frequency conditions, unless directed otherwise by the System Operator (or adjusted by dispatch).

•                The Company shall have the right to utilize the Facility generation for supplemental frequency control, in addition to economically dispatched load following, through dispatch under the Company EMS to regulate frequency on the Company’s System consistent with this Section 3.2C (Delivery of Power to the Company).

•                Protective 81 relaying (o/u) will be set to alarm only.

(3)                                   Harmonics Standards

Harmonic distortion caused by the Facility shall not exceed the limits stated in IEEE Standard 519-1992 “Recommended Practices and Requirements for Harmonic Control in Electric Power Systems” (or latest version).  The Seller is responsible for the installation of any necessary controls on hardware to limit the

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voltage and current harmonics generated from the Facility to levels defined in IEEE Standard 519-1992 (or latest version).

(4)                              Real Power Delivery

•                The Seller shall deliver the electricity contracted for under this Agreement to the Company’s System at the Point of Interconnection.

•                During the Term, the Seller shall deliver to the Company for Company Dispatch the entire Net Electric Energy Output of the Facility.  The Company may take up to the entire Available Capacity of the Facility, subject to the terms and conditions of this Agreement.

•                The Facility shall be subject to generator real-power dispatch by the Company’s EMS through a single control interface. Remote dispatch shall be provided between the range of twenty-two (22) MW to the Available Capacity. Notwithstanding anything to the contrary, the minimum amount of Remote dispatch shall be the Available Capacity of the Expansion Facility. The allocation of energy among units shall be determined by the Seller’s control system. The response of the Facility to Company Dispatch signals shall be immediate and allow the Facility to achieve, at a minimum, a ramp rate of two (2) MW per minute. The dispatch request shall reflect net MW from the Facility at the Point of Interconnection.  The implementation of the remote dispatch control by the Seller shall not result in overriding the Facility droop response. The Company and the Seller shall work together on a detailed interface design for the AGC control.

•                The Facility may disable remote dispatch by the Company for abnormal Facility operations such as equipment malfunctions, breakdowns, etc. The disabling of remote dispatch control by the Seller shall be immediately indicated through a status provided to the Company through the Remote Terminal Unit (“RTU”) telemetry interface to the EMS.

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•                Minimum Load Capability. The combined output of the Facility shall allow for a net minimum load capability under remote dispatch of twenty-two (22) MW. The output of the Facility may be less than the net minimum load capability of twenty-two (22) MW under remote dispatch by the System Operator to the extent that the Existing Facility is producing less than twenty-two (22) MW or by the System Operator under disturbances or other unusual operating conditions which could be mitigated or addressed by the reduction of the Facility in the judgment of the System Operator, such as, but not limited to: excess energy conditions due to abnormal operating conditions such as could be caused by unexpected loss of load, system over-frequency, transmission equipment overload or risk of transmission overloads due to contingencies, and high voltages in the vicinity of the interconnection.

•                Ramp Rates.  The available ramp rate for dispatch during normal (non-emergency) system conditions shall be two (2) MW per minute.  When requested by the Company through its remote dispatch or by other means, under emergency conditions, the Seller shall use reasonable efforts to maximize such ramp rates to the extent the Facility is capable of doing so within manufacturer’s specifications and warranties.  The Seller shall inform the Company of the maximum available ramp rate under remote control.

•                The Seller shall deliver power to the Company’s System at a power factor between 0.85 lagging and 0.90 leading to maintain the Company’s scheduled voltage at the Point of Interconnection.  The Expansion Facility generators shall be capable of automatically adjusting their reactive control to maintain the proper bus voltage and shall not be set on a fixed Var or fixed power factor setting.

•                Facility design and implementation shall be such as to avoid any single points of failure resulting in total loss of Facility power output.

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(5)                                   Operation of Synchronizing Breakers

The Seller shall have the ability to trip and close its generator synchronizing breakers located at the Expansion Facility.  The Company shall have remote trip control over and breaker status indication from certain breakers, as shown in Attachment A-1 (Diagram of Interconnection).  The Seller shall notify the Company of all operations of these breakers, in advance of such operation if practicable.  The System Operator has the right to remotely trip these breakers if deemed necessary for operation of Company’s System.

(6)                                   [RESERVED];

(7)                                   Open Circuit Transient Field Time Constant

The open circuit transient field time constant shall be 9.159 seconds or less.

(8)                                   Generator Step-Up Transformer Impedance

The generator step-up transformer impedance shall be 7.85 percent (7.85%) at 16MVA, within allowable ANSI tolerances.

(9)                                   Generator H Constant

In recognition of the Company’s System’s stability concerns, the Expansion Facility turbine-generator trains shall each have an H constant of five (5) or higher.  A lower value of H constant may be accepted by the Company if supported by a system stability study performed by the Company and paid for by the Seller.  In any case, the Seller shall obtain the Company’s written approval, which approval shall not be unreasonably withheld, of the H constant in the installed equipment.

(10)  Excitation System

•                Ceiling Voltage:  The excitation system ceiling voltage shall be four hundred percent (400%) of rated main generator field voltage.

•                Response Ratio:  The excitation system response ratio shall be three (3) or higher.

•                Excitation Source Immunity:  The excitation source shall be immune to variations in system voltage as described under 3.2C(1) Voltage/Reactive Power Requirements.

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•                Static Regulator:  The excitation system shall have a static regulator.

•                Field Forcing Ability:  The excitation system shall have field forcing ability.

(11)                           Control Systems

The power source for control systems shall be designed to be immune from system transients in accordance with Section 3.2A(6) (Facility Protection Equipment) and to meet the performance during under/over voltage and under/over frequency conditions pursuant to this Section 3.2C (Delivery of Power to the Company).

(12)                           Acceptance and Capacity Test

The Seller shall conduct the Acceptance Tests which demonstrate to Company’s satisfaction that the Seller is capable of complying with the requirements of this Section 3.2C and other requirements of this Agreement (including completing the modifications to the Existing Facility pursuant to Attachment A-4), and subsequently the Capacity Test in accordance with the testing procedures set forth in Attachment D, to determine the Commercial Operation Date.  Following the Commercial Operation Date, the Capacity Charge payments should begin or be adjusted in accordance with Section 5.1D.

(13)                           Schedule of Outages

Prior to July 1 of each year, the Seller shall submit for review and comment by the Company an initial schedule of expected energy delivery periods for the sixty (60) month period beginning with January of the following year (the “60-Month Schedule”).  The 60-Month Schedule shall supersede any previous 60-Month Schedule and state the periods of operation, the dates and duration of all scheduled shutdowns, reductions of output, and scheduled maintenance, and the reasons therefor, including the scope of work for the maintenance requiring shutdown or reduction in output of the Expansion Facility. The Seller shall (i) revise such 60-Month Schedule to accommodate reasonable requests made by the Company no later than December 1 of the year preceding the year in which a scheduled revision is requested to take place; provided that, if the requested revision is one of timing, the revised date(s) shall be within the same calendar year as scheduled, so long as such revised schedule is consistent with Good Engineering and Operating Practices and does not, or is not reasonably likely to, have a material adverse effect on the performance of the Expansion Facility; and (ii) use commercially reasonable efforts, consistent with Good Engineering and Operating Practices,

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to accommodate any subsequent changes in such 60-Month Schedule (either delaying or advancing such 60-Month Schedule) reasonably requested by the Company in the event that the Company is experiencing or expecting to experience a short-term shortage of supply of energy, capacity or both or any other operational or electrical problems with the Company’s System.

As long as this Agreement is in effect, the normal maintenance requirement for the Existing Facility under Appendix B.3.(b) (Plant Shutdown Period) of the Current PPA shall be superseded and the Seller shall be allowed two maintenance periods (of up to fourteen (14) Days each per maintenance period) for the Facility (e.g. Existing Facility and the Expansion Facility collectively). Notwithstanding the foregoing, the Seller shall not take units down for maintenance such that the combined capability of the Expansion Facility and Existing Facility falls below eight (8) MW at any given time.  Any maintenance of the Expansion Facility and the Existing Facility shall occur during the two fourteen (14) Day maintenance periods.  Seller shall designate the specific days for the two fourteen (14) Day maintenance periods prior to July 1 of each year for the next Contract Year; provided that such maintenance periods are subject to the Company’s approval, which approval shall not be unreasonably withheld, and shall not be in conflict with the schedule established for the Company’s other firm capacity contracts.

Subject to Good Engineering and Operating Practices, the Seller shall not schedule any maintenance not listed on the 60-Month Schedule that will reduce or eliminate electric output of the Facility without coordination with and approval of the Company, which approval shall not be unreasonably withheld, delayed or conditioned, and shall use all reasonable efforts to provide the Company with as much advance notice as is practicable prior to removing the Facility from service for such maintenance.  Such removal from service will be treated as a Forced Outage if so required under NERC GADS.

D.               Warranties and Guarantees of Performance

(1)                                   Equivalent Availability Factor

The Seller warrants and guarantees that the Expansion Facility will achieve an EAF of eighty-three percent (83.0%) based on two (2) fourteen (14) Day outages.  EAF of the Existing Facility is governed under the Current PPA.

If a Force Majeure event(s) occurs, the Force Majeure period shall not count for the purposes of calculating  EAF  to compute Liquidated Damages or Event of Default criteria, but only to the

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extent that the Seller’s inability to perform is caused by one (1) or more Force Majeure event(s).

(2)                                   Equivalent Forced Outage Rate

The Seller warrants and guarantees that the Expansion Facility will not exceed a ten percent (10%) EFOR.  If a Force Majeure event(s) occurs, the Force Majeure period shall not count for the purposes of calculating EFOR to compute Liquidated Damages or Event of Default criteria, but only to the extent that the Seller’s inability to perform is caused by one (1) or more Force Majeure event(s).  EFOR of the Existing Facility is governed under the Current PPA.

(3)                                   Firm Capacity

The Seller warrants and guarantees that the Facility will have and maintain the capability to produce and deliver to the Metering Point the Firm Capacity.

(4)                                   Quality

The Seller warrants and guarantees that the Facility will produce power that meets the quality standards in Sections 3.2C(l) (Voltage/Reactive Power Requirements), 3.2C(2) (Frequency Requirements), and 3.2C(3) (Harmonics Standards).

(5)                                   Unit Trips

The Seller warrants and guarantees that the Unit Trips of the Expansion Facility will not exceed four (4) per Contract Year, except for the initial Contract Year, for which Unit Trips limit will be prorated based on four (4) per twelve (12) calendar months. Unit Trips of the Existing Facility are governed under the Current PPA.

(6)                                   Exclusive Warranties

The foregoing warranties constitute the exclusive warranties under this Agreement and operate in lieu of all other warranties, whether oral or written.  The Seller and the Company disclaim any other warranty, express or implied, including without limitation, warranties of merchantability or fitness for a particular purpose.

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E.                 Metering, Generator Remote Control, Data Acquisition/Communications

(1)                                   Meters

(a)    The Seller shall furnish, install and maintain in accordance with the Company’s requirements and at no charge to the Company, all conductors, service switches, fuses, meter sockets and cases, meter and instrument transformers, switchboard meter test switches, meter panels, steel structures and similar devices required for service connection and meter installations.

(b)    The Company shall purchase and own meters suitable for measuring the integrated Net Electric Energy Output of the Facility in kW and kWh on a time of use basis and of reactive power flow in kilovar and kilovarhours.  The Company will calibrate these devices in accordance with the latest edition of the American National Standards Institute Code for Electricity Metering.  The kilovarhour meters shall be ratcheted to prevent reversal in the event the power factor is leading.  The Company shall install, maintain and annually test such meters and shall be reimbursed by the Seller for all reasonably incurred costs (including applicable Hawaii general excise taxes) for such installation, maintenance and testing work.  The Company shall install two (2) complete sets of metering equipment using one set of instrument transformers for each metering station.  The Seller may, at its own expense, monitor (by electronic means or otherwise) any meters described in this Section 3.2E(1).

(c)    The Expansion Facility shall be separately metered from the Existing Facility.  Metering of the Facility shall be at 69 kV level (high side of transformer), which is the Point of Interconnection.

(2)                              Communications, Telemetering and Generator Remote Control Equipment

At the Seller’s expense, the Company shall purchase, install and own such communications, telemetering, remote control equipment, and all equipment related thereto as may reasonably be required in order to allow the Company to dispatch the electrical energy from the Expansion Facility as required to optimize economic and reliable operation of the Company’s System.

In addition, at the Seller’s expense, the Company shall purchase, install and own communications, telemetering, and other related equipment, as the Company deems appropriate, so the Company can access information from the Seller’s operation including but not limited to the information necessary for the Company to

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utilize its EMS and information on breaker position, the number of generating units on line, the amperage produced by each generator, the voltage produced by each generator, the kWs produced by each generator, and the kVAr produced by each generator to insure that the Seller maximizes the overall reliability of the Company’s System.

All equipment in this Section 3.2E shall meet the Company’s reasonable specifications for transmission of data to locations specified by the Company.  The Seller shall reimburse the Company for its reasonable engineering, procurement, installation, equipment testing, maintenance costs and applicable taxes for installing and maintaining such communications, telemetering and remote control equipment (including but not limited to the remote terminal unit). The Seller shall install transducers as specified by the Company, metering, Westinghouse Flexitest test switches for transducers and metering, AC and DC sources, telephone lines and interconnecting wiring with proper identification for supervisory and communications equipment at no cost to the Company.  Subsequent to the Commercial Operation Date, the Company may purchase and install additional communications, telemetering, and remote control equipment and may require the Seller to install at the Company’s expense, any reasonably necessary additional transducers, test switches, AC and DC sources, telephone lines and interconnecting wiring at any time during the Term.

(3)                                   Meter Testing

The Company shall provide at least twenty-four (24) hours notice to the Seller prior to any test it may perform on the metering or telemetering equipment.  The Seller shall have the right to have a representative present during each such test.  Either Party may request additional tests in addition to the annual test provided for in Section 3.2E(l) and shall pay the cost of such additional test.  If any of the metering equipment is found to be inaccurate at any time, the Company shall promptly cause such equipment to be made accurate, and the period of inaccuracy, as well as the estimate for correct meter readings, shall be determined in accordance with Section 3.2E(4).

(4)                                   Corrections

If any test of metering equipment conducted by the Company indicates that its meter readings are in error by one percent (1%) or more, the meter readings from such equipment shall be corrected as follows:  (i) determine the error by testing the meter at approximately ten percent (10%) of the rated current (test amperes) specified for the meter; (ii) determine the error by testing the meter at approximately one hundred percent (100%) of the rated current (test amperes) specified for the meter; (iii) the average meter error

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shall then be computed as the sum of one-fifth (1/5) the error determined in (i) and four-fifths (4/5) the error determined in (ii). The average meter error shall be used to adjust the bills for the amount of electric energy supplied to the Company for the previous six (6) months from the Expansion Facility, unless the Company’s or the Seller’s records conclusively establish that such error existed for a greater or lesser period, in which case the correction shall cover such actual period of error, except as specified in Section 6.5 (Billing and Payment, Adjustments).

F.                 Emergency Drilling Rig

The Seller shall retain a drilling rig in the State of Hawaii to allow for quick deployment in case of emergency.

G.               Waste Handling

The Seller shall be responsible for the handling and proper disposal of any waste products produced by the Expansion Facility and for any costs associated therewith.  The Seller shall comply with all applicable laws, rules, and regulations in executing its duties.

H.               Emissions

The Seller shall be responsible for the control and consequences of any and all emissions produced as a result of operation of the Expansion Facility and for all costs associated therewith.

I.                     Compliance with Laws

The Seller shall at all times comply with all valid and applicable federal, state and local laws, rules, regulations, orders, permit conditions and other governmental actions (“Laws”) and shall be responsible for all costs associated therewith. To the extent any such Laws would hinder the Seller’s ability to operate the Facility in full compliance with all requirements of this Agreement, the Seller shall make commercially reasonable efforts to obtain a waiver or exemption from such Laws to the extent available.

J.                    Adequate Spare Parts

The Seller shall at all times keep on hand or have ready access to sufficient spare parts to maintain the Facility in a manner which provides reasonable assurance, consistent with Good Engineering and Operating Practices, that the performance of the Facility will meet the requirements of this Agreement.

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K.              Periodic Meetings

The General Manager or an alternate satisfactory to the Company shall attend periodic meetings with appropriate Company representatives and be prepared to discuss Facility operations and maintenance and interface with the Company’s System operations.

L.                 Financial Compliance

(1)    The Seller shall provide or cause to be provided to the Company on a timely basis, as reasonably determined by the Company, all information, including but not limited to information that may be obtained in any audit referred to below (the “Information”), reasonably requested by the Company for purposes of permitting the Company and its parent company, Hawaiian Electric Industries, Inc.  (“HEI”), to comply with the requirements (initial and on-going) of (a) identifying variable interest entities and determining primary beneficiaries under the accounting principles of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 810, Consolidation (“FASB ASC 810”), (b) Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”) and (c) all clarifications, interpretations and revisions of and regulations implementing FASB ASC 810 and SOX 404 issued by the FASB, Securities and Exchange Commission, the Public Company Accounting Oversight Board, Emerging Issues Task Force or other governing agencies.  In addition, if required by the Company in order to meet its compliance obligations, the Seller shall allow the Company or its independent auditor, to audit, to the extent reasonably required, the Seller’s financial records, including its system of internal controls over financial reporting; provided that the Company shall be responsible for all costs associated with the foregoing, including but not limited to the Seller’s reasonable internal costs.  The Company shall limit access to such Information to persons involved with such compliance matters and restrict persons involved in the Company’s monitoring, dispatch or scheduling of the Seller and/or the Facility, or the administration of this Agreement, from having access to such Information, unless approved in writing in advance by the Seller. Persons reviewing such Information with respect to such compliance matters shall not participate in the future pricing negotiations of amendments, modifications or clarifications of this Agreement, unless approved in writing in advance by the Seller.

(2)    If there is a change in circumstances during the term of the Agreement that would trigger consolidation of the Seller’s finances on to the Company’s balance sheet, and such consolidation is not attributable to the Company’s fault, then the Parties will take all commercially reasonable steps, including modification of the Agreement, to eliminate the consolidation, while preserving the economic “benefit of the bargain” to both Parties.  If for any reason,

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at any time during the term of this Agreement, by act or omission of the Seller, HELCO (and/or HELCO’s affiliates, Hawaiian Electric Company, Inc. (“HECO”) or Maui Electric Company, Limited, or Hawaiian Electric Industries, Inc.) in their good faith analysis and sole discretion are required to consolidate the Seller into its financial statements in accordance with U.S. generally accepted accounting principles, then HELCO may take any and all action necessary to eliminate consolidation, including without limitation, by immediately terminating this Agreement without fault or liability.

(3)    The Company shall, and shall cause HEI to, maintain the confidentiality of the Information as provided in this Section 3.2L.  The Company may share the Information on a confidential basis with HEI and the independent auditors and attorneys for HEI.  (The Company, HEI, and their respective independent auditors and attorneys are collectively referred to in this Section 3.2L as “Recipient.”)  If either the Company or HEI, in the exercise of their respective reasonable judgments, concludes that consolidation or financial reporting with respect to the Seller and/or this Agreement is necessary, the Company and HEI each shall have the right to disclose such of the Information as the Company or HEI, as applicable, reasonably determines is necessary to satisfy applicable disclosure and reporting or other requirements and give the Seller prompt written notice thereof (in advance to the extent practicable under the circumstances).  If the Company or HEI disclose Information pursuant to the preceding sentence, the Company and HEI shall, without limitation to the generality of the preceding sentence, have the right to disclose Information to the PUC and the Division of Consumer Advocacy of the Department of Commerce and Consumer Affairs of the State of Hawaii (“Consumer Advocate”) in connection with the PUC’s rate making activities for the Company and other HEI affiliated entities, provided that, if the scope or content of the Information to be disclosed to the PUC exceeds or is more detailed than that disclosed pursuant to the preceding sentence, such Information will not be disclosed until the PUC first issues a protective order to protect the confidentiality of such Information.  Neither the Company nor HEI shall use the Information for any purpose other than as permitted under this Section 3.2L.

(4)    In circumstances other than those addressed in the immediately preceding paragraph, if any Recipient becomes legally compelled under applicable law or by legal process (e.g., deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or a portion of the Information, such Recipient shall undertake reasonable efforts to provide the Seller with prompt notice of such legal requirement prior to disclosure so that the Seller may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 3.2L.  If such protective order or other remedy is not obtained,

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or if the Seller waives compliance with the provisions of this Section 3.2L, Recipient shall furnish only that portion of the Information which it is legally required to so furnish and shall use reasonable efforts to obtain assurance that confidential treatment will be accorded to any disclosed material.

(5)    The obligation of nondisclosure and restricted use imposed on each Recipient under this Section 3.2L shall not extend to any portion(s) of the Information which (a) was known to such Recipient prior to receipt, or (b) without the fault of such Recipient is available or becomes available to the general public, or (c) is received by such Recipient from a third party not bound by an obligation or duty of confidentiality.

M.            Notice of Certain Events

To the extent any of the following events occur and could reasonably be likely to have a material adverse effect on the Seller’s performance under this Agreement, the Seller shall provide the Company with timely notice of the occurrence of such event and the Seller’s proposed measures to ensure that such event will not lead to an Event of Default or otherwise materially impair the Seller’s ability to perform its obligations under this Agreement:

(1)        Any final non-appealable order, judgment or decree is entered in any proceeding, which final order, judgment or decree provides for the payment of money in excess of five Hundred Thousand Dollars ($500,000) by the Seller, and the Seller shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereon within sixty (60) Days from the entry thereof, and within such period of sixty (60) Days, or such longer period during which execution on such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

(2)        The Seller shall have received any notice that it is not in compliance with any of the applicable material permits that enable the Seller to operate the Facility.

3.3                  Rights and Obligations of the Company

A.              Dispatch of Expansion Facility Power

(1)                                   Routine Dispatch

The Company shall have the right to dispatch up to the Available Capacity real power delivered from the Facility, and to specify reactive power, to the Company’s System, as it deems appropriate in its reasonable discretion, subject only to and

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consistent with Good Engineering and Operating Practices, the requirements set forth in Section 3.2C (Delivery of Power to the Company) of this Agreement and the Seller’s maintenance schedule determined in accordance with Section 3.2C(13) (Schedule of Outages).

If the Seller does not deliver any portion of its Firm Capacity as requested by the Company according to the terms of this Agreement, the Seller shall be subject to penalties in accordance with Section 9.1 of this Agreement.

Company Dispatch will either be through remote control by the Company’s EMS or by the Seller’s manual control under the direction of the Company’s System Operator, in each case at the Company’s discretion.  The dispatch range under remote control is from twenty-two (22) to thirty-eight (38) MW, or from twenty-two (22) MW to the Available Capacity if different than thirty-eight (38) MW.  Notwithstanding anything to the contrary, the power produced by the Expansion Facility shall always be subject to remote or manual dispatch.

The minimum routine dispatch under remote control by the Company EMS shall be thirty (30) MW on-peak and twenty-two (22) MW off-peak on an hourly average basis (providing the Available Capacity is greater than the above minimum dispatch level; this amount may be adjusted if the Existing Facility is unable to provide the required amount of energy for the first block as described in Section 5.1) except under non-routine system conditions requiring significant balancing operations (i.e.; system disturbances, outage conditions, and other conditions creating frequency deviations and power imbalances) and as further described in Minimum Load Capability in Section 3.2C (Delivery of Power to the Company).

Refusal or inability of the Seller to provide the output required by the Company Dispatch shall result in the assumption that the Available Capacity is equal to the actual net energy delivered from the Expansion Facility and the Existing Facility.  This shall be considered at reduced Available Capacity for the purpose of calculating the Seller’s EAF and EFOR.  The size of the derating will be determined by subtracting the Available Capacity from the Firm Capacity, from the time the inability to meet the dispatch request occurs until such time as the Seller demonstrates the capacity by the Expansion Facility and Existing Facility as requested by the Company.  The Seller shall utilize the full capability of the Expansion Facility to satisfy its obligation to deliver up to the Firm Capacity in accordance with Company Dispatch.

The System Operator may require dispatch below the levels of the remote dispatch, under the Seller’s manual control, under disturbances or other unusual operating conditions which could

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be mitigated or addressed by the reduction of the Facility in the judgment of the System Operator, such as, but not limited to:  excess energy conditions due to abnormal operating conditions such as could be caused by unexpected loss of load, system over-frequency, transmission equipment overload or risk of transmission overloads due to contingencies, and high voltages in the vicinity of the interconnection.

(2)                                   Dispatch Forecast

The Company shall provide the Seller with a forecast of the following:  the annual dispatch which shows the amount of energy the Company expects the Facility to produce on a monthly basis for the following calendar year, no later than sixty (60) Days prior to the anticipated Commercial Operation Date for the first Contract Year, and prior to September 1 for each Contract Year thereafter. The Company’s failure to comply with the foregoing forecast provisions shall not affect the Company’s right to dispatch the Facility pursuant to this Section 3.3A (Dispatch of Expansion Facility Power).

B.     Voltage Regulation

The Seller shall provide voltage regulation for the Facility at the Point of Interconnection.  The voltage regulation shall be able to maintain voltage by utilizing the entire range of the Facility’s MVAr capability. The System Operator shall be able to specify the target voltage remotely from the EMS.

C.     Demonstration of Facility Requirements

The Company shall have the right at any time, other than during start-up periods, maintenance or other outages, to notify the Seller in writing of the Seller’s failure, as observed by the Company and set forth in such written notice, to meet the requirements specified in Section 3.2C and to require documentation or testing to verify compliance. A period of mutually agreed time, not to exceed thirty (30) Days, unless mutually extended by Parties, will be allowed to address the problem following the written notification. Failure to address the problem within this period will result in the actions described in Article 8.

D.               The Company Right to Require Independent Engineering Assessment

(1)                              Implementation of Independent Engineering Assessment

If (A) the Company determines that it has “reasonable cause” to believe that the Seller is failing to operate or maintain

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the Facility in accordance with Good Engineering and Operating Practices and that such failure is likely to result in a failure to meet the performance standards set forth in Section 3.2C (Delivery of Power to the Company); (B) the Seller is in breach of this Agreement with respect to the performance or operation of the Facility and has not cured such breach within the time limits specified in Article 8 (Default); or (C) otherwise required by Article 8, then the Company shall notify the Seller in writing that a Dispute (as defined in Section 16.1 (Good Faith Negotiations)) exists, and within thirty (30) Days after the date of such written notice (unless the Parties agree upon a different date) the presidents, vice presidents, or authorized delegates from both the Seller and the Company having full authority to settle the Dispute(s), shall personally meet in Hawaii and attempt in good faith to resolve the Dispute(s).  If the Dispute(s) under this Section 3.3D(1) are not resolved in thirty (30) days, then the Company may require that the practices in question be assessed by a qualified professional engineering firm to be chosen from the Qualified Independent Engineering Companies List attached to this Agreement as “Attachment H” and revised from time to time under Section 3.3D(2) (Qualified Independent Engineering Companies). For purposes of this Section 3.3D(1), “reasonable cause” shall mean, in the Company’s determination, the Seller’s failure to operate the Facility in accordance with Section(s) 2.1D (Electric Specifications), 3.2A(6) (Facility Protection Equipment), 3.2B(1-3) (Standards, Functioning Protective Equipment and Personnel and System Safety) and 3.2C (Delivery of Power to the Company), which the Company brings to the Seller’s attention and which the Seller fails to remedy in accordance with Good Engineering and Operating Practices within ninety (90) Days thereafter.  The Parties shall promptly undertake to agree on a firm to be used from the Qualified Independent Engineering Companies List; provided, however, that if such agreement is not reached within seven (7) Days after the Company gives notice to the Seller that it is invoking its rights under this Section 3.3D, the firm shall be chosen from the Qualified Independent Engineering Companies List by the Company.  The engineering firm selected shall make its determination (an “Independent Engineering Assessment”) as to whether the practices in question conform to Good Engineering and Operating Practices as promptly as possible under the circumstances, provided that the engineering firm selected shall use commercially reasonable efforts to make such determination within one hundred and twenty (120) Days after the date that the engineering firm is selected, unless the Parties agree upon an earlier or later date.  If such determination is that the practices in question do not so conform, the engineering firm shall recommend necessary actions by the Seller to bring it within Good Engineering and Operating Practices.  If the engineering firm’s recommendation requires action by the Seller to change its practices, the Seller shall take such actions.  Where action by the Seller has been recommended, the engineering firm shall determine, after reasonable

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consultation with the Seller within thirty (30) Days (or such longer period as deemed appropriate by such engineering firm) after its recommendation is first made, whether the Seller has taken adequate action to carry out such recommendation.  If the engineering firm then certifies that the Seller has failed to take adequate action, the Company shall notify the Seller in writing of such certification and the basis therefor.  Such notice shall state in bold letters that failure to respond adequately can lead to termination of this Agreement within thirty (30) Days.  If within thirty (30) Days of such actual written notice to the Seller, the Seller has not begun to implement such recommendation, such failure shall be an Event of Default under Section 8.1A(5) (Events of Default; Default by the Seller).  If within such thirty (30) Day period the Seller does begin to implement such recommendation, the engineering firm shall monitor whether the implementation thereof is being diligently pursued.  If, after reasonable consultation with the Parties involved in such implementation, the engineering firm determines that such implementation is not being diligently pursued, it shall promptly so certify the Company.  The Company shall thereupon promptly notify the Seller in writing of such certification and the basis therefor (the “Second Notice”).  Such Second Notice shall state in bold letters that failure to respond adequately can lead to termination of this Agreement after thirty (30) Days.  If at any time after the thirty (30) Day period commencing with receipt of the Second Notice by the Seller, the engineering firm again certifies to the Company that implementation of its recommendation is not being diligently pursued, such certification shall constitute an Event of Default by the Seller under Section 8.1A(5) (Events of Default; Default by the Seller). The Seller shall bear all costs of the engineering firm’s services unless the firm’s initial recommendation is that the practices in question were in accordance with Good Engineering and Operating Practices, in which case the Company shall bear all costs of the engineering firm’s services.

(2)                                          Qualified Independent Engineering Companies

The Company and the Seller shall agree on a list of Qualified Independent Engineering Companies which shall be attached hereto as “Attachment H” containing the names of engineering firms which both Parties agree are fully qualified to perform the Independent Engineering Assessment under Section 3.3D(1).  At any time, except when an Independent Engineering Assessment is being made under Section 3.3D(1), either Party may remove a particular company from the Qualified Independent Engineering Companies List by giving written notice of such removal to the other Party.  However, neither Party may remove a company or companies from the Qualified Independent Engineering Companies List without approval of the other Party if such removal would leave the Qualified Independent Engineering Companies List with less than two (2) companies.  During

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January of each year, both Parties shall review the current Qualified Independent Engineering Companies List and give notice to the other Party of any proposed additions to the Qualified Independent Engineering Companies List and any intended deletions.  Intended deletions shall be effective upon receipt of notice by the other Party, provided that such deletions do not leave the Qualified Independent Engineering Companies List with less than two (2) companies.  Proposed additions to the Qualified Independent Engineering Companies List shall automatically become effective thirty (30) Days after notice is received by the other Party unless written objection is made by such other Party within said thirty (30) Days.  By mutual agreement between the Parties, a new company or companies may be added to the Qualified Independent Engineering Companies List at any time.

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ARTICLE 4 - SUSPENSION OR REDUCTION OF DELIVERIES

4.1         Initiation by the Company

In the event that the Company determines and notifies the Seller that a condition exists which has a material adverse physical impact on the Company’s System or the equipment of the Company’s customers and which, in the Company’s sole judgment, requires a change in electricity deliveries by the Seller, the Seller shall immediately suspend or reduce electricity deliveries as requested by the Company’s System Operator upon remote control, oral or written notice, as appropriate, to the extent required to eliminate such adverse impact.  If the Company’s System Operator determines that an immediate danger to personnel or equipment exists, the Company’s System Operator may remotely separate the Expansion Facility from the Company’s System by tripping the Expansion Facility’s main breakers as shown in Attachment A-1 via the EMS without prior notice.

A.              Expansion Facility Problems

If the operation of the Expansion Facility is causing or substantially contributing to an adverse condition described in Section 4.1 due to the failure to meet the requirements of Section 2.1D (Electric Specifications), Sections 3.2B(l) (Standards), 3.2B (2) (Functioning Protective Equipment), or 3.2B (3) (Personnel and System Safety), Section 3.2C (Delivery of Power to the Company), or Good Engineering and Operating Practices, the Seller shall, at its own cost, modify its electric equipment or operations to the extent necessary to promptly resume full deliveries of electricity at the quality of electric service required.  Upon the Seller’s reasonable request, the Company will modify the Company’s System to assist the Seller in resuming full deliveries, provided that the Seller reimburses the Company for all costs and expenses incurred by the Company in making such modifications; provided, however, that to the extent that defects in the Company’s facilities, or the Company’s actions taken subsequent to the date of execution of the agreement on interconnection details, are not consistent with Good Engineering and Operating Practices and are causing or contributing to such conditions, the Company shall not be entitled to such reimbursement.

If the Expansion Facility reports a deration, Forced Outage or Unit Trip, the Seller will provide, within five (5) Business Days thereafter, a report to the Company of the cause, including data to support the conclusion, and actions taken or to be taken to correct the cause.

The Company and the Seller shall use all reasonable efforts to minimize the frequency and duration of any such conditions and

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shall seek to promptly restore full deliveries of electricity in accordance with the terms of this Agreement.

B.               Company System Problems

In the event that a system emergency, safety problem, Forced Outage or period of unscheduled maintenance on the Company’s System which cannot reasonably be coordinated with the Seller’s period of maintenance or shutdown is the cause of an adverse condition, the Company shall use all reasonable efforts to limit the duration of any such occurrence or take other appropriate action so that full deliveries of electricity by the Seller in accordance with the terms of this Agreement can be restored as soon as practicable.  If the Company suspends or reduces deliveries from the Expansion Facility pursuant to this Section 4.1B it shall, as soon as practicable, provide a written statement to the Seller setting forth the reasons for such suspension or reduction requests and the likely duration thereof.

4.2         No Obligation to Accept Energy

A.    During periods in which the Seller has reduced or suspended deliveries of electricity as requested by the Company or if the Expansion Facility has been separated from the Company’s System pursuant to Section 4.1, in either case in circumstances described in Section 4.1A, the Company shall have no obligation to accept any energy which might otherwise have been received from the Expansion Facility during such period, and the Company shall have no obligation to pay for energy which otherwise would have been available or received from the Expansion Facility during such period, and the Expansion Facility shall be considered unavailable during such period for purposes of calculating the Seller’s EAF, EFOR and Unit Trips.

B.    During periods in which the Seller has reduced or suspended deliveries of electricity as requested by the Company or in which the Expansion Facility has been separated from the Company’s System pursuant to Section 4.1, in either case in circumstances described in Section 4.1B, the Company shall have no obligation to accept any energy which otherwise would have been received from the Expansion Facility during such period.  However, the Company shall pay for energy (to the extent accepted) in accordance with Section 5.1, and the duration of the period of separation will not be counted against the Seller’s EAF, EFOR and Unit Trips.

4.3         Initiation by the Seller

If the Seller suspends, or can reasonably anticipate the need to suspend or substantially reduce, deliveries of electricity below the level called for by Company Dispatch pursuant to Section 3.3A (Dispatch of Expansion Facility Power) for any reason other

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than a request by the Company pursuant to Section 4.1B, it shall provide immediate oral notice and subsequent written notice to the Company as soon as practicable, containing a reasonably detailed statement of the reasons for such suspension or reduction and the likely duration thereof.  The Seller shall use its reasonable best efforts to restore full deliveries of electricity as soon as practicable.

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ARTICLE 5 - RATES FOR PURCHASE

5.1                            Capacity and Energy Purchased by the Company

A.              General

(1)   Subject to the other provisions of this Agreement, the Company shall accept and pay for electrical energy generated by the Expansion Facility and delivered to the Company and shall make capacity payments to the Seller as set forth herein.  Included in the purchase and sale of energy and capacity are all of the Environmental Credits associated with the Net Electric Energy Output. Electrical energy and capacity (demand) shall be metered in accordance with Section 3.2E (Metering, Generator Remote Control, Data Acquisition/Communications), and such metering shall constitute the official and legal measurements for any payments hereunder.

(2)   After the PUC Approval Date but prior to the Commercial Operation Date, the Company will use its reasonable efforts to accept energy from the Expansion Facility during the Acceptance and Capacity Test conducted pursuant to Section 3.2C(12) and Attachment D.  The Seller shall provide to the Company a written notice, detailed, and comprehensive start-up plan thirty (30) Days in advance of delivering any energy to the Company and shall provide written notice to the Company of any changes to such start-up plan as soon as reasonably practicable, but no less than three (3) Days in advance of implementing those changes.  The Seller and Company shall coordinate such start-up and testing so as to minimize any additional costs to the Company as a result of departing from economic dispatch in the operation of the Company’s electrical system.  Electric energy delivered to the Company pursuant hereto shall be considered non-firm, unscheduled energy, but must meet all of the quality standards established in this Agreement. The Company shall only pay Energy Charges for any such energy actually delivered from the Expansion Facility.

(3)   If, after the PUC Approval Date but prior to the Commercial Operation Date, the Expansion Facility is ready to begin delivering energy to the Company but the Company has not completed the installation, testing and start-up of its Interconnection Facilities (including in particular its Substation) and, as a result, is unable to accept energy from the Expansion Facility during the Capacity Test pursuant to the preceding paragraph and thereafter, then the Company and the Seller shall promptly meet to determine if there is an alternate temporary means by which the Expansion Facility can deliver energy to the Company by bypassing the Company Interconnection Facilities.  If the Parties conclude that there is such alternate means, at Seller’s option, they shall use their commercially reasonable best efforts to design, install, permit if required, test and operate such alternate means to deliver such energy

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from the Expansion Facility to the Company until such time that the Company’s Interconnection Facilities become fully operational.  The Parties shall accomplish this work as quickly as possible.  The Seller shall be liable and pay for the full cost of developing and constructing such alternate means of delivery.  Such means shall include provisions for separate metering of Existing and Expansion Facilities as required to determine payment in accordance with Section 5.1C (Energy Charge).

(4)   The Company will, to the extent practicable, use its commercially reasonable efforts to cause the Company’s Interconnection Facilities to be fully operational on or before the Commercial Operation Date, provided that the Seller promptly pays to the Company when due, the Total Estimate Interconnection Cost as set forth in Attachment A-3.  The Parties will coordinate, to the greatest extent practicable, their development, construction and testing activities of the Expansion Facility in the case of the Seller and the Interconnection Facilities in the case of the Company.

B.               Calculation of Energy and Firm Capacity Payments

(1)        Under this Agreement and the Current PPA, the Seller is to deliver a total of thirty-eight (38) MW of energy to the Company. The equipment from the Expansion Facility will be used to provide up to (but not to exceed) eight (8) MW of the thirty-eight (38) MW capacity to be provided from the Existing Facility and the Expansion Facility.  The equipment from the Expansion Facility may also be used to provide energy under the Current PPA.

(2)        The payments for the energy provided by the Seller from the Facility shall be paid for under the Current PPA or this Agreement as follows:

(a)        The first (1st) twenty-five (25) MW on-peak block and the first (1st) twenty-two (22) MW off-peak block of energy shall be provided from the Existing Facility under the Current PPA.  In no event shall the energy from the Expansion Facility be paid for under the Current PPA energy rates for this block of energy.  To the extent that the first (1st) twenty-five (25) MW on-peak block and first (1st) twenty-two (22) MW off-peak block of energy is not available from the Existing Facility under the Current PPA, any obligation of HELCO to take energy under the first (1st) twenty-five (25) MW on-peak block and the first (1st) twenty-two (22) MW off-peak block shall be reduced accordingly.

(b)        The twenty-five to thirty (25-30) MW on-peak block and the twenty-two to twenty-seven (22-27) MW off-peak block may be provided by the Existing Facility under the Current PPA and/or by the Expansion Facility under the New PPA.

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(c)        The thirty to thirty-eight (30-38) MW on-peak block and the twenty-seven to thirty-eight (27-38) MW off-peak block may be provided by the Existing Facility under the Current PPA and/or by the Expansion Facility under the New PPA.

(d)        Example - If the Seller provides twenty-one (21) MW from its Existing Facility and eight (8) MW from its Expansion Facility on-peak (total of twenty-nine (29) MW), then the Energy payments shall be calculated as follows:

(i)         twenty-one (21) MW shall be priced at the first (1st) twenty-five (25) MW block (based on on-peak avoided cost and minimum rate) under the Current PPA;

(ii)        five (5) MW shall be priced at the twenty-five to thirty (25-30) MW block (11.8 cents/kWh, escalated) under the Current PPA; and

(iii)       three (3) MW shall be priced at the thirty to thirty-eight (30-38) MW block (either nine (9) cents/kWh or six (6) cents/kWh, escalated) under this Agreement.

(e)        Example - If the Seller provides twenty-one (21) MW from its Existing Facility and eight (8) MW from its Expansion Facility off-peak (total of twenty-nine (29) MW), then the Energy payments shall be calculated as follows:

(i)         twenty-one (21) MW shall be priced at the first (1st) twenty-two (22) MW block (based on off-peak avoided cost and minimum rate) under the Current PPA;

(ii)        five (5) MW shall be priced at the twenty-two to twenty-seven (22-27) MW block (11.8 cents/kWh, escalated) under the Current PPA; and

(iii)       three (3) MW shall be priced at the twenty-seven to thirty-eight (27-38) MW block (six (6) cents/kWh, escalated) under this Agreement.

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C.              Energy Charge

The Energy Charge under this Agreement shall be computed as follows:

(1)        The amount of energy delivered at any particular time shall be calculated as follows:

For On-Peak periods  –

•                If the amount of energy delivered from the Existing Facility is twenty-five (25) MW or greater, then the amount of energy delivered will be the sum of the energy delivered from Existing Facility and the Expansion Facility less thirty (30) MW.  If the sum of the Existing Facility and the Expansion Facility is less than or equal to thirty (30) MW, then the energy delivered under this Agreement is zero (0).

•                If the amount of energy delivered from the Existing Facility is less than twenty-five (25) MW, then the amount of energy delivered will be the energy delivered from Expansion Facility less five (5) MW. If the Expansion Facility is less than or equal to five (5) MW, then the energy delivered under this Agreement is zero (0).

For example, if during a fifteen (15) minute interval the Seller provides twenty-eight (28) MW from its Existing Facility and five (5) MW from its Expansion Facility, seven hundred fifty (750) kWh will be applied to this Agreement, and seven thousand five hundred (7,500) kWh will be applied to the Current PPA.  If Seller provides twenty-eight (28) MW from its Existing Facility and one (1) MW from its Expansion Facility, zero (0) kWh will be applied to this Agreement and seven thousand two hundred fifty (7,250) kWh will be applied to the Current PPA.

15-min	Integrated Load (MW)			This Agreement		Current PPA
period	Existing	Expansion	Total	Integrated	kWh	Integrated	kWh
ending	Facility	Facility	Facility	Load (MW)	Purchased	Load (MW)	Purchased

0015	28 MW	5 MW	33 MW	3 MW	750 kWh	30 MW	7,500 kWh

0100	28 MW	1 MW	29 MW	0 MW	0 kWh	29 MW	7,250 kWh

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For Off-Peak periods  –

•                If the amount of energy delivered from the Existing Facility is twenty-two (22) MW or greater, then the amount of energy delivered will be the sum of the energy delivered from Existing Facility and the Expansion Facility less twenty-seven (27) MW.  If the sum of the energy delivered from Existing Facility and the Expansion Facility is less than or equal to twenty-seven (27) MW, then the energy delivered under this Agreement is zero (0).

•                If the amount of energy delivered from the Existing Facility is less than twenty-two (22) MW, then the amount of energy delivered will be the energy delivered from Expansion Facility less five (5) MW. If the energy delivered from Expansion Facility is less than or equal to five (5) MW, then the energy delivered under this Agreement is zero (0).

(2)         Price for energy delivered during On-Peak Hours

(a)                               Up to and including 30,000 MWh/year  - nine (9) cents/kWh; or

(b)                              Over 30,000 MWh/year  - six (6) cents/kWh

(3)         Price for energy delivered during Off-Peak Hours

(a)        Off-Peak Hours – six (6) cents/kWh

(4)         The six (6) cents/kWh and nine (9) cents/kWh payments rates for energy under this Section shall be escalated at a rate of 1.5% a year.  The payment rates shall be rounded to four (4) decimal places (e.g. $0.0000). Escalation will begin on January 1 of the second Contract Year and annually thereafter; provided, however, that the escalation rate for the second Contract Year shall be determined by the following formula:

Escalation Rate = 0.015 * [CD/365]

Where “CD” is the number of calendar Days from the Commercial Operation Date of the Expansion Facility through the end of the first Contract Year.  For example, if the Commercial Operation Date is September 1, 2010, then “CD” will equal the number of days from September 1, 2010 through December 31, 2011.

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For Contract Years three (3) through the end of the Term, the escalation rate shall be 1.5% a year.

(5)         Proration for first partial year.  If the Commercial Operation Date does not occur on January 1, then for the first partial calendar year of commercial operation (i.e. from the Commercial Operation Date to December 31 of that partial first calendar year), the price for energy delivered in the thirty to thirty-eight (30-38) MW block of energy during On-Peak Hours shall be calculated as follows:

(a)                               Up to and including XXX MWh (rounded to three (3) decimal places) for that partial first calendar year  - nine (9) cents/kWh; or

(b)                              Over XXX MWh (rounded to three (3) decimal places) for that partial first calendar year  - six (6) cents/kWh.

Where XXX is equal to 82.191 multiplied by the number of days starting with the Commercial Operation Date through and including December 31 of that year.  For example, if the Commercial Operation Date is October 15, then XXX would be 6,410.960 MWh calculated as follows:

6,410.960 MWh = (30,000MWh/365 days) x (the number of days starting with and including October 15, up through and including December 31 (total of seventy-eight (78) days))(rounded to three (3) decimal places)

and the On-Peak MWh energy rates would be based on the MWh purchases:

(a)                               For every kWh purchased up to and including 6,410.960 MWh for that partial first calendar year the On-Peak energy payment rate is nine (9) cents/kWh; and

(b)                              For every kWh purchased over 6,410.960 MWh for that partial first calendar year the On-Peak energy payment rate is six (6) cents/kWh.

The Off-Peak Hours energy rate shall remain the same at six (6) cents/kWh.

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D.    Capacity Charge

The Seller shall be paid a Capacity Charge for the Available Capacity and other services provided herein.  The Capacity Charge shall be computed as follows:

(1)        Provided that the Firm Capacity is at least thirty-eight (38) MW pursuant to the terms and conditions of the Agreement, the Seller will be paid two million dollars ($2,000,000) a year for the eight (8) MW of Firm Capacity generated by the Expansion Facility or, in other words, Two Hundred and Fifty Thousand Dollars ($250,000) per megawatt per year or $20,833.33/MW/month.  Accordingly, the monthly Capacity Charge Rate shall be $20,833.33/MW/month based on eight (8) MW of Firm Capacity.  The Capacity Charge shall be adjusted depending on the amount of Firm Capacity available to the Company.

(2)        The monthly Capacity Charge Rate of $20,833.33/MW/month under this Section shall be escalated at a rate of 1.5% a year.  The per megawatt rate shall be rounded to four (4) decimal places (e.g. $0.0000).  Escalation will begin on January 1 of the second Contract Year and annually thereafter; provided, however, that the escalation rate for the second Contract Year shall be determined by the following formula:

Escalation Rate = 0.015 * [CD/365]

Where “CD” is the number of calendar Days from the Commercial Operation Date of the Expansion Facility through the end of the first Contract Year.  For example, if the Commercial Operation Date is September 1, 2010, then “CD” will equal the number of days from September 1, 2010 through December 31, 2011.

For Contract Years three (3) through the end of the Term, the escalation rate shall be 1.5% a year.

(3)        The base capacity for the Capacity Charge (monthly) shall be the average Available Capacity for the month from the Facility less thirty (30) MW, provided that the base capacity shall not be greater than eight (8) MW or less than zero (0) MW.

(4)        Calculation of the Capacity Charge (monthly).  The Capacity Charge (monthly) shall be based on the monthly Available Capacity of the Facility.  On and after the Commercial Operation Date, the monthly Capacity Charge shall be computed by the following formula:

Capacity Charge (monthly) = (average Available Capacity for the month - 30(MW)) x Capacity Charge Rate

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In no event shall the Capacity Charge (monthly) be less than zero (0).  In other words, if the Capacity Charge (monthly) is a negative number, the Capacity Charge (monthly) for that particular period shall be zero (0).  For months containing any Days of the two (2) fourteen (14) Day maintenance periods specified in Section 3.2C(1), the average Available Capacity for each such Day shall be calculated using the following factor (average Available Capacity for the maintenance period Day (not to exceed 8 MW) + 30(MW)). For example, if the average Available Capacity for the Facility on one (1) Day of the allowed fourteen Day maintenance period is seven (7) MW, then the average Available Capacity for that Day to be used in the average Available Capacity calculation for the month shall be thirty-seven (37) MW (7 MW+30MW).

(5)        Acceptance and Capacity Tests.  The Capacity Charge under this Section 5.1D, shall begin on the Commercial Operation Date.

(6)        Initial Capacity Shortfall; Corrective Period.  In the event the Commercial Operation Date is achieved and the initial Capacity tests conducted in accordance with Attachment D demonstrate that the Facility is unable to provide a Firm Capacity equal to the Committed Capacity at the time of the Commercial Operation Date, the following provisions shall apply:

(a)        the Commercial Operation Date Deadline will be deemed to be met, provided that the Seller shall, during the next twelve (12) months or such shorter period (“Corrective Period”) use commercially reasonable efforts to increase the Facility’s capacity level to the Committed Capacity as verified through a Capacity Test in accordance with the procedures in Attachment D.  During the Corrective Period, the Capacity Charge shall be calculated in accordance with the Capacity Charge formula using the Firm Capacity determined in the initial Capacity Test as the Firm Capacity in the formula.

(b)        if the Expansion Facility has not achieved its portion of the Committed Capacity after the Corrective Period, then the Firm Capacity achieved shall be deemed to be the Expansion Facility’s portion of the Committed Capacity and the Parties shall make appropriate pro-rata adjustments to the Capacity Charge, and the amount of such Firm Capacity cannot be increased by subsequent Capacity Tests unless mutually agreed to by the Parties in their sole and absolute discretion.

(7)        The Company shall not be required to pay any additional capacity payment for any additional power supplied by the Seller, either at the Company’s or the Seller’s request.

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(8)        A failure by the Seller to provide the required Firm Capacity to the Company shall result in the reduction in the capacity payment due to the Seller from the Company in accordance with Section 5.1D of this Agreement. The Company shall not have any obligation to pay capacity payments to the Seller for periods in which the Seller is unable to fulfill its obligations under this Agreement, including but not limited to circumstances which are subject to Article 17 of this Agreement relating to Force Majeure.

(9)        Permanent Reduction in Firm Capacity.  If, at any time after the Commercial Operation Date, (1) the Facility is continuously unable to achieve the Firm Capacity level for a period of eighteen (18) or more consecutive months, or (2) the Facility is unable to achieve an average Available Capacity of ninety percent (90%) of the established Firm Capacity level for a period of eighteen (18) or more consecutive months, then the Company or the Seller, at the option of either Party, shall have the right to give written notice to the other Party asking that a Capacity Test consistent with Good Engineering and Operating Practices and reasonably satisfactory to both Parties be conducted on the Facility pursuant to Section 3.2C(12) and Attachment D.  If the Capacity Test demonstrates that the Facility is unable to deliver Firm Capacity continuously, then the Firm Capacity amount shall be revised to reflect the capacity established by the Capacity Test as the maximum firm capacity that the Facility is capable of delivering under Company Dispatch.  The maximum firm capacity thus established shall thereupon become the Firm Capacity under this Agreement, and this revised Firm Capacity will be used in the EAF and EFOR calculations.  The revised Firm Capacity will be effective with the next Monthly Invoice following the date of receipt of the results of the Capacity Test. In the event that the Capacity Test demonstrates that the Facility is unable to continuously deliver more than thirty (30) MW, then the Firm Capacity under this Agreement shall be revised to thirty (30) MW.  In no case shall the Firm Capacity under this Agreement be revised to lower than thirty (30) MW. Firm Capacity which is reduced through a Capacity Test (or otherwise reduced pursuant to this section) cannot be increased by subsequent Capacity Tests unless otherwise agreed to by both Parties in their sole and absolute discretion.

E.                Minimum Delivery Guarantee by the Company

(1)        The Company shall purchase a minimum of 18,000 on-peak MWh (from the thirty (30) to thirty-eight (38) MW block of energy) each Contract Year (“Minimum Purchase Requirement”) from the Seller under Company Dispatch subject to the provisions of Sections 3.2.B(3), Article 4 and 5.1E of this Agreement.

(2)        The 18,000 MWh Minimum Purchase Requirement shall be reduced for any given Contract Year to the extent that:

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(a)        The Available Capacity of the Facility is less than thirty-eight (38) MW for any reason other than the annual overhaul period.  The 18,000 MWh shall be reduced by the following formula:

Amount of reduction = ((Average On-Peak Available Capacity of the Facility for the month – 30MW) – 8MW) * (14 hours * Actual number of days in that month)

 [Note:  The amount of the reduction is expressed as a negative number.]

In no event shall that portion of the formula (Average On-Peak Available Capacity of the Facility for the month – 30MW) be less than zero (0).  In other words, if the Average On-Peak Available Capacity of the Facility for the month is less than thirty (30) MW, then the portion of the formula (Average On-Peak Available Capacity of the Facility for the month – 30MW) for that particular period shall be zero (0).  For example, if the Average On-Peak Available Capacity for a month is twenty-nine (29) MW, then the formula would read

Amount of reduction = ((0)-8) * (14 hours * Actual number of days in that month)

(b)        During the annual overhaul periods, the Seller shall provide at least eight (8) MW of Available Capacity from the Facility.  To the extent that the Seller is unable to have the minimum of eight (8) MW of Available Capacity from the Facility, the 18,000 MWh amount shall be reduced by the difference between eight (8) MW and the Available Capacity.

(3)        In determining if the Company meets the Minimum Purchase Requirement, the Company’s energy purchases can be calculated using a three (3) year rolling average.

(4)        The Company can use off-peak MWh of energy generated from the Expansion Facility (regardless of whether the pricing for such energy is under this Agreement or the Fifth Amendment) to help fulfill the Minimum Purchase Requirement using a conversion ratio of one and one half (1.5) off-peak MWh to fulfill one (1.0) on-peak MWh Minimum Purchase Requirement.

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(5)        The Company shall be able to schedule the delivery of the Seller’s energy on an hourly basis to ensure the Minimum Purchase Requirement of energy.

F.                Hawaii General Excise Tax

The Company shall not be liable for payment of the applicable Hawaii General Excise Tax levied and assessed against the Seller as a result of this Agreement.  The rates and charges in this Article 5 shall not be adjusted by reason of any subsequent increase or reduction of the applicable Hawaii General Excise Tax.

G.              No Payment of Emission Fees

The Company shall not be liable for payment of the applicable air pollutant emissions fees imposed by the DoH or U.S. Environmental Protection Agency on the Seller as a result of operating or having the potential to operate the Facility.

H.              No Payment of Other Taxes or Fees

The Company shall not be liable for payment of, nor reimbursement of, any payment of any new or modified tax or fee imposed upon the Seller by any governmental body.

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ARTICLE 6 - BILLING AND PAYMENT

As long as this Agreement is in effect, the provisions of this Article 6 shall supersede and replace the billing and payment provisions under the Current PPA.  The provisions of this Article 6 shall govern the payments to the Seller under both the Current PPA, as may be amended from time to time, and this Agreement.

6.1         Monthly Invoice

By the fifth (5th) Business Day of each Calendar Month, the Company shall provide the Seller with the appropriate data for the Seller to compute the payment due for electricity delivered to the Company in the preceding Calendar Month as determined in accordance with this Agreement and the Current PPA.  The Seller shall compute the energy payment and Capacity Charge (monthly) and submit by the tenth (10th) Business Day of the month an invoice (“Monthly Invoice”) for the energy payment and Capacity Charge (monthly) to be paid to the Seller for the preceding Calendar Month.  Each Monthly Invoice shall include the Seller’s backup data for the computation of the energy payment and Capacity Charge (monthly) available as of the date of such Monthly Invoice. The Parties shall not be limited to reported operational data in calculating the monthly payment(s), and the Parties may make that calculation on the basis of all information available to the Parties, including results of seasonal capacity tests, results of ramp rate tests, and Facility response to requests for changes in operation. Unless and until the Company designates a different address, the Monthly Invoice shall be delivered to:

Hawaii Electric Light Company, Inc.

P.O. Box 1027

Hilo, HI   96721-1027

Attention: Power Purchase Contracts Administrator

Production Department

6.2         Payment

Upon timely receipt of the Monthly Invoice from the Seller, by the twentieth (20th) Business Day of each month (but no later than the last Business Day of that month if there are less than 20 Business Days in that month), the Company shall pay such monthly energy payment and Capacity Charge (monthly) as determined in accordance with this Agreement and the Current PPA, or provide to the Seller an itemized statement of its objections to all or any portion of such Monthly Invoice and pay any undisputed amount.  The timing of the Company’s obligations under this Section 6.2 shall be extended by a period of time equal to the number of Days the Seller

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submits Monthly Invoice after the tenth (10th) Business Day of the month.

6.3  Billing Disputes

Either Party may dispute invoiced amounts, but shall pay to the other Party at least the undisputed portion of invoiced amounts on or before the invoice due date. To resolve any billing dispute, the Parties shall use the procedures set forth in Article 16. When the billing dispute is resolved, the Party owing shall pay the amount owed within five (5) Business Days of the date of such resolution, with late payment interest charges calculated on the amount owed in accordance with the provisions of Section 6.4.  Undisputed and non-offset portions of amounts invoiced under this Agreement shall be paid on or before the due date.

6.4  Interest

Notwithstanding all or any portion of such invoice in dispute, any payment not made to the Seller by the twentieth (20th) Business Day of each calendar month (or the last Business Day in that month if there are less than twenty Business Days in that month) shall accrue interest at the average daily Base Rate plus two percent (2%) for the period until the outstanding interest and invoice amounts (or amounts due to the Seller if determined to be less than the invoiced amounts) are paid in full.  Partial payments shall be applied first to outstanding interest and then to outstanding invoice amounts.

6.5         Adjustments

In the event adjustments are required to correct inaccuracies in Monthly Invoices, the Party requesting adjustment shall use the method described in Section 3.2E(4) (Metering; Corrections), if applicable, to determine the correct measurements, and shall recompute and include in the Party’s request the amounts due during the period of such inaccuracies.  Except as noted below, the difference between the amount paid and that recomputed for each Monthly Invoice affected shall be paid, or repaid, with interest from the date that such Monthly Invoice was payable or was objected to by the Party responsible for such payment within thirty (30) Days following its receipt of such request, until the date that such recomputed amount is paid at the average daily Base Rate for the period. All claims for adjustments shall be waived for any deliveries of electricity made more than thirty-six (36) months preceding the date of any such request.

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6.6         Other Payments

Any amounts due from either Party under this Agreement other than monthly energy charges and Capacity Charge (monthly) shall be paid or objected to within thirty (30) Days following receipt from either Party of an itemized invoice setting forth, in reasonable detail, the basis for such invoice.

6.7         Offsets

In the event that a Party (“Nonpaying Party”) fails to pay the other Party any amount when due and owed under this Agreement (less any amounts disputed in good faith pursuant to Article 16) and fails to remedy such non-payment within thirty (30) Days after written demand therefor by the Party owed the amount, the Party owed the amount may at any time thereafter offset against any and all amounts that may be due and owed to the Nonpaying Party, any amount that the Nonpaying Party owes the Party conducting the offset.  Any Party asserting an offset shall provide a written explanation of the amount of the offset and the reason for the offset.

ARTICLE 6

Article 7  –  [RESERVED]

ARTICLE 7

ARTICLE 8  –  DEFAULT

8.1         Events of Default

A.              Default by the Seller

The occurrence of any of the following events at any time during the Term shall constitute an “Event of Default” by the Seller:

(1)        The Seller shall fail to achieve the Commercial Operation Date provided in Section 2.4B(3).

(2)        The Seller shall fail to pay the Company any amount as and when due under this Agreement (less any amounts disputed in good faith pursuant to Article 16) and fails to remedy such non-payment within thirty (30) Days after written demand therefor by the Company served upon the Seller.

(3)        The Seller shall fail to operate, maintain or repair the Expansion Facility in accordance with the terms of this Agreement such that a condition exists or may be reasonably anticipated to occur in the Expansion Facility which has or may be reasonably anticipated to have an adverse physical impact on the Company’s System or the equipment of the Company’s customers or which the Company reasonably determines presents an immediate danger to personnel or equipment, and the Seller shall fail to initiate and diligently pursue reasonable action to cure such failure within seven (7) Days after actual receipt by the Seller of demand therefor by the Company.

(4)        The Seller shall abandon the Expansion Facility prior to the Commercial Operation Date or shall fail to maintain continuous service to the extent required by this Agreement when it has the technical capability to do so for a period of thirty (30) or more consecutive Days, the last twenty-four (24) hours of which shall be after notice by the Company to the Seller that it is not in compliance with this provision, unless such abandonment or failure is caused by Force Majeure or an Event of Default by the Company. For purposes of this Section 8.1A(4), (i) abandonment of the Expansion Facility during the construction phase shall mean the failure by the Seller, after the PUC Approval Date, to proceed with or prosecute in a diligent manner the planning, design, engineering, permitting, completion (including, without limitation, purchasing, accounting, training and administration) and start up of the Expansion Facility for a consecutive period of thirty (30) Days, the last ten (10) Days of which shall be after notice from the Company to the Seller that it is not in compliance with this provision; and (ii) technical capability to maintain continuous service shall mean that the Expansion Facility could be operated in a safe manner at that time in accordance with Good Engineering and Operating Practices.

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(5)        The Company declares an Event of Default pursuant to Section 3.3D(l) (Implementation of Independent Engineering Assessment).

(6)        The Seller shall fail to meet the performance requirements specified in Section 3.2D(1) (Equivalent Availability Factor) or Section 3.2D(2) (Equivalent Forced Outage Rate) by more than ten (10) percentage points on average in any three (3) full consecutive Contract Years or if the Seller fails, after the twelfth (12th) full month following the Commercial Operation Date, to maintain an EAF greater than sixty percent (60%) on a twelve-month rolling average basis; provided, that to the extent such failure of performance is attributable to an event of Force Majeure, the contribution of such event of Force Majeure to such failure of performance shall be eliminated from the EAF calculation for the purposes of, and only for the purposes of, establishing an Event of Default of the Seller pursuant to this Section, and provided further, that the event of Force Majeure contributing, in whole or in part, to such failure of performance is subject to the provisions of Article 17 (Force Majeure).

(7)        The Seller shall fail to meet the performance requirements specified in Section 3.2D(5) (Unit Trips) by more than four (4) Unit Trips in each of any two (2) consecutive Contract Years, or the Facility experiences twelve (12) or more Unit Trips in any one (1) full Contract Year.

(8)        Either of the following events occur:

(a)        Without the prior written consent of the Company, such consent not to be unreasonably withheld or delayed, ORNI 8 LLC and/or ORPUNA LLC or any affiliate of either entity or of Ormat Nevada, Inc. is no longer a general partner of the Seller, and Ormat Nevada, Inc. or any affiliate thereof no longer directly or indirectly has an ownership interest of at least fifty-one percent (51%), or otherwise has voting control, of the Seller; provided, however,  that to the extent that the grant of consent by the Company is dependant upon qualifications to carry out the role of ORNI 8 LLC and/or ORPUNA LLC, the Company’s consent shall be granted if (1) the Company is reasonably satisfied that the substitute parent entity or entities have aggregate qualifications substantially equivalent to those of ORNI 8 LLC and/or ORPUNA LLC to carry out the role of ORNI 8 LLC and ORPUNA LLC, and (2) the Company is provided with evidence satisfactory to the Company of the substitute parent entity’s or entities’ creditworthiness and ability to perform its financial obligations hereunder in a manner consistent with the terms and conditions of this Agreement, including without limitation, the provision of

ARTICLE 8

insurance coverage in an amount consistent with the Company’s requirements for insurance as determined at the time of the consent;

(b)        Without the prior written consent of the Company, such consent not to be unreasonably withheld or delayed, the Seller (or any affiliate in which the Seller or Ormat Nevada, Inc. has directly or indirectly an ownership interest of at least fifty-one percent (51%), or otherwise has voting control), is no longer the operator of the Facility; provided, however, that to the extent that the grant of consent by the Company is dependent upon qualifications to carry out the role of the operator of the Facility, the Company’s consent shall be granted if the Company is reasonably satisfied that the substitute entity who will operate the Facility (1) has the qualifications or has contracted with an entity having the qualifications to operate the Facility in a manner consistent with the terms and conditions of this Agreement and (2) has provided the Company with evidence satisfactory to the Company of its creditworthiness and ability to perform its financial obligations hereunder in a manner consistent with the terms and conditions of this Agreement.

(9)        The Seller shall (a) be dissolved, be liquidated, be adjudicated as bankrupt, or become subject to an order for relief under any federal bankruptcy law; (b) fail to pay, or admit in writing its inability to pay, its debts generally as they become due; (c) make a general assignment of substantially all its assets for the benefit of creditors; (d) apply for, seek, consent to, or acquiesce in the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for itself or any substantial part of its property; (e) institute any proceedings seeking an order for relief or to adjudicate it as bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors; or (f) take any action to authorize or effect any of the foregoing actions.

(10)      Without the application, approval or consent of the Seller, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Seller, or any part of its property, or a proceeding described in Section 8.1A(9)(e) shall be instituted against the Seller and such appointment shall continue undischarged or such proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive Days or the Seller shall fail to file in a timely manner, an answer or other pleading denying the material allegations filed against it in any such proceeding.

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(11)      Without the prior written consent of the Company, the Seller shall transfer, convey, lose or relinquish its right to own the Expansion Facility or to occupy the Site to any person, except an entity to whom the Seller may assign this Agreement under Article 19 (Assignment).

(12)     The Seller shall fail to make all reasonable efforts to restore the Expansion Facility to full or substantially full operating condition following the Seller’s settlement of any casualty loss and the Seller’s agreement, after consultation with the Company, that it is reasonable to do so and such failure continues for thirty (30) Days after written demand therefor by the Company; provided, however, that if, after ten (10) years from the Execution Date, the whole or a substantial portion of the Expansion Facility is materially damaged or destroyed by such casualty, then the decision of whether or not to restore the Expansion Facility to substantially full operating condition shall be made solely by the Seller, in its commercially reasonable judgment, and if the Seller decides not to restore the Expansion Facility, such decision shall not be deemed to be a default under this Agreement, and in such event either Party shall have the right to terminate this Agreement by delivering a written notice of termination which shall be effective thirty (30) Days from the date such notice is delivered.

(13)      The Seller shall fail to comply with an arbitrator’s decision under Article 16 (Dispute Resolution) within thirty (30) Days after such decision becomes binding on the Parties or, if such decision cannot be complied with within thirty (30) Days, the Seller shall fail to have commenced efforts designed to comply and diligently continued such efforts until compliance is attained.

(14)      The Seller shall fail to perform a material obligation of this Agreement not otherwise specifically referred to in this Section 8.1A, which failure has or may reasonably be anticipated to have a material adverse effect on the Seller’s delivery of capacity and energy to the Company in accordance with the terms of this Agreement, on the Company’s System, on the equipment of the Company’s customers, or which failure the Company reasonably determines presents a danger to personnel or equipment, and which failure shall continue for forty-five (45) Days after written demand by the Company for performance thereof.

(15)  The Seller makes any representation or warranty to the Company required by, or relating to the Seller’s performance of, this Agreement that is false and misleading in any material respect when made.

(16)  The Seller fails to meet the Company’s performance requirements and does not remedy such failure within the period required by Section 3.3C.

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(17)  The Seller is in default under the Current PPA.

B.               Default by the Company

The occurrence of any of the following at any time during the Term shall constitute an “Event of Default” by the Company:

(1)        The Company shall fail to pay the Seller any amount as and when due under this Agreement (less any amounts disputed in good faith pursuant to Section 6.2 (Payment)) and shall fail to remedy such non-payment within thirty (30) Days after demand therefor from the Seller.

(2)        The Company shall fail to construct, operate, maintain or repair the Interconnection Facilities for which the Company is responsible for under Attachment A-3, in accordance with the terms of this Agreement, such that the safety of persons or property, the Expansion Facility, the Seller’s equipment, or the Seller’s entitlement to payments hereunder for capacity or energy is adversely affected, and shall fail to cure such failure within forty-five (45) Days after demand therefor from the Seller.

(3)        The Company shall abandon the Interconnection Facilities or shall discontinue purchases of capacity and energy required under this Agreement, unless such discontinuance is caused by reasons of Force Majeure or an Event of Default by the Seller, and shall fail to cure such failure within forty-five (45) Days after demand therefor from the Seller.

(4)        The Company shall (a) be dissolved, be adjudicated as bankrupt, or become subject to an order for relief under any federal bankruptcy law; (b) fail to pay, or admit in writing its inability to pay, its debts generally as they become due; (c) make a general assignment of substantially all its assets for the benefit of creditors; (d) apply for, seek, consent to, or acquiesce in the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for itself or any substantial part of its property; (e) institute any proceedings seeking an order for relief or to adjudicate it as bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors; or (f) take any action to authorize or effect any of the foregoing actions.

(5)        Without the application, approval or consent of the Company, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any part of its respective property, or a proceeding described in Section 8.1B(4)(e) shall be instituted against the Company and such appointment shall

ARTICLE 8

continue undischarged or such proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive Days or the Company shall fail to file timely an answer or other pleading denying the material allegations filed against it in any such proceeding.

(6)        The Company shall fail to comply with an arbitrator’s decision under Article 16 within thirty (30) Days after such decision becomes binding on the Parties in accordance with Section 16.2E or, if such decision cannot be complied with within thirty (30) Days, the Company shall fail to have commenced efforts designed to comply and diligently continue such efforts until compliance is attained.

(7)        The Company shall fail to perform a material obligation of this Agreement not otherwise specifically referred to in this Section 8.1B, which failure has or may reasonably be anticipated to have a material adverse effect on its ability to accept and pay for, or the Seller’s ability to deliver, capacity and energy in accordance with the terms of this Agreement, or which failure the Seller reasonably determines presents a danger to personnel or equipment, and which failure shall continue for forty-five (45) Days after written demand by the Seller for performance thereof.

(8)  The Company makes any representation or warranty to the Seller required by, or relating to the Company’s performance of, this Agreement that is false and misleading in any material respect when made.

C.       Cure Periods and Force Majeure Exceptions

(1)   Before becoming an Event of Default, the occurrences set forth in Sections 8.1A (Default by the Seller) and 8.1B (Default by the Company) are subject to cure periods and Force Majeure exceptions as follows:

(a)        under Section 8.1A(1), grace periods and the consequences of Force Majeure are addressed in Sections 2.4B(1) and 2.4B(3), and no further opportunity to cure or Force Majeure exceptions are applicable;

(b)        under Sections 8.1A(7) through (11), 8.1A(14), 8.1A(16), 8.1A(17), 8.1B(4), 8.1B(5) and 8.1B(8), no opportunities to cure or Force Majeure exceptions are applicable;

(c)        [RESERVED];

(d)        under Section 8.1A(6), there is no opportunity to cure and no Force Majeure exception is available beyond the Force Majeure exception provided in that Section 8.1A(6);

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(e)        under Sections 8.1A(2), 8.1B(1) and 8.1B(6), there are no opportunities to cure beyond the periods provided in those Sections, unless such breach or default is due to Force Majeure, in which case the non-defaulting Party may terminate this Agreement pursuant to Section 8.2B if the defaulting Party does not cure such breach or default resulting from Force Majeure within the lesser of the duration of the Force Majeure or 365 Days of written notice of such breach or default or written demand to cure such breach or default;

(f)         under Sections 8.1A(3), 8.1A(5), 8.1A(13), 8.1A(15), 8.1B(2), 8.1B(3) and 8.1B(7), there are no opportunities to cure beyond the periods provided in those Sections; and

(g)        under Section 8.1A(4), there is no opportunity to cure.

(2)        If an Event of Default occurs (or if conditions exist which would permit the Company or the Seller to declare an Event of Default) and if such Event of Default (or the conditions which would permit the Company or the Seller to declare an Event of Default) is cured prior to any invocation of remedies therefor, remedies (other than the payment of damages associated with such Event of Default) for such Event of Default shall not thereafter be invoked.

8.2         Rights and Obligations of the Parties Upon Default

A.              Notice of Default

Upon the occurrence of an Event of Default specified in Section 8.1, the non-defaulting Party shall deliver to the defaulting Party a written notice which (i) declares that an Event of Default has occurred under Section 8.1, and (ii) identifies the specific provision or provisions of such Section under which such Event of Default shall have occurred.

B.               Right to Terminate/Notice of Termination

If an Event of Default under Section 8.1 shall have occurred and not been cured within the applicable cure periods, if any, the non-defaulting Party shall have the right to terminate this Agreement by delivering a written notice of termination which shall be effective thirty (30) Days from the date such notice is delivered, provided, that if such notice of termination is not given within thirty (30) Days of the date such right to terminate is triggered, such termination shall not be effective.

ARTICLE 8

C.               Right to Demand Independent Engineering Assessment and Modification

(1)        If an Event of Default described in Section 8.1A(6) (performance standards, EAF and EFOR) or (7) (performance standards, unit trips) occurs, the Company shall, prior to exercising its rights under Section 8.2A (Notice of Default) or Section 8.2B (Right to Terminate/Notice of Termination) on the basis thereof, give written notice to the Seller that it will obtain an Independent Engineering Assessment concerning the failure to meet the specified warranted levels.  Within thirty (30) Days after receipt by the Seller of such notice, a president, vice president, or other authorized delegate of the Company and the Seller, both having full authority to settle the matter, shall personally meet in Hawaii and attempt in good faith to make the determination described in Section 8.2C(2).  If these officials reach agreement on a determination, the provisions of Sections 8.2C(3) and (4) shall apply thereto.  If no meeting takes place within thirty (30) Days of the Seller’s receipt of the aforesaid written notice, or if agreement between these officials is not reached within forty-five (45) Days of the Seller’s receipt of such notice, the Company may at any time thereafter require that an Independent Engineering Assessment be conducted in accordance with Section 3.3D except that in every instance all costs of such Independent Engineering Assessment shall be borne by the Seller.

(2)        The representatives of the Parties or the Qualified Independent Engineering Company based on the Independent Engineering Assessment, as applicable, shall determine whether there are commercially reasonable changes in the Facility, or in the manner in which the Seller operates the Facility, which (i) could be implemented within two hundred and seventy (270) Days (or such other time period which the Company and the Seller mutually agree upon) after the Qualified Independent Engineering Company’s or the representatives’ decision, and (ii) could reasonably be expected to result in future operation of the Facility in each Contract Year at the following levels:

(a)        An EAF not less than eighty-three percent (83.0%) computed in accordance with Section 3.2D(1);

(b)        An EFOR not to exceed ten percent (10.0%) computed in accordance with Section 3.2D(2);

(c)        The Facility shall have the capability, within Good Engineering and Operating Practices and within the design limitations of the Facility equipment, of producing the Firm Capacity; and

(d)        No more than four (4) Unit Trips in any Contract Year.

ARTICLE 8

(3)        If the representatives of the Parties or the Qualified Independent Engineering Company based on the Independent Engineering Assessment, as applicable, determine that there are no commercially reasonable changes meeting the requirements of paragraph (2) above, the Company may thereafter declare an Event of Default on the basis of the failure described in Section 8.1A(6) or (7) which preceded the Company’s request for an Independent Engineering Assessment.

(4)        If the representatives of the Parties or the Qualified Independent Engineering Company based on the Independent Engineering Assessment, as applicable, determine that there are commercially reasonable changes meeting the requirements of paragraph (2) above, the Company may not declare an Event of Default on the basis of the failure described in Section 8.1A(6) or (7) which preceded the Company’s request for an Independent Engineering Assessment unless the Seller either (i) fails to diligently carry out such recommended changes as determined in accordance with the procedures and requirements set forth in Section 3.3D or (ii) implements such changes but the Facility nevertheless does not meet the standards of Section 8.2C(2) in the first full Contract Year after such changes are implemented; provided that, if such right to declare an Event of Default is not exercised within three (3) months after such first full Contract Year, the Company shall be deemed to have waived such right.

(5)        The remedies provided in this Section 8.2C shall be the Company’s sole and exclusive remedy pending the determinations set forth herein and, if applicable, implementation of changes to the Facility as prescribed herein.

D.              Other Rights Upon Default

Upon the occurrence of an Event of Default by either Party, the non-defaulting Party, subject to the rights described in Sections 8.1C, 8.2B, 8.2C and Article 16 of this Agreement, may exercise, at its election, any rights and claim and obtain any remedies it may have at law or in equity, including, but not limited to, compensation for monetary damages, injunctive relief and specific performance.

ARTICLE 8

ARTICLE 9  -  LIQUIDATED DAMAGES FOR FAILURE TO ATTAIN WARRANTED PERFORMANCE

Recognizing that the Company must provide the ultimate service to its customers and that the capacity and energy produced by the Expansion Facility are needed to meet the requirements of the Company’s customers, and in order to avoid the difficulties of proof in connection with the damages the Company would incur in the event of a failure of the Expansion Facility to meet the performance standards herein, the Parties agree that the following Liquidated Damages for failure by the Seller to attain warranted performance (1) constitute a reasonable and good faith pre-estimate of the anticipated or actual loss or damage which would be incurred by the Company as a result of such failure, (2) are not intended as a penalty, (3) may be invoked by the Company to ensure that the Expansion Facility meets the performance standards established under this Agreement and (4) constitute the Company’s sole and exclusive remedy, except as otherwise specifically provided in Article 8.

9.1         Liquidated Damages

A.              Equivalent Availability Factor

For each one-tenth (1/10) of a percentage point that the Equivalent Availability Factor falls below the guaranteed level of eighty-three percent (83.0%) EAF based on two (2) fourteen (14) Day outages as specified in Section 3.2D(1) for each Contract Year, the Seller shall pay to the Company Liquidated Damages in the amount set forth in the following table (on a progressive basis) in accordance with Section 9.2.

Amount Below Guaranteed Level

0%-4.9%                   $200 per 0.1%

5.0%-9.9%                   $400 per 0.1%

10.0%-14.9%                 $600 per 0.1%

15.0%-48.1%                 $800 per 0.1%

B.               Equivalent Forced Outage Rate

For each one-tenth (1/10th) of a percentage point that the EFOR exceeds the guaranteed level of ten percent (10%) as specified in Section 3.2D(2) for each Contract Year, the Seller shall pay the Company Liquidated Damages in the amount set forth in the following table (on a progressive basis) in accordance with Section 9.2.

ARTICLE 9

Amount Above Guaranteed Level

0%-12.0%                 $200 per 0.1%

12.1%-17.0%                 $400 per 0.1%

17.1%-22.0%                 $600 per 0.1%

22.1%-53.4%                 $800 per 0.1%

C.              [RESERVED]

D.              Excessive Unit Trips

For each Unit Trip in excess of the limit set forth in Section 3.2D(5) for each Contract Year, the Seller shall pay the Company Liquidated Damages in the amount set forth in the following table (on a progressive basis) in accordance with Section 9.2:

Amount Above Guaranteed Number

1 - 3 Unit Trips	$10,000 per trip
4 - 7 Unit Trips	$12,500 per next trip
8 or more Unit Trips	$15,000 per next trip

9.2         Payment of Liquidated Damages

The Seller shall pay the aggregate amount of Liquidated Damages provided in Sections 9.1A, 9.1B and 9.1D for each Contract Year within thirty (30) Days after such Contract Year; provided that, at the Seller’s option, the Seller may pay such amount in one-twelfth (1/12th) increments per Calendar Month during the following Contract Year, together with a carrying charge on the balance of such amount computed at the Base Rate plus three percent (3%) per annum.  In the event the Seller fails to pay the Company undisputed amounts of Liquidated Damages due under this Section 9.2 within thirty (30) Days of receipt of the Company’s written demand, the Company may offset such undisputed amounts due against payments it is otherwise obligated to make under this Agreement.

9.3  Adjustments

All of the dollar values noted in Article 9 will be adjusted each Contract Year in accordance with Attachment I (Adjustment of Charges).

ARTICLE 9

ARTICLE 10  –  COMPANY’S ACCESS TO EXPANSION FACILITY SITE

10.1                                            Entry for Work On Site

The Seller shall permit the Company, its employees and agents (including but not limited to affiliates and contractors and their employees) to enter upon the Site, with such prior notice as is reasonable under the circumstances, to take such action as may be necessary in the reasonable opinion of the Company to:  (A) maintain, inspect, read and test meters and other Company equipment pursuant to Section 3.2E, (B) interconnect, interrupt, monitor or measure electrical generation produced at the Expansion Facility in accordance with the terms of this Agreement, and (C) exercise any other rights the Company may have under this Agreement.

10.2                                            [RESERVED]

10.3                                            No Ownership Interest

The Seller shall not acquire any ownership interest or security interest in or lien or mortgage on any equipment installed, owned, and maintained at the Site by the Company pursuant to this Agreement, and the Company shall have a reasonable time after termination of this Agreement in which to remove such equipment.

10.4                                            Inspection of Expansion Facility Operation

The Seller shall permit the Company, its employees and agents (including but not limited to affiliates and contractors and their employees) to enter upon and inspect the Expansion Facility and the Seller’s construction, operation and maintenance thereof from time to time, upon reasonable prior notice; provided that such inspections shall not interfere with the Seller’s operation of the Expansion Facility and do not occur more than four (4) times per Contract Year; provided further that to the extent that there exists a major operating problem with the Expansion Facility, the Company shall be permitted to enter upon and inspect the Expansion Facility without regard to the four (4) times per Contract Year limitation. The Company shall also be entitled to conduct non-intrusive site visits to the Expansion Facility personnel at the Site; provided that such visits shall not occur more than once a month.

If the Company observes a condition during such inspections which it believes may have an adverse impact on the Seller’s ability to fulfill its obligations under this Agreement, the Company may make a written request for and the Seller shall provide a written report on such condition within thirty (30) Days.  The Company’s inspection of the Seller’s equipment or operation shall not be construed as endorsing the design thereof nor as any warranty of

ARTICLE 10

the safety or reliability of said equipment or operation nor as a waiver of any right by the Company.

ARTICLE 10

ARTICLE 11 – OPERATIONS AND MAINENANCE

11.1                                            Facility Operation

The Seller shall staff, control and operate the Facility consistent at all times with Good Engineering and Operating Practices and the Operating Procedures developed pursuant to Section 11.3. Prior to the Commercial Operation Date, personnel capable of starting, operating, and stopping the Facility shall be continuously available at the Facility during all hours of every Day during commercial operations of the Facility.  After the Commercial Operation Date, personnel capable of starting, operating, and stopping the Facility shall be continuously available at the Facility during all hours of every Day.

11.2                                            Outage and Performance Reporting

The Seller shall comply with all current Company and NERC GADS generating unit outage reporting requirements, as they may be revised from time to time, and as they apply to the Facility, including the following:

(A)                           When Forced Outages occur, the Seller shall notify the Company of the existence, nature, start time, and expected duration of the Forced Outage as soon as practical, but in no event later than one (1) hour after the Forced Outage occurs.  The Seller shall immediately inform the Company of changes in the expected duration of the Forced Outage unless relieved of this obligation by the Company for the duration of each Forced Outage; and

(B)                            The Seller shall report to the Company information on Facility performance during a Calendar Month within five (5) Business Days after the end of the Calendar Month. For each generator, and using definitions provided by, and/or consistent with NERC GADS, or any successor document, the data reported shall include planned derated hours, unplanned derated hours, average derated kW from net capability during the derated hours, scheduled maintenance hours, average derated kW during scheduled maintenance hours, the number of generator starts, hours on-control and hours on-line.

11.3                                            Operating Committee and Operating Procedures

A.                                 The Company and the Seller shall each appoint one representative and one alternate representative to act in matters relating to the Parties’ performance obligations under this Agreement and to develop operating arrangements for the generation, delivery

ARTICLE 11

and receipt of electric capacity and energy hereunder. Such representatives shall constitute the Operating Committee. The Parties shall notify each other in writing of such appointments and any changes thereto. The Operating Committee shall have no authority to modify the terms or conditions of this Agreement.

B.                                  Prior to the Commercial Operation Date, the Operating Committee shall develop mutually agreeable written Operating Procedures which shall include methods for day-to-day communications; metering, telemetering, telecommunications, and data acquisition procedures; key personnel list for applicable Company and Seller operating centers; operations and maintenance scheduling and reporting; daily capacity and energy reports; unit operations log; and such other matters as may be mutually agreed upon by the Parties.

ARTICLE 11

ARTICLE 12 - AUDIT RIGHTS

12.1                                            Rights of the Company

The Company shall have the right throughout the Term and for a period of three (3) years following the end of the Term, as extended, upon reasonable prior notice, to audit the books and records of the Seller to the limited extent necessary to verify the basis for any claim by the Seller for payments from the Company or to determine the Seller’s compliance with the terms of this Agreement. The Company shall not have the right to audit other financial records of the Seller.  The Seller shall make such records available at its offices in Hawaii during normal business hours.  The Company shall pay the Seller’s reasonable costs for such audits, including allocated overhead.

12.2                                            Rights of the Seller

The Seller shall have the right throughout the Term and for a period of three (3) years following the end of the Term, as extended, upon reasonable prior notice, to audit the books and records of the Company to the limited extent necessary to verify the basis for charges invoiced by the Company to the Seller under this Agreement. The Seller shall not have the right to audit other financial records of the Company.  The Company shall make such information available during normal business hours at its offices in Hawaii.  The Seller shall pay the Company’s reasonable costs for such audits, including allocated overheads.

ARTICLE 12

ARTICLE 13 - INDEMNIFICATION

13.1                                            Indemnification of the Company

A.                                 The Seller shall indemnify, defend, and hold harmless the Company, its successors, permitted assigns, affiliates, controlling persons, directors, officers, employees, servants and agents, including but not limited to contractors and their employees (collectively referred to as an “Indemnified Company Party”), from and against any and all third party claims, demands, obligations, liabilities (including, without limitation, liabilities arising out of the doctrine of strict liability), losses, damages, penalties, fines, actions, suits, judgments, costs, expenses and disbursements (including without limitation, reasonable attorneys’ fees and expenses) and proceedings of any nature whatsoever for personal injury or death or damage to property, whether or not well founded, meritorious or unmeritorious, demanded, asserted or claimed against, imposed on, or incurred by an Indemnified Company Party in any way relating to or arising out of the performance by the Seller or its agents or subcontractors of this Agreement, except to the extent that any of the foregoing is attributable to the gross negligence or willful misconduct  of an Indemnified Company Party or a failure of the Company to comply with Section 3.1B (Protection of Facilities).

B.                                  Any fines or other penalties incurred by an Indemnified Seller Party (as defined in Section 13.2A) for noncompliance by the Seller or an Indemnified Seller Party with laws, rules, regulations, orders or other governmental actions referred to in Section 3.2I (Compliance with Laws) shall not be reimbursed by the Company but shall be the sole responsibility of the Seller.  The Seller shall indemnify, defend and hold harmless each Indemnified Company Party from and against any and all liabilities, damages, losses, penalties, claims, demands, suits, costs, expenses, disbursements (including attorney’s fees) and proceedings of any nature whatsoever suffered or incurred because of the failure of the Seller to comply with any of the laws, rules, regulations, orders or other governmental actions referred to in Section 3.2I.

C.                                 If the Seller shall obtain knowledge of any claim indemnified against under Section 13.1A or otherwise under this Agreement, the Seller shall give prompt notice thereof to the Company, and if the Company shall obtain any such knowledge, the Company shall give prompt notice thereof to the Seller.

D.                                 In case any action, suit or proceeding shall be brought against an Indemnified Company Party, the Company shall notify the Seller of the commencement thereof and, provided that it has acknowledged in writing to the Company its obligation to an Indemnified Company Party under this Article 13, the Seller shall be entitled, at its own expense, acting through counsel acceptable

ARTICLE 13

to the Company, to participate in and, to the extent that the Seller desires, to assume and control the defense thereof, provided, however, that the Seller shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, in the opinion of the Company, such action, suit or proceeding involves the potential imposition of criminal liability on an Indemnified Company Party or a conflict of interest between an Indemnified Company Party and the Seller, in which case the Company shall be entitled, at its own expense, acting through counsel acceptable to the Seller to participate in any action, suit or proceeding, the defense of which has been assumed by the Seller.  The Company shall supply the Seller with such information and documents requested by the Seller as are necessary or advisable for the Seller to possess in connection with its participation in any action, suit or proceeding to the extent permitted by this Section 13.1D.  An Indemnified Company Party shall not enter into any settlement or other compromise with respect to any claim without the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed.

E.                                   Upon payment of any claim by the Seller pursuant to Section 13.1D or other similar indemnity provisions contained herein to or on behalf of the Company, the Seller, without any further action, shall be subrogated to any and all claims that an Indemnified Company Party may have relating thereto, and the Company shall cooperate with the Seller and give such further assurances as are necessary or advisable to enable the Seller vigorously to pursue such claims.

13.2                                            Indemnification of the Seller

A.                                 The Company shall indemnify, defend, and hold harmless the Seller, its successors, permitted assigns, affiliates, controlling persons, directors, officers, employees, servants and agents, including but not limited to contractors and their employees (collectively referred to as an “Indemnified Seller Party”), from and against any and all third Party claims, demands, obligations, liabilities (including, without limitation, liabilities arising out of the doctrine of strict liability), losses, damages, penalties, fines, actions, suits, judgments, costs, expenses and disbursements (including reasonable attorneys’ fees and expenses) and proceedings of any nature whatsoever for personal injury or death or damage to property, whether or not well founded, meritorious or unmeritorious, demanded, asserted or claimed against, imposed upon, or incurred by an Indemnified Seller Party in any way relating to or arising out of the performance by the Company of its obligations under this Agreement, except to the extent that any of the foregoing is attributable to the negligence or intentional action of an Indemnified Seller Party or a failure of the Seller to comply with Section 3.1B (Protection of Facilities).

ARTICLE 13

B.                                  If the Company shall obtain knowledge of any claim indemnified against under Section 13.2A or otherwise under this Agreement, the Company shall give prompt notice thereof to the Seller, and if the Seller shall obtain any such knowledge, the Seller shall give prompt notice thereof to the Company.

C.                                 In case any action, suit or proceeding shall be brought against an Indemnified Seller Party, the Seller shall notify the Company of the commencement thereof and, provided that it has acknowledged in writing to the Seller its obligation to an Indemnified Seller Party under this Article 13, the Company shall be entitled, at its own expense, acting through counsel acceptable to the Seller, to participate in and, to the extent that the Company desires, to assume and control the defense thereof, provided, however, that the Company shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, in the opinion of the Seller, such action, suit or proceeding involves the potential imposition of criminal liability on an Indemnified Seller Party or a conflict of interest between an Indemnified Seller Party and the Company, in which case the Seller shall be entitled, at its own expense, acting through counsel acceptable to the Company, to participate in any action, suit or proceeding the defense of which has been assumed by the Company.  An Indemnified Seller Party shall supply the Company with such information and documents requested by the Company as are necessary or advisable for the Company to possess in connection with its participation in any action, suit or proceeding, to the extent permitted by this Section 13.2C.  An Indemnified Seller Party shall not enter into any settlement or other compromise with respect to any claim without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed.

D.                                 Upon payment of any claim by the Company pursuant to Section 13.2C or other similar indemnity provisions contained herein to or on behalf of the Seller, the Company, without any further action, shall be subrogated to any and all claims that an Indemnified Seller Party may have relating thereto, and the Seller shall cooperate with the Company and give such further assurances as are necessary or advisable to enable the Company vigorously to pursue such claims.

ARTICLE 13

ARTICLE 14 - CONSEQUENTIAL DAMAGES

Neither the Seller nor the Company shall be liable to the other Party for any indirect, consequential, incidental, punitive or exemplary damages.

ARTICLE 14

ARTICLE 15 - INSURANCE

15.1                                            Required Coverage

The Seller shall, at its own expense, acquire and maintain, or cause to be maintained, commencing with the start of construction, as applicable, and continuing throughout the Term, as applicable, the minimum insurance coverage for the insurance policies as specified in Attachment J (Required Insurance), which the Seller reasonably determines to be necessary during construction and operation of the Expansion Facility, as long as such coverage is available to the Seller on commercially reasonable terms.

15.2                                            Additional Insureds

The insurance Policies specified in Sections 1.(b) and 1.(c) of Attachment J shall include the Company as an additional insured, as its interest may appear, with respect to any and all third party bodily injury and/or property damage claims arising from the Seller’s performance of this Agreement and, to the extent permitted by such insurers after reasonable efforts of the Seller to obtain such notice, shall require at least thirty (30) Days written notice to the Company prior to cancellation of, or material modification to, such policy and seven (7) Days written notice to the Company of cancellation due to failure by the Seller to pay such premium.

15.3                                            Evidence of Policies Provided to the Company

Evidence of insurance for the coverage specified in this Article 15 shall be provided to the Company within thirty (30) Days after the Seller has obtained a copy of the related policies.  During the Term, the Seller, upon the Company’s reasonable request, shall make available to the Company for its inspection at the Seller’s designated location, certificates of insurance or evidence of coverage of the insurance policies specified in this Article 15.  In addition, the Seller shall provide evidence of other insurance coverage as described in Attachment J.

15.4                                            Deductibles

The Company acknowledges that any policy required herein may contain reasonable deductibles or self-insured retentions, the amounts of which are solely within the discretion of the Seller.

ARTICLE 15

ARTICLE 16 - DISPUTE RESOLUTION

16.1                    Good Faith Negotiations.

Except as otherwise expressly set forth in this Agreement, before submitting any claims, controversies or disputes (“Dispute(s)”) under this Agreement to the Dispute Resolution Procedures set forth in  Section 16.2 (Dispute Resolution Procedures), the presidents, vice presidents, or authorized delegates from both the Seller and the Company having full authority to settle the Dispute(s), shall personally meet in Hawaii and attempt in good faith to resolve the Dispute(s) (the “Management Meeting”).

16.2                    Dispute Resolution Procedures.

A.                                 Mediation.  Except as otherwise expressly set forth in this Agreement and subject to Section 16.1 (Good Faith Negotiations), any and all Dispute(s) arising out of or relating to this Agreement, (i) which remain unresolved for a period of twenty (20) Days after the Management Meeting takes place or (ii) for which the Parties fail to hold a Management Meeting within sixty (60) Days of the date that a Management Meeting was requested by a Party, may upon the agreement of the Parties, first be submitted to confidential mediation in Honolulu, Hawaii pursuant to the administration by, and in accordance with the Mediation Rules, Procedures and Protocols of, Dispute Prevention & Resolution, Inc. (or its successor) or, in their absence, the American Arbitration Association (“DPR”) then in effect.  If settlement of the Dispute(s) is not reached within sixty (60) Days after commencement of the mediation, either Party may initiate arbitration as set forth in Section 16.2(C) (Initiation of Arbitration).

B.                                  Arbitration. If (i) any Disputes remain unresolved after such mediation concludes or the 60-Day mediation period has expired, or (ii) the Parties do not mutually agree to invoke mediation procedures, the Parties agree to submit any such Dispute(s) to binding arbitration in Honolulu, Hawaii pursuant to the administration by DPR, and in accordance with (aa) the Arbitration Rules, Procedures, and Protocols of DPR then in effect (or the commercial arbitration rules then in effect of its successor) (“Arbitration Rules”), (bb) the Hawaii Revised Statutes (“HRS”) Chapter 658A (“Chapter 658A”) or the Federal Arbitration Act, 9 U.S.C. § 1 et seq., if applicable (“FAA”), and (cc) the procedures of this Section 16.2 (Dispute Resolution Procedures).  To the extent that these procedures are permissible under Chapter 658A if the Parties agree to waive or vary the terms of the applicable Arbitration Rules and/or Chapter 658A and/or the FAA, the Parties do hereby so agree without prejudice to any application for judicial relief authorized by Chapter 658A. The final award and order of the arbitrator(s) is binding upon the

ARTICLE 16

Parties and judgment upon the final award and order rendered may be entered in any court of competent jurisdiction.

C.                                 Initiation of Arbitration.  A Party shall initiate arbitration by giving to the other Party its written notice of its demand for arbitration, which notice shall include a detailed statement of its contentions of law and fact and remedies sought, and submitting such notice to DPR in accordance with the applicable Arbitration Rules.  No such notice shall be valid or effective to the extent that any claim(s) set forth therein would be barred by the applicable statute of limitations or laches.  Such notice shall be signed by the president of the Party giving and submitting the notice and be delivered to the president of the other Party.  The other Party shall file a detailed answering statement within twenty (20) Days of receipt of the notice of the demand for arbitration.

D.                                 Procedures for Appointing Arbitrator(s).  The Parties hereby agree that arbitrator(s) shall be appointed according to the following procedure, notwithstanding any contrary or inconsistent provision of the Arbitration Rules.

(1)                              Single Arbitrator.  Within twenty (20) Days of the receipt by the initiating Party of the detailed answering statement, the Parties shall attempt to agree on a single arbitrator with apparent and substantial experience, knowledge or expertise with respect to electric utility practices and procedures and/or the design, construction and operation of electric generating facilities and geothermal facilities.

(2)                              Three-Arbitrator Panel. Should the Parties fail to agree on a single arbitrator within such 20-Day period, each Party may appoint one arbitrator within fourteen (14) Days thereafter pursuant to the Arbitration Rules.  If any Party does not appoint an arbitrator within that fourteen (14) Day period, or if the arbitrator appointed by such Party is disqualified for any reason, DPR shall appoint one (1) or both of the arbitrator(s), as appropriate. Within twenty (20) Days of the appointment of the second arbitrator, the two appointed arbitrators shall attempt to agree upon the appointment of a third arbitrator to serve as the chair of the panel of arbitrators.  If the two appointed arbitrators fail to agree upon the appointment of the third arbitrator within this 20-Day period or if the third arbitrator appointed by the two arbitrators is disqualified for any reason, DPR shall appoint the third arbitrator. In the event of any selection of an arbitrator by DPR, the Parties hereby request that DPR give preference to the residents of the State of Hawaii. The arbitration panel shall determine all matters by majority vote.

(3)                              Disclosures and Objections.  The Parties shall have forty-eight (48) hours from the receipt of notice of the appointment

ARTICLE 16

of an arbitrator to request disclosures and shall have forty-eight (48) hours from receipt of the notice of appointment of the arbitrator or the arbitrator’s last disclosure in which to assert an objection to the arbitrator’s appointment.

E.           Conduct of the Arbitration by the Arbitrator(s).  Each arbitrator appointed pursuant to Section 16.2(E) shall swear to conduct such arbitration in accordance with (i) the terms of Article 16 (Dispute Resolution), (ii) the applicable Arbitration Rules, (iii) the laws of the State of Hawaii, (iv) the most recent Guidelines for Arbitrator Reimbursement established by the Financial Industry Regulatory Authority (or its successor) and (v) the Code of Ethics of the American Arbitration Association (“Code of Ethics”), provided that, notwithstanding any thing in the Code of Ethics to the contrary, and regardless of whether appointed by a single Party, each arbitrator shall (aa) be neutral, impartial and not predisposed to favor either Party and (bb) subsequent to appointment as an arbitrator, refrain from any and all ex parte communication with any Party.

F.           Arbitration Procedures.

(1)                              The Parties shall have 120 Days from the date of the appointment of the single agreed arbitrator or the third arbitrator of the arbitration panel to perform discovery and present evidence and argument to the arbitrator(s), including, without limitation, all evidence and argument with respect to the costs of arbitration, attorney fees and costs, and all other matters to be considered for inclusion in the final award and order issued by the arbitrator(s).

(2)                              During this 120-Day period, the arbitrator(s) shall conduct a hearing to receive and consider all such evidence submitted by the Parties as the arbitrator(s) may choose to consider.  The arbitrator(s) may limit the amount of time allotted to each Party presentation of evidence and argument at the hearing, provided that such time be allocated equally to each Party.  Subject to the foregoing sentence, the arbitrator(s) shall have complete discretion over the mode and order of prehearing discovery, the issuance of subpoenas and subpoenas duces tecum for the production of witnesses and/or evidence prior to and at the hearing, the presentment of evidence, and the conduct of the hearing.  The arbitrator(s) shall not consider any evidence or argument not presented during this 120-Day period. This 120-Day period may be extended for sufficient cause by the arbitrator(s) or by agreement of the Parties.

(3)                              The arbitrator(s) shall use all reasonable means to expedite discovery and may sanction a Party’s non-compliance with obligations hereunder to produce evidence or witnesses prior to the hearing, at depositions or at the hearing.  Each Party shall require

ARTICLE 16

and warrant that (i) all records of such Party, its partners, members, or affiliates pertaining to the negotiation, administration, and enforcement of this Agreement shall be maintained in the possession of such Party for no fewer than seven (7) years, and (ii) each of its officers, employees, consultants, general partners, or managing members shall submit to the jurisdiction of the arbitrator(s) and shall comply with all orders and subpoenas issued with respect to the production of witnesses or evidence at and/or prior to the hearing.  All such evidence and witnesses shall be made available at such Party’s sole expense in Honolulu, Hawaii.

(4)                              Upon the conclusion of such one hundred and twenty (120) Day period, the arbitrators shall have thirty (30) Days to reach a determination and to give a written decision to the Parties, stating their findings of fact, conclusions of law and final award and order.  The final award and order shall also state which Party prevailed or that neither Party prevailed over the other.

(5)                              The costs of arbitration (i.e., the fees and expenses charged by the arbitrator(s) and DPR), the reasonable attorney fees of the Party that prevailed (but not including any attorney fees attributable to or charged by in-house counsel), and the reasonable costs of the Party that prevailed to the extent that such costs are recoverable pursuant to HRS § 607-9 (but not including testifying or nontestifying expert witness or consultant fees), shall be determined by the arbitrator(s) and awarded to the prevailing Party in the final award and order issued by the arbitrator(s); provided, however, that the arbitrator(s) shall have no power to award any costs of arbitration, attorney fees or costs incurred more than thirty (30) Days prior to the date of the notice and demand for arbitration. In the event neither Party prevails, the Parties shall each pay fifty percent (50%) of the cost of the arbitration (i.e., the fees and expenses charged by the arbitrator(s) and DPR) and shall otherwise each bear their own arbitration costs, attorney fees, costs and all other expenses of arbitration, including without limitation their own testifying or nontestifying expert witness and consultant fees.

G.                                 Authority of the Arbitrators.  Notwithstanding anything herein or in the Arbitration Rules to the contrary, the authority of the arbitrator(s) in rendering the final award and order is limited to the interpretation and/or application of the terms of this Agreement and to ordering any remedy allowed by this Agreement.  The arbitrator(s) shall have no power to change any term or condition of this Agreement, deprive any Party of a remedy expressly provided hereunder, or provide any right or remedy that has been excluded hereunder.  Notwithstanding anything herein or in the Arbitration Rules to the contrary, any Party who contends that the final award and order of the arbitrator(s) was in excess of the authority of the arbitrator(s) as set forth herein may seek judicial relief in the Circuit Court of the State of Hawaii for the circuit in which

ARTICLE 16

the arbitration hearing was held, provided that such judicial proceeding is initiated within thirty (30) Days of the final award and order and not otherwise.

ARTICLE 16

ARTICLE 17 - FORCE MAJEURE

17.1                                            Definition

The term “Force Majeure” as used in this Agreement means an event not reasonably anticipated as of the date of this Agreement, which (a) is not within the reasonable control of the Party affected thereby, (b) could not have been avoided by the affected Party’s exercise of due diligence or operation in accordance with Good Engineering and Operating Practices, (c) is not the result of the failure to act or the negligence of the affected Party, and (d) the affected Party is unable to overcome by the exercise of due diligence. To the extent that such event satisfies the test set forth in the preceding sentence, Force Majeure includes:  acts of God, fire, flood, explosion, civil disturbance, sabotage, terrorism, hurricanes, tornadoes, lightning, earthquakes, volcanic eruptions, war, Catastrophic Equipment Failure and action or restraint by court order or governmental authority; provided that to the extent possible, the Facility shall be designed for seismic, tropical storm, hurricane, flooding, and volcanic eruption conditions as appropriate for its location in order to provide for the Firm Obligation; and provided that none of the following constitute Force Majeure:

(i)

strikes or labor disturbances occurring at the Site, except to the extent such strikes or labor disturbances at the Site are directly related to strikes or labor disturbances that are simultaneously disrupting other business operations on the island of Hawaii;

(ii)

any acts or omissions of any third party, including, without limitation, any vendor, materialman, customer, or supplier of the Seller, unless such acts or omissions are themselves caused by an event of Force Majeure as herein defined;

(iii)

any full or partial curtailment in the electric output of the Facility that is caused by or arises from a mechanical or equipment breakdown or other conditions attributable to normal wear and tear or defects, unless such mishap is caused by Force Majeure;

(iv)	changes in market conditions that affect the cost of the Seller’s supplies, or that otherwise render this Agreement uneconomic or unprofitable for the Seller;

(v)	the Seller’s inability to obtain Permits or approvals of any type for the construction, operation, or maintenance of the Facility;

ARTICLE 17

(vi)	the Seller’s inability to obtain sufficient geothermal resource or materials to operate the Expansion Facility;

(vii)	a Forced Outage except where such Forced Outage is caused by an event of Force Majeure;

(viii)

litigation or administrative or judicial action pertaining to this Agreement, the Site, the Expansion Facility, the Existing Facility, any Permits, or the design, construction, maintenance or operation of the Expansion Facility and/or Existing Facility; and

(ix)

any full or partial curtailment in either the ability of the Facility to deliver its Committed Capacity or in the ability of the Company to accept the Committed Capacity which is caused by any action or inaction of a third party, including but not limited to any vendor or supplier of the Seller or the Company, except to the extent due to Force Majeure.

17.2                                            Consequences of Force Majeure

A.                                 Neither Party shall be responsible or liable for any delay or failure in its performance under this Agreement, nor shall any delay, failure, or other occurrence or event become an Event of Default, to the extent such delay, failure, occurrence or event is substantially caused by conditions or events of Force Majeure, provided that:

(1)                              The non-performing Party gives the other Party prompt written notice describing the particulars of the occurrence of Force Majeure;

(2)                              The suspension of performance is of no greater scope and of no longer duration than is required by Force Majeure;

(3)                              The non-performing Party proceeds with due diligence to remedy its inability to perform and provides weekly progress reports to the other Party describing actions taken to end or minimize the effects of the Force Majeure and the anticipated duration of the Force Majeure; and

(4)                              When the non-performing Party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party written notice to that effect.

ARTICLE 17

B.                                  The Party so excused shall make all reasonable efforts, including all reasonable expenditures of necessary funds, to cure, mitigate or remedy such Force Majeure event.  Any payments due as compensation for the obligation so excused shall also be excused for so long as the obligation is not performed due to Force Majeure. The burden of proof shall be on the Party claiming Force Majeure pursuant to this Article 17.

C.                                 Except as otherwise expressly provided for in this Agreement, the existence of a condition or event of Force Majeure shall not relieve the Parties of their obligations under this Agreement to the extent that performance of such obligations is not precluded by the condition or event of Force Majeure.

17.3                                            Effect of Force Majeure on Milestone Dates and Commercial Operation Date Deadline

During the occurrence of a Force Majeure event, each Condition Precedent in Section 2.3A and each Milestone Date in Attachment B, shall be extended on a Day-for-Day basis until the end of such Force Majeure event; provided, however, in no event shall Force Majeure extend any such Milestone Date beyond the Commercial Operation Date Deadline provided in Section 3.2A(3). In no event will any delay or failure to perform caused by any condition or event of Force Majeure extend this Agreement beyond its stated Term.

17.4                                            Right to Terminate Due to Force Majeure

Notwithstanding any other provision of this Agreement, if a Party is prevented from substantially performing its obligations under this Agreement by Force Majeure for a period of nine (9) consecutive months in the case of a single Force Majeure event or twelve (12) consecutive months in the case of more than one (1) Force Majeure event, the other Party may terminate the Agreement without further obligation or liability of either Party to the other hereunder.  Such termination shall be effective upon thirty (30) Days written notice to the other Party prior to the resumption of substantial performance; provided, however, that if substantial performance is resumed during such thirty (30) Day period, such termination shall not be effective. The Party not claiming Force Majeure may, but shall not be obligated to, extend such periods for such additional time as it, at its sole discretion, deems appropriate, if the affected Party is exercising due diligence in its efforts to cure the conditions or events of Force Majeure.

17.5                                            Obligations Remaining After Event of Force Majeure

No monetary obligations of either Party which arose before the occurrence of an event of Force Majeure causing the suspension of performance shall be excused as a result of such occurrence.

ARTICLE 17

The obligation to pay in a timely manner any payments owed pursuant to Article 5 (Rates for Purchase), and any other money for obligations and liabilities which matured prior to the occurrence of an event of Force Majeure is absolute and shall not be subject to the Force Majeure provisions.  In the event of a Seller Force Majeure which reduces or limits the Expansion Facility’s capability to deliver capacity and/or energy, the Company shall be obligated to pay for capacity only to the extent such capacity is made available by the Seller and for such reduced energy as it may accept.  In the event of a Company Force Majeure which reduces or limits the Company’s capability to purchase energy, the Company shall pay for such reduced energy as it may accept, but shall remain obligated to pay for capacity to the extent made available by the Seller in accordance with this Agreement.

17.6                                         Delays Attributable to the Company

The Seller shall be excused from a failure to meet any specified Milestone Date where the Seller can establish that such a failure is solely attributable to any delay or failure by the Company obtaining any consents or approvals from governmental authorities or third parties required for the Company to perform its obligations under this Agreement (whether or not caused by any conditions or events of Force Majeure)(“Delay Conditions”), provided that for such a failure, the Milestone Date that is not met due to the Delay Condition(s), and any affected Milestone Dates that follow, shall be extended for a period of time equal to the period of time between (i) the Milestone Date that is not met due to the Delay Condition(s) and (ii) the Day that the Company has corrected the Delay Condition(s).

ARTICLE 17

ARTICLE 18 - ELECTRIC SERVICE SUPPLIED BY THE COMPANY

This Agreement does not provide for any electric services by the Company to the Seller.  If the Seller requires any electric services from the Company, the Company shall provide such service on a non-discriminatory basis in accordance with the Company’s Schedule “J” tariff, a copy of which is attached as Attachment S, or successors thereof.

ARTICLE 18

ARTICLE 19 - ASSIGNMENT

19.1 Assignment by the Seller

This Agreement shall not be assignable by the Seller without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned); provided that the Seller may, without the consent of the Company, assign this Agreement (A) to a party providing financing or re-financing for the Expansion Facility as required by, or otherwise in connection with, such financing or (B) to an affiliate, a wholly-owned subsidiary or a successor of the Seller. Such consent shall not be unreasonably withheld, delayed or conditioned; provided (i) at least thirty (30) Days prior notice of any such assignment shall be given to the other Party; and (ii) any assignee shall expressly assume the assignor’s obligations hereunder, unless otherwise agreed to by the other Party, and no assignment, whether or not consented to, shall relieve the assignor of its obligations hereunder if the assignee fails to perform, unless the other Party agrees in writing in advance to waive the assignor’s continuing obligations pursuant to this Agreement.

19.2 Assignment by the Company

This Agreement shall not be assignable by the Company without the prior written consent of the Seller (which consent shall not be unreasonably withheld, delayed or conditioned); provided that the Company shall have the right, without the consent of the Seller, to assign its interest in this Agreement to any affiliated company owned in whole or in part by Hawaiian Electric Industries, Inc., provided further that such assignment does not impair the ability of the Seller to continue to receive the payments it is entitled to under this Agreement and, further provided that the Company will remain directly responsible for any obligations under this Agreement that only the Company, as the public utility serving the Island of Hawaii, can carry out.

19.3 Binding on Assigns

This Agreement and all of its covenants, terms and provisions shall be binding upon and shall inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

19.4 Transfer Without Consent is Null and Void

Any sale, transfer, or assignment of any interest in this Agreement made without fulfilling the requirements of the Agreement shall be null and void and shall constitute an Event of Default pursuant to Article 8.

ARTICLE 19

19.5 Subcontracting

The Seller may subcontract its duties or obligations under this Agreement without the prior written consent of the Company, provided that no such subcontract shall relieve the Seller of any of its duties or obligations hereunder.

ARTICLE 19

ARTICLE 20 - CHANGE IN COMMITTED CAPACITY

After this Agreement is submitted to the PUC for approval, the Seller shall not increase the Committed Capacity.

ARTICLE 20

ARTICLE 21 - SALE OF FACILITY BY SELLER

If, during the Term or upon the expiration of the Term, the Seller (i) is the sole owner of the Facility, without any ownership restriction or ownership interest in any other party, including any party in connection with, or as a result of, any financing arrangement affecting or covering the Expansion Facility or the Existing Facility, (ii) has the continuing right to remain on the lands upon which the Facility and all of its component equipment, buildings, structures and other facilities are located and occupy during the Term, (iii) has the right to sell all of its right, title and interest in and to the Facility to any third party, without restriction other than the consent of the owner of the aforesaid lands to any sale of the Facility, and (iv) desires to sell the Facility, then the Seller agrees to notify the Company in writing of the Seller’s ability to and interest in selling the Facility and the Seller’s willingness to consider an offer from the Company to purchase the Facility, subject to the terms of the applicable land arrangements that the Seller has entered into with the owner of the lands upon which the Facility and its component equipment, buildings, structures and other facilities are located and occupy.  The Seller will, in any such written notice to the Company, specify the terms and conditions, including any applicable deadlines and other matters that the Seller deems relevant, under which the Seller is willing to consider an offer to purchase the Facility from the Company.  The Parties acknowledge that this provision does not create any legal or other obligation upon the Seller to sell the Facility or to offer the Facility for sale to the Company, and is only an expression of the Seller’s willingness, under the conditions stated above, to inform the Company if the Seller desires such sale.

ARTICLE 21

ARTICLE 22 – [RESERVED]

ARTICLE 22

ARTICLE 23 – [RESERVED]

ARTICLE 23

ARTICLE 24 – [RESERVED]

ARTICLE 24

ARTICLE 25 - MISCELLANEOUS

25.1                                            Recovery of Payments

No change may be made in the terms and conditions of this Agreement except by agreement of the Parties.  The Parties believe, and have entered this Agreement relying on the belief that, under and pursuant to PURPA and 18 C.F.R., Part 292, including, without limitation, 18 C.F.R. 292.304(b)(5) and (d)(2), after the PUC Order has become final and non-appealable: (i) no adjustment in the payments to be paid to the Seller under the provisions of this Agreement is either appropriate or lawful; and (ii) that, also in light of the foregoing, it is neither appropriate nor lawful for the PUC or any successor entity to deny the Company the recovery of any or all amounts paid to the Seller pursuant to the terms of this Agreement.  Both Parties will extend commercially reasonable efforts to resist and appeal any PUC actions, decisions, or orders denying or having the effect of denying or otherwise preventing the Company from recovering any or all amounts paid to the Seller pursuant to the terms of the Agreement; provided that the Company shall reimburse the Seller for any and all reasonable out-of-pocket expenses incurred in assisting the Company in accordance with this Section 25.1.

25.2                                            Notices

Except as otherwise specified in this Agreement, any notice, demand or request required or authorized by this Agreement to be given in writing to a Party shall be either personally delivered or mailed by registered or certified mail (return receipt requested) postage prepaid to such Party at the following address:

If to the Seller:                                                 PUNA GEOTHERMAL VENTURE

14-3860 Kapoho Pahoa Road

Pahoa, Hawaii 96778

ATTN:  General Manager

or

PUNA GEOTHERMAL VENTURE

P. O. Box 30

Pahoa, Hawaii 96778

ATTN:  General Manager

If to the Company:                        HAWAII ELECTRIC LIGHT COMPANY, INC.

1200 Kilauea Avenue

Hilo, Hawaii 96720-4295

ATTN: President

ARTICLE 25

The designation of such person and/or address may be changed at any time by either Party upon written notice given pursuant to the requirements of this Section 25.2.  A notice served by mail shall be effective upon receipt.

25.3                                            Entire Agreement

This Agreement and the Current PPA as amended, including all attachments, exhibits and other documents thereto, constitute the entire understanding between the Parties with respect to the subject matter herein and supersedes any and all previous understandings between the Parties, and binds and inures to the benefit of the Parties, their successors and assigns.  The Parties have entered into this Agreement in reliance upon the representations and mutual undertakings contained herein and not in reliance upon any oral or written representation or information provided to one Party by any representative of the other Party.

25.4                                            Further Assurances

If either Party determines in its reasonable discretion that any further instruments, assurances or other things are necessary or desirable to carry out the terms of this Agreement, the other Party will execute and deliver all such instruments and assurances and do all things reasonably necessary or desirable to carry out the terms of this Agreement.

25.5                                            Severability

After the requirements of Section 25.14 (PUC Approval) have been satisfied, if any term or provision of this Agreement or the application thereof to any person, entity or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons, entities or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

25.6                                            No Waiver

The failure of either Party to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other Party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce every such provision.

ARTICLE 25

25.7                                            Modification or Amendment

No modification, amendment or waiver of all or any part of this Agreement shall be valid unless it is reduced to writing and signed by both Parties.

25.8                                            Governing Law and Interpretation

Interpretation and performance of this Agreement shall be in accordance with, and shall be controlled by, the laws of the State of Hawaii, other than the laws thereof that would require reference to the laws of any other jurisdiction.

25.9                                            Counterparts

This Agreement may be executed in several counterparts and all so executed counterparts shall constitute one agreement, binding on both Parties, notwithstanding that both Parties may not be signatories to the original or the same counterpart. Counterparts may be exchanged by facsimile or other electronic means, such as PDF, which facsimile and/or PDF (or electronic means) signatures shall be effective for all purposes and treated in the same manner as physical signatures.  The Party using facsimile and/or PDF (or electronic means) signatures agrees (but not as a condition to the validity of this Agreement) that it will promptly forward physically signed copies of this Agreement to the other Party.

25.10                                    Computation of Time

In computing any period of time prescribed or allowed under this Agreement, the Day of the act, event or default from which the designated period of time begins to run shall not be included.  If the last Day of the period so computed is a Saturday, a Sunday, or a legal holiday in Hawaii, then the period shall run until the end of the next Day which is not a Saturday, a Sunday, or a legal holiday in Hawaii.  When the period of time prescribed or allowed is less than seven (7) Days, intermediate Saturdays, Sundays, and legal holidays shall be excluded in the computation.

25.11                                    Environmental Credits

To the extent not prohibited by law, any Environmental Credit shall be the property of the Company; provided, however, that such Environmental Credits shall be to the benefit of the Company’s ratepayers in that the value must be credited “above the line”.  The Seller shall use all reasonable efforts to ensure such Environmental Credits are vested in the Company, and shall execute all documents, including, but not limited to, documents transferring such Environmental Credits, without further compensation, provided,

ARTICLE 25

however, that the Company agrees to pay for all reasonable costs associated with such efforts and/or documentation.

25.12                                 Sale of Energy to Third Parties

The Company shall have the option to purchase all energy produced for sale by the Facility at the price and on the terms and conditions stated in this Agreement; provided, however, that the Seller may consume energy produced at the Facility for the Facility’s own use.  The Seller shall not sell energy from the Facility to any third party, which includes subsidiaries or affiliates of the Seller.

25.13                                    Confidential and Proprietary Information

If and to the extent any information or documents furnished by one Party to the other under this Agreement are confidential or proprietary to the furnishing Party, the receiving Party shall treat the same as such and shall take reasonable steps to protect against the unauthorized use or disclosure of the same; provided, however, that such information and documents are conspicuously marked or otherwise clearly identified as confidential or proprietary when furnished; and provided further that this sentence shall not apply to (i) any information or documents which are in the public domain, known to the receiving Party prior to receipt from the other Party, or acquired from a third party without a requirement for protection or (ii) any use or disclosure required by any law, rule, regulation, order or other requirement of any governmental authority having jurisdiction.  All other information and documents furnished under this Agreement shall be furnished on a non-confidential basis.

25.14                                    PUC Approval

A.                                 The Parties acknowledge and agree that this Agreement, and any amendments, supplements or related instruments thereto, is subject to approval by the PUC, and the Parties’ respective obligations herein are conditioned upon receipt of such approval, except as specifically provided otherwise herein.  Upon execution of this Agreement, the Parties shall use good faith efforts to obtain, as soon as practicable, an order from the PUC that does not contain terms and conditions deemed to be unacceptable to either of the Parties, and is in a form deemed to be reasonable by the Parties, ordering that:

(1)                              this Agreement is approved;

(2)                              the purchased power costs (which costs include without limitation the Energy Charge payments and the Capacity Charge payments) to be incurred by the Company as a result of this Agreement are reasonable;

ARTICLE 25

(3)                              the Company’s purchased power arrangements under this Agreement, pursuant to which the Company will purchase energy and Firm Capacity from the Seller, are prudent and in the public interest;

(4)                              effective as of or prior to the date of the order, the purchased power costs (and applicable revenue taxes) and increases and decreases in the purchased power costs (and applicable revenue taxes) to be incurred by the Company pursuant to this Agreement may be included in the Company’s Energy Cost Adjustment Clause and Firm Capacity Surcharge, and/or Purchased Power Adjustment Clause (if applicable), during the Term of the Agreement; and

(5)                              the Company may include the purchased power costs (and applicable revenue taxes) incurred by the Company pursuant to this Agreement, including Capacity Charge payments and Energy Charge payments, in the Company’s revenue requirements for ratemaking purposes and for the purposes of determining the reasonableness of the Company’s rates during the Term.

This order is referred to herein as the “PUC Approval Order”.

B.                                  The term “Final Non-appealable Order from the PUC” means a PUC Approval Order (i) that is considered to be final by HELCO, in its sole discretion, because HELCO is satisfied that no party to the subject Public Utilities Commission proceeding intends to seek a change in such PUC Approval Order through motion or appeal, or (ii) that is not subject to appeal to any Circuit Court of the State of Hawaii, Intermediate Court of Appeals of the State of Hawaii, or the Supreme Court of the State of Hawaii, because the period permitted for such an appeal (the “Appeal Period”) has passed without the filing of notice of such an appeal, or (iii) that was affirmed on appeal to any Circuit Court of the State of Hawaii, Intermediate Court of Appeals of the State of Hawaii, or the Supreme Court of the State of Hawaii, or was affirmed upon further appeal or appellate process, and that is not subject to further appeal, because the jurisdictional time permitted for such an appeal and/or further appellate process such as a motion for reconsideration or an application for writ of certiorari has passed without the filing of notice of such an appeal or the filing for further appellate process.

C.                                 Notwithstanding any other provisions of this Agreement to the contrary, the Company’s obligations under this Agreement to purchase any power delivered by the Seller and to pay the Capacity Charge and/or Energy Charge, and any and all obligations of the Company which are ancillary to that purchase and those payments, are all contingent upon obtaining the Final Non-appealable Order from the PUC.  Except as provided in Section 2.2A, in no event shall

ARTICLE 25

either Party become liable to the other for matters occurring under this Agreement prior to the PUC Approval Date.

D.                                 Promptly after the issuance of a PUC Approval Order, the Company shall provide the Seller with a copy of such PUC Approval Order together with a written statement as to whether the conditions set forth in (i) Section 25.14A, and (ii) Section 25.14B(i) above have been satisfied.

E.                                   As used in this Agreement, the term “PUC Approval Date” shall be defined as the date of issuance of the PUC Approval Order if the Company provides the written statement referred to in Section 25.14D to the effect that the condition referred to in clause (i) of the definition of Final Non-appealable Order from the PUC has been satisfied or in the absence of such a written statement:

(1)                              If a PUC Approval Order is issued and is not made subject to a motion for reconsideration filed with the PUC or an appeal, the PUC Approval Date shall be the date one Day after the expiration of the Appeal Period permitted for filing of an appeal following the issuance of the PUC Approval Order.

(2)                              If the PUC Approval Order became subject to a motion for reconsideration, and the motion for reconsideration is denied or the PUC Approval Order is affirmed after reconsideration, and such order is not made subject to an appeal, the PUC Approval Date shall be deemed to be the date one Day after the expiration of the Appeal Period permitted for filing of an appeal following the order denying reconsideration of or affirming the PUC Approval Order.

(3)                              If the PUC Approval Order, or an order denying reconsideration of the PUC Approval Order or affirming approval of the PUC Approval Order after reconsideration, becomes subject to an appeal, then the PUC Approval Date shall be the date upon which the PUC Approval Order becomes a non-appealable order within the meaning of the definition of a Final Non-appealable Order from the PUC.

25.15                                    Representations and Warranties

A.                                 The Seller

The Seller represents and warrants as follows:

(1)                              The Seller is a general partnership duly organized, validly existing and in good standing under the laws of the State of Hawaii. The Seller has full power, authority and legal right to execute and deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller,

ARTICLE 25

enforceable in accordance with its terms, except to the extent that such enforcement may be limited by any bankruptcy, reorganization, insolvency, moratorium or similar laws affecting generally the enforcement of creditors’ rights from time to time in effect.

(2)                              The execution and delivery of, and performance by the Seller of its obligations under this Agreement will not result in a violation of, or be in conflict with, any provision of its partnership agreement, or result in a violation of, or be in conflict with, or constitute a default or an event which would, with notice or lapse of time, or both, become a default under, any mortgage, indenture, contract, agreement or other instrument to which the Seller is a party or by which it or its property is bound, where such violation, conflict, default or potential default would materially adversely affect the Seller’s ability to perform its obligations under this Agreement, or result in a violation of any statute, rule, order of any court or administrative agency, or regulation applicable to the Seller or its property or by which it or its property may be bound, or result in a violation of, or be in conflict with, or result in a breach of, any term or provision of any judgment, order, decree or award of any court, arbitrator or governmental or public instrumentality binding upon the Seller or its property, where such violation, conflict, or breach would have a material adverse affect on the Seller’s ability to perform its obligations under this Agreement.

(3)                              The Seller is not in default, and no condition exists which, with notice or lapse of time, or both, would constitute a default by the Seller under any mortgage, loan agreement, deed of trust, indenture or other agreement with respect thereto, evidence of indebtedness or other instrument of a material nature, to which it is Party or by which it is bound, or in violation of, or in default under, any rule, regulation, order, writ, judgment, injunction or decree of any court, arbitrator or federal, state, municipal or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign, where such default, condition or violation would have a material adverse affect on the Seller’s ability to perform its obligations under this Agreement.

(4)                              There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body, pending against the Seller, or of which the Seller has otherwise received official notice, or which to the knowledge of the Seller is threatened against the Seller, wherein an adverse decision, ruling or finding would have a material adverse affect on the Seller’s ability to perform its obligations under this Agreement.

(5)                              The Seller represents that it is equipped and has or will contract for the expertise and manpower, and is confident

ARTICLE 25

of financial backing necessary to perform all of the obligations required under this Agreement.

(6)                              The Seller represents, warrants and covenants that all moneys necessary to design, permit and construct the Expansion Facility and the modifications to the Existing Facility, will come from internally generated funds and not from third party financing.

B.                                  The Company

The Company represents and warrants as follows:

(1)                              The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Hawaii. The Company has full power, authority and legal right to execute and deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that such enforcement may be limited by any bankruptcy, reorganization, insolvency, moratorium or similar laws affecting generally the enforcement of creditors’ rights from time to time in effect.

(2)                              The execution and delivery of, and performance by the Company of its obligations under this Agreement will not result in a violation of, or be in conflict with, any provision of the articles of incorporation or bylaws of the Company, or result in a violation of, or be in conflict with, or constitute a default or an event which would, with notice or lapse of time, or both, become a default under, any mortgage, indenture, contract, agreement or other instrument to which the Company is a party or by which it or its property is bound, where such violation, conflict, default or potential default would materially adversely affect the Company’s ability to perform its obligations under this Agreement, or result in a violation of any statute, rule, order of any court or administrative agency, or regulation applicable to the Company or its property or by which it or its property may be bound, or result in a violation of, or be in conflict with, or result in a breach of, any term or provision of any judgment, order, decree or award of any court, arbitrator or governmental or public instrumentality binding upon the Company or its property, where such violation, conflict, or breach would have a material adverse affect on the Company’s ability to perform its obligations under this Agreement.

(3)                              The Company is not in default, and no condition exists which, with notice or lapse of time, or both, would constitute a default by the Company under any mortgage, loan agreement, deed of trust, indenture or other agreement with respect thereto, evidence of indebtedness or other instrument of a material nature, to which it is Party or by which it is bound, or in violation of, or in default under, any rule, regulation, order, writ, judgment, injunction or decree of any court, arbitrator or federal, state, municipal or other

ARTICLE 25

governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign, where such default, condition or violation would have a material adverse affect on the Company’s ability to perform its obligations under this Agreement.

(4)                              There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body, pending against the Company, or of which the Company has otherwise received official notice, or which to the knowledge of the Company is threatened against the Company, wherein an adverse decision, ruling or finding would have a material adverse affect on the Company’s ability to perform its obligations under this Agreement.

25.16                              Change in Standard System or Organization

A.                                 Consistent With Original Intent

If, during the Term, any standard, system or organization referenced in this Agreement should be modified or replaced in the normal course of events, such modification or replacement shall from that point in time be used in this Agreement in place of the original standard, system or organization, but only to the extent such modification or replacement is generally consistent with the original spirit and intent of this Agreement.

B.                                  Eliminated or Inconsistent With Original Intent

If, during the Term, any standard, system or organization referenced in this Agreement should be eliminated or cease to exist, or is modified or replaced and such modification or replacement is inconsistent with the original spirit and intent of this Agreement, then in such event the Parties will negotiate in good faith to amend this Agreement to a standard, system or organization that would be consistent with the original spirit and intent of this Agreement.

25.17                        No Party Deemed Drafter

No Party shall be deemed the drafter of this Agreement. If this Agreement is ever construed by a court of law, such court shall not construe this Agreement or any provision hereof against any Party as the drafter.

25.18                        Headings

The Table of Contents and paragraph headings of the various sections have been inserted in this Agreement as a matter of convenience for reference only and shall not modify, define or limit any of the terms or provisions hereof and shall not be used in the interpretation of any term or provision of this Agreement.

ARTICLE 25

IN WITNESS WHEREOF, the Company and the Seller have caused this Power Purchase Agreement to be executed by their respective duly authorized officers as of the date first above written.

Company:	Hawaii Electric Light Company, Inc.

By:	/s/ Jay Ignacio
Jay Ignacio
President

By:	/s/ Tayne S. Y. Sekimura
Tayne S. Y. Sekimura
Financial Vice President

Seller:	Puna Geothermal Venture

By	ORNI 8 LLC and OrPuna,LLC, as general partners of Puna Geothermal Venture

By	Ormat Nevada Inc., as sole member of each of ORNI 8 LLC and OrPuna, LLC

By:	/s/ Connie Stechman
Connie Stechman
Assistant Secretary

ARTICLE 25

ATTACHMENT A-1

DIAGRAM OF INTERCONNECTION

A-1-1

ATTACHMENT A-2

DESCRIPTION OF EXPANSION FACILITY

1.                          Expansion Facility

a.                                     The Seller has provided the Company with a “Puna Expansion One Line, Power”, Drawing 0.002.96.292.0, sheet 2 of 5, Revision 4, dated November 30, 2009, shown as Exhibit 1 to Attachment A-2.  An updated preliminary single-line diagram, relay list, relay settings, and trip scheme of the Expansion Facility shall, after the Seller has obtained prior written consent from the Company, be attached to this Agreement by the PUC Submittal Date.  A final single-line drawing, relay list and trip scheme of the Expansion Facility shall, after having obtained prior written consent from the Company, be attached to this Agreement and made a part hereof at least sixty (60) Days prior to the Commercial Operation Date.  The single-line diagram shall expressly identify the Point of Interconnection of the Expansion Facility to Company’s System.  The Seller agrees that no material changes or additions to the Expansion Facility as reflected in the final single-line diagram, relay list and trip scheme shall be made without the Seller first having obtained prior written consent from the Company.  If any changes in or additions to the Expansion Facility, records and operating procedures are required by the Company, the Company shall specify such changes or additions to the Seller in writing, and, except in the case of an emergency, the Seller shall have the opportunity to review and comment upon any such changes or additions in advance.

b.                                    (1)                              The Seller shall furnish, install, operate and maintain the Seller’s Expansion Facility (and Existing Facility) including breakers, relays, switches, synchronizing equipment, monitoring equipment and control and protective devices necessary to maintain the standard of reliability, quality and safety of electricity production suitable for parallel operation of the Seller’s Facility with Company’s System.  The Seller’s Facility shall be accessible at all times to authorized Company personnel.

(2)                              The Seller’s Expansion Facility shall include:

A-2-1

•                  Generation turbines, generators, fly-wheels, Heat-exchangers, vaporizers, pre-heaters, Air-coolers, Feed-pumps, Electrical power shelters and Motive fluid tank.

•                  13.8 kV circuit breaker

•                  Step up transformer

•                  Lightning arresters

•                  69 kV circuit switcher

•                  69 kV metering devices(Primary & Backup) connected to one set of instrument transformers to monitor step-up transformer #3

•                  69 kV metering devices (Primary & Backup) connected to one set of instrument transformers to monitor the Existing Facility step-up transformer #1

•                  69 kV metering devices(Primary & Backup) connected to one set of instrument transformers to monitor the Existing Facility step-up transformer #2

•                  Dial-up telephone line for remote metering

•                  Watt and Var transducers

•                  Demarcation cabinet

•                  Underground cable and ductline from the Seller switching station to the Seller’s Facility

•                  Interconnection relays and relay settings

•                  Generation relays and generation relay settings

•                  13.8 kV bus as shown in Exhibit 1 to Attachment A-2 dated November 30, 2009 and protection scheme upgrade

•                  13.8 kV breaker status and generator breaker status signals to the Company supervisory control system

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(3)  A description of the Seller’s Expansion Facility follows:

a) Generation resources are Integrated Two Level Unit (ITLU) systems that consists of two (2)OECs (Ormat Energy Converter) units which are designed to utilize the energy of geothermal brine. Each OEC unit includes eight (8) MW synchronous generator that is driven by an organic turbine, flywheel, tube and shell heat exchanger, air-cooled condenser, cycle pump and control system. The brine gathering system conveys brine from the existing separator to the Expansion Facility. The brine stream passes through the Facility OEC units and flows through the brine gathering system to the re-injection system which collects a mixture of the cooled brine that has been passed through the Facility, hot brine that has bypassed the Expansion Facility OEC units and condensate from the existing station and re-injects it into re-injection wells by the Existing Facility’s re-injection pumps. In addition, the Seller’s Expansion Facility includes but is not limited to fly-wheels, Heat-exchangers, vaporizers, pre-heaters, Air-coolers, Feed-pumps, Electrical power shelters and Motive fluid tank.

(b) 15 kV circuit breaker capable of three (3) cycle clearing and equipped with MRCTs as shown in Attachment A-1 with 2000:5 ratio and C400 accuracy class.

(c) Step up transformer, 16/22/31.25 MVA OA/OA/FA rating, Wye-grounded high voltage to Delta low voltage connected windings, with adequate high voltage taps to allow generator to export power at a power factor range indicated in Article 2. Transformer has one set of 600/5 multi-ratio current transformers with accuracy C800 for the ground neutral overcurrent relay protection (Device 50/51N);

(d) 54 kV lightning arresters(3)mounted on the high voltage side of the step-up transformer.

(e) 69 kV circuit switcher with group operated visible disconnect switch.

A-2-3

(f) 69 kV primary and backup metering devices (two meter sockets) to monitor the step-up transformer #3 with one set of three element monitoring consisting of three (3) 69KV potential transformers (PTs) and three (3) 69 kV current transformers (CTs).  All instrument transformers with metering class accuracy. Included but not limited to are potential fuse safety switches, current test-switches, and Form 9S meter sockets to enable sharing the instrument transformers for the primary and backup meters.  Undervoltage relay to monitor and provide alarm back to the Company’s supervisory system for loss of metering potential. The meters will be provided by the Company.

(g) 69 kV primary and backup metering devices (two (2) meter sockets) to monitor the Existing Facility step-up transformer #1 with one (1) set of three element monitoring consisting of three (3) 69 kV potential transformers (PTs) and three (3) 69 kV current transformers (CTs).  All instrument transformers with metering class accuracy. Included but not limited to safety switches, current test-switches, and Form 9S meter socket.  The meter will be provided by the Company.

(h) 69 kV primary and backup metering devices (two meter sockets) to monitor the Existing Facility step-up transformer #2 with one set of three element monitoring consisting of three (3) 69 kV potential transformers (PTs) and three (3) 69 kV current transformers (CTs).  All instrument transformers with metering class accuracy. Included but not limited to safety switches, current test-switches, and Form 9S meter socket.  The meter will be provided by the Company.

(i) Dial-up telephone line installed close to 69 kV metering cabinet to allow remote metering reading by the Company.  The Seller will be responsible for the installation and maintenance cost of the telephone line. This telephone line may be shared with other existing telephone lines.

(j) Separate Watt and Var transducers connected to the instrument transformers with 0-1 ma output with a +/- 0.1% accuracy signal to the Company’s supervisory system.

A-2-4

(k) Fiberglass or stainless steel demarcation cabinet equipped with heater strips and terminal blocks terminate the Seller and Company interface signals. This demarcation cabinet is to be located along the fence line between the Seller and the Company switching station fence.  This will allow faster installation and improve trouble shooting. Some of the interfaces provided by the Company to the Seller include the 69kV breaker current transformer outputs to be used for the Seller’s step up transformer differential relay protection, 120/240 volt station power (metered and paid by the Seller), trip contacts for the two 69 kV breakers located in Company’s switching station when the Seller’s relays detect a fault, etc. Some of the interfaces provided by the Seller to Company include trip contacts the for the Seller’s 13.8 kV breaker located in the Seller’s switching station, and inputs to the Company’s Remote Terminal Unit (“RTU”) including, at a minimum the following:  net generating facility MW and MVAr (measured at the point of interconnection), generator gross MW and Mvar for Existing and New Facilities, upper MW limit for remote dispatch control (equal to Available Capacity), low MW limit for Remote dispatch Control, ramp rate under remote dispatch control, enable/disable status for remote dispatch control, meter loss of potential alarm, the Seller’s 13.8 kV breaker open/close status, and other control functions that need to be interfaced with the RTU, etc.

(l) 25 kV class cable with normal insulation or 15 kV class cable with 100% insulation required for reliable generator operation on the delta configured side of the step-up transformer.  Additional insulation required to withstand the rise in potential on the un-faulted phases during a single-line to ground fault.  Install associated ductline and handhold from the Seller’s switching station to the Seller’s plant switchgear.

(m) Protective relays at the Seller’s switching station. All relay settings to be stamped by the Seller’s State of Hawaii licensed electrical engineer. Relay setting to be implemented by the Seller’s licensed electrical contractor and verified by the Company.  The relays are:

A-2-5

(i) Transformer differential relay to detect electrical faults within the step up transformer (device 87T6) and step up transformer neutral ground overcurrent relay (device 350N/351N).  These devices will trip the 69 kV breakers in the Seller’s switching station and the 13.8 kV breaker in the Seller’s switching station.

(ii) Step up transformer neutral ground overcurrent relay (device 350N/351N)and transformer sudden pressure relay (device 63) to detect faults within the step up transformer and trip the 69 kV breakers in the Seller’s switching station and the 13.8 kV breaker in the Seller’s switching station.

(iii) Phase overcurrent relays (3) on the low voltage side of the step-up transformer (device 350/351) to trip the 13.8 kV circuit breaker for faults below the low voltage bushing.

(n) The Seller’s generating facility switchgear and protective relays including phase overvoltage (device 59), undervoltage (device 27), voltage unbalance (device 47), reverse phase or phase unbalance (device 46), automatic lockout (device 86) set at “no restart mode”, anti-motoring (device 32M), and over/under frequency (devices 81O & 81U). Relay settings to be prepared and stamped by the Seller’s State of Hawaii licensed electrical engineer. Relay setting to be implemented by the Seller’s contractors.

(o) The Seller shall install the Expansion Facility 13.8 kV bus and upgrade the Existing Facility 13.8 kV bus protection scheme and protection equipment to allow closing of the 13.8 kV bus tie breakers without the need to first de-energize the 13.8 kV bus sections as stated in the IRS completed by Electric Power Systems, Inc., dated May 14, 2009. Synchro-check devices will allow reconnection of the de-energized buses to the energized buses. In addition, the proper modifications will be made to the Existing Facility 13.8 kV bus as shown on Exhibit 1 to Attachment A-2 provided by the Seller, “Puna Expansion One Line, Power”, Drawing 0.002.96.292.0, sheet 2 of 5, Revision 4, dated November 30, 2009. For normal operation, “CBT1”, “CB2T”, and “CB-Tie”

A-2-6

breakers will remain open.  Seller will provide the 13.8KV breaker inter-lock scheme and 13.8KV breaker trip scheme, and generator/13.8KV bus relay settings for final review as soon as they are available.

(p) All other remaining relays not listed but specified on the Seller’s final single-line diagram, relay list, relay settings, and trip scheme.

(q) The Seller to provide the Company right-of-entry and truck and equipment access in order to remove the existing 69 kV poles, insulators, conductors, anchors, and associated equipment.

(r) 13.8 kV bus breaker and generator breaker status for the Existing and Expansion facilities to the Company’s off-site Remote Terminal Unit (RTU) that is located in the Seller’s facility.  Space and access is required for the Company’s off-site RTU to collect the breaker status signals to be transmitted back to the Company’s supervisory control system in the Company’s control house.

(s) Install one inch (1”) pvc conduit from the Company’s off-site RTU to the Company’s existing control house to accommodate the Company’s breaker status communication cable link.

(t) If the Seller adds, deletes and/or changes any of its equipment, or changes its design in a manner that would change the characteristics of the equipment and specifications used in the IRS, the Seller will be required to obtain Company’s prior written approval  If an analysis to revise parts of the Interconnection Requirements Study (“IRS”) is required, the Seller will be responsible for the cost of revising those parts of the IRS, and modifying and paying for the cost of the modifications to the Expansion Facility based on the revisions to the IRS.

A-2-7

ATTACHMENT A-2

Exhibit 1

[“Puna Expansion One Line, Power”, Drawing 0.002.96.292.0, sheet 2 of 5, Revision 4, dated November 30, 2009]

A-2-Ex1

ATTACHMENT A-3

INTERCONNECTION FACILITIES OWNED BY THE COMPANY

1.                                    Description of the Company-Owned Interconnection Facilities

(a)                                  The Company will construct, own, operate and maintain all Interconnection Facilities required to interconnect the Company’s System with the Expansion Facility at the 69,000 volts, Point of Interconnection.  The Company interconnection facilities are shown on the DIAGRAM OF INTERCONNECTION, Attachment A-1.  The Seller shall furnish space at no expense to the Company for those Interconnection Facilities required to be placed at the Site, as well as easements for and rights of access to any of the Company-owned Interconnection Facilities located on the Site of the Expansion Facility.

An IRS addressing the Expansion Facility requirements was completed by Electric Power Systems Inc. dated May 14, 2009 and the results have been incorporated in this Attachment A-3 as appropriate.

(b)                                 The Company-owned Interconnection Facilities, engineering design, and testing costs for the Company-owned Interconnection Facilities, for which the Seller has agreed to pay, include:

•                                        Switching station equipment in the Company’s switching station in order add an additional 69 kV termination and convert existing “Ring” bus arrangement to a “Breaker and a Half” bus arrangement. These equipment include but not limited to four (4) 69 kV circuit breakers, eight (8) 69 kv group operated disconnect switches, line termination steel structures, bus station post insulators, line suspension insulators, electrical buses, concrete foundations, electrical ground grid, and associated equipment.

•                                        Protective relays, instrument transformers, and other devices shown on PROTECTIVE RELAY LIST AND TRIPPING SCHEDULE, TABLE A1.  Relay settings for the Company’s switching station and remote the Company switching stations affected by the additional ground fault current contribution and power flow from the Seller’s Facility. A relay coordination study will

A-3-1

be performed by the Company’s engineering consultant and paid by the Seller.

•                                        Supervisory control equipment including the installation of Remote Terminal Units (RTUs) at the Company’s switching station control house,  master SCADA station at Kanoelehua, and 13.8 kV breaker status accumulator point at the Seller’s switchgear along with system software modifications to enable the Company system operator screen updates, etc.  This will allow the telemetry, status, and control signals from the Existing Facility, Expansion Facility, and the Company’s facility with the Company’s transmission relays and the Company System Operator, etc.

•                                        Two (2) 69 kV overhead conductor installation from the Seller’s 69 kV dead end steel structures to the Company’s switching station steel structures.

•                                        Removal of three (3) 69 kV poles, conductors, and associated equipment from the Seller’s steel structure (Step-up Transformer #2) to the Company’s 69 kV bus “B” in order to convert the Company’s switching station from a “Ring” bus configuration to a “Breaker and a Half” configuration.

•                                        Installation of a total of six (6) electronic meters, General Electric KV2C units, in the Sellers Form 9S meter sockets.  Two (2) electronic meters (Primary and backup) will be installed for each step-up transformer, Expansion Facility step-up transformer #3,  Existing Facility step-up transformer #1, and Existing Facility step-up transformer #2, all monitoring at the 69 kV interconnection point (high voltage side of the step-up transformers).

•                                        Any additional Interconnection Facilities needed to be installed as a result of final determination of the Expansion Facility switching station site, final design of the Expansion Facility to enable the Company to complete the Interconnection Facilities and be compatible with Good Engineering and Operating Practices.

A-3-2

If the Seller adds, deletes and/or changes any of its equipment, or changes its design in a manner that would change the characteristics of the equipment and specifications used in the IRS, the Seller will be required to seek prior approval from the Company of such addition, deletion and/or change.  If an analysis to revise parts of the IRS is required, the Seller will be responsible for the cost of revising the IRS, and modifying and paying for the cost of the modifications to the Interconnection Facilities based on the revisions to the IRS.

The list of the Company-owned Interconnection Facilities, and engineering and testing costs for the Company-owned Interconnection Facilities, for which the Seller agrees to pay in accordance with Section 2 of this Attachment A-3, are subject to revision if (a) before approving this Agreement, the PUC approves a power purchase contract for another non-Company owned electric generating facility (“Second NUG Contract”) to supply energy to the Company using the same line to which the Expansion Facility is to be connected or (b) the line to which the Expansion Facility is to be connected and/or the related transformer(s) need(s) to be upgraded and/or replaced as a result of this Agreement and a Second NUG Contract, and the PUC, in approving this Agreement, determines that the Seller should pay for all or part of the cost of such upgrade and/or replacement.

2.                                    The Seller Payment to the Company for the Company-Owned Interconnection Facilities and Review of the Expansion Facility

(a)                                  (1)  For the Company-owned Interconnection Facilities to be designed, engineered and constructed by the Company, the Seller shall pay the Total Estimated Interconnection Cost which is comprised of the estimated costs of (i) acquiring and installing such the Company-owned Interconnection Facilities, (ii) long lead material cost estimated at $198,128 (four (4) 69kV breakers)and the engineering and design work estimated at $182,942 (including but not limited to the Company, affiliated Company and contracted engineering and design work) associated with a) developing such the Company-owned Interconnection Facilities and b) reviewing and specifying those portions of the Expansion Facility which allow interconnected operations as such are described in Attachment A-3, and (iii) conducting the Acceptance Test. The Total Actual Interconnection Cost (the actual cost

A-3-3

of items (i) through (iii)), together with the cost of the IRS (which will be paid pursuant to the IRS Letter Agreement) are the “Total Interconnection Cost”.  The Total Actual Interconnection Cost, the Total Estimated Interconnection Cost and the Total Interconnection Cost shall include any applicable revenue taxes.

(2)  The following summarizes the Total Estimated Interconnection Cost:

Description	Estimated Cost

Switching Station Addition and Modification	$1,515,016
SCADA Upgrades	$98,853
69 kV OH Conductor Installations	$21,023
Acceptance Testing	$51,100

Total Estimated Interconnection Cost:	$1,685,992

(b)                              The Total Estimated Interconnection Cost, which, except as otherwise provided herein, is non-refundable, shall be paid in accordance with the following schedule:

(i)                                               On the Execution Date, the portion of the Total Estimated Interconnection Cost described in Section 2(a)(1)(ii) above, which totals $381,070, is due and payable by the Seller to the Company;

(1)                  The Company shall not be obligated to perform engineering and design work on the Company-owned Interconnection Facilities until the Seller pays the amounts in paragraphs (i) and (ii) of this Section 2(b); and

(ii)                                            Within thirty (30) Days after the Execution Date, the difference between the portion of the Total Estimated Interconnection Cost paid to date and the Total Estimated Interconnection Cost (which amount is $1,304,922) is due and payable by the Seller to the Company.

(1)                  The Company shall not be obligated to procure and construct the Company-owned Interconnection Facilities until the Seller pays the amount in paragraph (ii) of this Section 2(b).

A-3-4

(c)                               Within thirty (30) Days of the receipt of an invoice from the Company, which invoice shall be provided within fourteen (14) Days of the final accounting, which final accounting in turn shall take place within ninety (90) Days of completion of construction of the Company-owned Interconnection Facilities, the Seller shall remit to the Company the difference between the Total Estimated Interconnection Cost paid to date and the Total Actual Interconnection Cost, which is the final accounting of the Total Interconnection Costs.  If in fact the Total Actual Interconnection Cost is less than the payments received by the Company as the Total Estimated Interconnection Cost, the Company shall repay to the Seller within thirty (30) Days of the final accounting any portion of that difference to the extent it had been paid by the Seller.

(d)                              If any Event of Default by the Seller occurs such that termination of the Agreement results, or if the Agreement is declared null and void by either Party pursuant to Section 2.2B or as otherwise provided herein, the Seller shall pay to the Company the actual costs and cost obligations reasonably incurred by the Company for the Company-owned Interconnection Facilities as of the date the Agreement is terminated or declared null and void.  Such payment shall be made within thirty (30) Days of receipt of an invoice from the Company.

(e)                               All Company-owned Interconnection Facilities including those portions, if any, provided, or provided and constructed, by the Seller shall be the property of the Company.

3.                                    Ongoing Operation and Maintenance Charges

On and after the Commercial Operation Date, the Company shall own, operate and maintain the Company-owned Interconnection Facilities. The Company shall bill the Seller monthly for any costs incurred in operating, maintaining and replacing (to the extent not covered by insurance) the Company-owned Interconnection Facilities.  The Company’s costs will be determined on the basis of, but not limited to, direct payroll, material costs, applicable overheads at the time incurred, consulting fees and applicable taxes.  The Seller shall, within thirty (30) Days after the billing date, reimburse the Company for such monthly billed operation and maintenance charges.

A-3-5

4.                                    Relocation of Interconnection Facilities

The Company shall bill the Seller for any costs incurred in relocating the Company-owned Interconnection Facilities in the event that the Seller’s land rights require a relocation clause and such clause is exercised or if the Company-owned Interconnection Facilities must be relocated for another reason not caused by the Company.  The Seller shall, within thirty (30) Days after the billing date, reimburse the Company for such billed relocation charges.

5.                                     Guarantee for Interconnection Costs

To ensure that the Company is paid by the Seller for the cost of the Company-owned Interconnection Facilities to be provided and/or constructed by the Company described in Section 2 of this Attachment A-3 for which it is responsible, the Seller shall obtain an Irrevocable Standby Letter of Credit with no Documentary Requirement (“Standby Letter of Credit”), wherein the Company shall receive payment from the bank upon request by the Company.  The Standby Letter of Credit shall be (i) at least in the amount of twenty-five percent (25%) of the Total Estimated Interconnection Cost, (ii) issued by a bank in Hawaii which is reasonably acceptable to the Company, and (iii) in form and substance reasonably acceptable to the Company. The Standby Letter of Credit shall be effective from the earlier of (i) thirty (30) Days following the date of the issuance of a satisfactory Non-appealable PUC Approval Order, or (ii) the date that the Seller requests the Company to order equipment or commence construction on the Company-owned Interconnection Facilities.  The Standby Letter of Credit shall be in effect through the earlier of forty-five (45) Days after the final accounting or seventy-five (75) Days after the Agreement is terminated.  The Seller shall provide to the Company within fourteen (14) Days of the effective date of the Standby Letter of Credit a document from the bank which indicates that such a Standby Letter of Credit has been established.  Notwithstanding the foregoing, in lieu of a Standby Letter of Credit, the Seller may provide such other form of security as is agreed to by the Company in writing.

6.                                    Site Restoration

After termination of this Agreement, the Seller shall, at its expense, remove all (1) the Company-owned Interconnection Facilities from the site and (2) the Seller-owned Interconnection Facilities designated by the Company.  Provided that, the Company may elect to remove all or part of such designated the Company-owned Interconnection Facilities and/or designated the Seller-owned Interconnection Facilities because of operational concerns over the removal of such Interconnection Facilities, in which case the Seller

A-3-6

shall reimburse the Company for its costs to remove such Company-owned Interconnection Facilities and/or the Seller-owned Interconnection Facilities.  After the termination of this Agreement, the Seller shall, at its expense, restore the Site to its condition prior to construction of such Company-owned Interconnection Facilities.  For the purposes of this Section 6, this Site includes the land where the Expansion Facility is located and the land where the Interconnection Facilities are located.  Site restoration shall be completed within ninety (90) Days of termination of this Agreement, or as otherwise agreed to by both Parties in writing.

7.         Easements, Rights of Way, Licenses and Leases

The Seller shall obtain and pay for all easements, rights of way, licenses and leases (collectively, “Land Rights”) on the Site of the Expansion Facility and any other affected property, which are required to construct, maintain and operate the Company-owned Interconnection Facilities.  The Seller shall use its best efforts to obtain perpetual easements.  Such Land Rights shall contain terms and conditions which are acceptable to the Company and shall be provided in advance to the Company for its review.

A-3-7

ATTACHMENT A-4

DESCRIPTION OF MODIFICATIONS TO THE FACILITY

A.     Modifications to the Facility.  The Facility and/or Interconnection Facilities shall be modified prior to the Acceptance Test to the extent necessary to allow the following:

1.       The Company is to have remote dispatch control of the Facility in the range of twenty-two (22) to thirty-eight (38) MW.  In emergency situations the Seller may be required to reduce below the normal limits of the Current PPA as deemed necessary by the System Operator during abnormal operating conditions or emergencies, and/or as the result of the local equipment response to high frequency as defined in Section 3.2.C (2).  The Company may curtail energy purchases from the Facility to twenty-two (22) MW off-peak for excess energy or system conditions.  Remote dispatch control will be performed through a single interface for the Facility through the Company’s EMS and will participate in economic dispatch and supplemental frequency control under AGC.

2.       The Facility will provide voltage regulation at the Point of Interconnection.  The Seller shall replace the existing analog voltage controller with a digital DECS 200. The target voltage to be maintained at the Point of Interconnection will be specified by the Company’s System Operator by a remote signal from its EMS.

3.       The Metering Point of the Facility is to be on the high side of the step up transformers at the Point of Interconnection.  The Existing Facility will be metered by two (2) meters and the Expansion Facility will be separately metered.

4.       The Existing Facility equipment will be modified to provide automatic reduction of power during high-frequency conditions. The organic cycle units will be modified to incorporate a tunable droop setting which shall be set according to HELCO’s request to coordinate with HELCO generating units (initially four percent (4%) without deadband).  This setting shall be changed upon HELCO request as necessary for grid droop response coordination.  Droop setting shall be as set forth in Section 3.2.C.(2).  The Seller shall replace existing governors with digital units.  The Existing Facility, along with the Expansion Facility, will provide three (3) MW quick load pick up during three (3)

A-4-1

seconds as an automated response to a drop in frequency when the output of the Facility is in the range of twenty-two (22) to thirty-five (35) MW.  The existing Steam Turbines (eighteen (18) MW, one point eight (1.8) MW on each of ten (10) turbines) of the Existing Facility will provide an emergency frequency response to high frequency rather than a droop response. The emergency ramp-down will be achieved through steam bypass for the existing ten (10) steam turbines. The automated ramp down for high frequency will be provided by a controller at the Facility based on settable thresholds with settable time delays, a high frequency threshold, and an emergency high frequency threshold.  The initial settings will be sixty and one-half (60.5) Hz with a time delay of ten (10) seconds and sixty-two (62) Hz with no time delay.  When activated, the bypass will result in ramping.  With the bypass feature, the Existing Facility will reduce power output automatically in response to high frequency up to fifty percent (50%) of steam turbine power or about ten (10) MW.  Return from the high-frequency ramp is to be initiated after coordination with the Company’s System Operator.

5.       For the Facility, all 13.8 kV bus voltages shall use voltage transducers with +/- 0.10% accuracy.

6.       The Facility will remain connected through off-normal voltages and frequencies as within the capabilities of the Facility, however, the Seller shall install all necessary equipment such that the Facility must meet the minimum requirements set forth in Section 3.2C (Delivery of Power to the Company).

7.       The Seller shall add a fourth condensate pump and add second (parallel) injection control valve as shown on the single line diagram attached as Exhibit 1 to Attachment A-4.

B.      The Seller shall be responsible for all costs associated in any way with the modification of the Existing Facility and existing Interconnection Facilities.

C.     The Seller shall be responsible for one hundred percent (100%) of the maintenance costs associated with the Facility and/or any upgrade of existing Interconnection Facilities.

D.     The Seller shall be responsible for obtaining all permits, licenses, approvals and any other requirements required for the Seller to make the modifications to the Existing Facility.

E.      Within sixty (60) Days of the Execution Date, a final (1) a single-line diagram, (2) relay list, and (3) trip scheme of

A-4-2

the Existing Facility, and all as may be modified by the Expansion Facility, shall be prepared and, subject to the review and acceptance thereof by both Parties, signed and attached to Attachment A-4 of this Agreement as Exhibit 1 to Attachment A-4 and made a part thereof.  Such single line diagram shall expressly identify the final location on the Points of Interconnection.

F.      Within sixty (60) Days of the Execution Date, the design and specifications for protective equipment to protect HELCO’s system, as may be modified by the Expansion Facility, shall be prepared and, subject to the review and acceptance thereof by both Parties, signed and attached to this Agreement and made a part thereof.

G.     Attached hereto as Exhibit 2 to Attachment A-4 is a project schedule relating to the modifications to the Existing Facility.

A-4-3

ATTACHMENT A-4

EXHIBIT 1

[Within sixty (60) Days of the Execution Date, attach a final (1) a single-line diagram, (2) relay list, and (3) trip scheme of the Existing Facility, and all as may be modified by the Expansion Facility, per Section E of Attachment A-4]

A-4-Ex1

ATTACHMENT A-4

EXHIBIT 2

Project Schedule Relating to Modifications to the Existing Facility

EVENT	SCHEDULED COMPLETION

Existing generator units’ Controls modifications and upgrades	Dec. 23, 2010

Mechanical modifications and tie-ins of various existing systems (Water, Brine, Instrument Air, etc.)	Jan. 28, 2011

Electrical modifications and tie-ins of various existing systems (480V, 13.8kV, 69kv, etc.)	Jan. 28, 2011

Existing Control Room modifications and upgrades	Feb. 18, 2011

A-4-Ex2

ATTACHMENT B

MILESTONE EVENTS

(See Sections 2.4A(1), 3.2A(2))

EVENT	DATE

Complete modifications to HELCO’s Puna switchyard	Approximately nine (9) months after the Execution Date and Receipt of the partial payment of Interconnection costs as provided in Attachment A-3

Complete construction of Expansion Facility and modifications to the Existing Facility	January 20, 2011

Complete start-up, balancing, testing and commission of the Facility and HELCO and PGV Interconnection Facilities	Approximately October 1, 2011 through November 15, 2011

Deliver test energy to HELCO (including complete Acceptance Test and Capacity Test)	November 15, 2011

Achieve Commercial Operation Date	Later of December 30, 2011 or PUC Approval Date

B-1

REPORTING EVENTS

(See Section 2.3A(3))

The Seller shall provide the Company notice in accordance with Section 2.3A(3) of the following events and the date of the completion of the event.

EVENT
Application for all Construction Permits Filed	Completed in 2009

Complete Environmental Site Assessment and Comply with Recommendations	NA

Completion of Remaining Useful Life Study and Implementation	Completed

All Construction Permits Received	Completed in 2009

Receipt of Final (appeals exhausted) Covered Source Air Permit	NA

Award Turbine/Generator Bid	Completed in 2009

Construction Start (pour foundation for new generator)	Completed in July 2010

Generator Delivered to Site	Completed in April 2010

B-2

ATTACHMENT C-1

CERTAIN DEFINITIONS DERIVED FROM NERC GADS

The availability statistics are used in this Agreement to track the Available Capacity relative to the Firm Capacity in excess of thirty (30) MW (i.e., that portion of the Available Capacity provided by the Expansion Facility under this Agreement).  Capacity cannot be measured on the basis of energy delivery as energy is controlled by the Company Dispatch and is not necessarily equal to the Available Capacity. Further, capacity payments and penalties associated with production of thirty (30) MW or less are addressed within the Current PPA.

Availability is based upon the Firm Capacity

The basis for the methodology are the definitions of EAF and EFOR in 2010 NERC GADS. However, due to the fact that availability statistics for this Agreement are for a portion of the total combined export of the Existing Facility and Expansion Facility, some modification of NERC GADS was required.  Where there is no definition provided here, the unmodified 2010 NERC GADS methodology and definitions should be utilized. For example, the determination as to whether outages and derations are considered Forced Outages and derations versus Planned Outages and derations shall be made in accordance with the NERC GADS guidelines.

(AH) Available Hours - The equivalent of SH.

(SH) Service Hours – The total number of hours that the Available Capacity of the Facility is greater than thirty (30) MW for that reporting period.

(FOH) Forced Outage Hours – The sum of all hours when the Available Capacity is greater than thirty (30) MW but less than the Firm Capacity due to Forced Outages (U1, U2, U3) and/or Startup Failures (SF), excluding hours where the Forced Outage and/or Startup Failure is the result of conditions identified as excluded from EAF and EFOR calculations in Sections 3.2.B.(3), 3.2.D, and 4.2 B.

(EFDH) Equivalent Forced Derated Hours - The sum of all hours when the Available Capacity is greater than thirty (30) MW but less than the Firm Capacity due to Forced Derating(s) (D1, D2, D3), excluding hours where the Forced Outage and/or Startup Failure is the result of conditions identified as excluded from EAF and EFOR calculations in Sections 3.2B(3), 3.2D, and 4.2B.  The time period of the deration is transformed into equivalent full outage hour(s) by multiplying the actual duration of the derating (hours) by the size of the

C-1-1

reduction (in MW) and dividing by the (Firm Capacity minus thirty (30)).  The size of the reduction is equal to the Firm Capacity minus the Available Capacity.  These equivalent hour(s) are then summed.

EFDH = Forced Derating Hours x (Size of Reduction)
(Firm Capacity–30)

(EPDH) Equivalent Planned Derated Hours - The sum of all hours when the Available Capacity is greater than thirty (30) MW but less than the Firm Capacity due to Planned Derating(s) (PD, DE), excluding hours where Planned Derating is the result of conditions identified as excluded from EAF and EFOR calculations in Sections 3.2B(3), 3.2D, and 4.2B.  The time period of the deration is transformed into equivalent full outage hour(s). This is calculated by multiplying the actual duration of the derating (hours) by the size of the reduction (in MW) and dividing by the (Firm Capacity minus thirty (30)).  The size of the reduction is equal to the Firm Capacity minus the Available Capacity.  These equivalent hour(s) are then summed.

EPDH = (Planned Derating Hours x (Size of Reduction))
(Firm Capacity–30)

(EUDH) Equivalent Unplanned Derated Hours - The sum of all hours when the Available Capacity is greater than thirty (30) MW but less than the Firm Capacity due to Unplanned Deratings (D1, D2, D3, D4, DE), excluding hours where the Unplanned Derating is the result of conditions identified as excluded from EAF and EFOR calculations in Sections 3.2B(3), 3.2D, and 4.2B.  The time period of the deration is transformed into equivalent full outage hour(s). This is calculated by multiplying the actual duration of the derating (hours) by the size of the reduction (MW) and dividing by the difference between the (Firm Capacity minus thirty (30)).  The size of the reduction is the Firm Capacity minus the Available Capacity.  These equivalent hour(s) are then summed.

EUDH = Unplanned Derating Hours x (Size of Reduction)
(Firm Capacity–30)

(PH) Period Hours – The number of hours that the Expansion Facility was in the active state for that reporting period.

C-1-2

(EAF) Equivalent Availability Factor – Calculated in accordance with the formula, terms and concepts defined by NERC GADS, but with the terms modified as defined in this Agreement.  EAF in NERC GADS has been reduced since Equivalent Seasonal Derating Hours will be considered zero and is defined as follows:

            EAF  =  AH - EPDH - EUDH   x  100%

                                         PH

(EFOR) Equivalent Forced Outage Rate – Calculated in accordance with the formula, terms and concepts defined by NERC GADS with the terms modified as defined in this Agreement.  EFOR shall be defined as follows

            EFOR  =  FOH + EFDH  x  100%

                              FOH + SH

C-1-3

ATTACHMENT C-2

[INTENTIONALLY OMITTED]

C-2-1

ATTACHMENT D

ACCEPTANCE AND CAPACITY TESTING PROCEDURES

(See Section 3.2C(12))

A.  Acceptance Test

a.   The Acceptance Test is conducted, following installation of the Expansion Facility, in accordance with criteria determined by the Company of the Company-owned Interconnection Facilities and the interconnection portion of the Facility to demonstrate, to the Company’s satisfaction, conformance with Article 3, Appendices A-1, A-2, and A-3; and Good Engineering and Operating Practices. The procedures will include, but not be limited to, demonstration of the functional requirements of the Facility defined in Section 3.2C (Delivery of Power to the Company) and Section 3.3A such as:

i.	Droop characteristic
ii.	Real Power Delivery under remote Company Dispatch
iii.	Minimum Load Capability
iv.	Ramp Rates
v.	Control of Facility breakers
vi.	Voltage Regulation

b.   The actual dynamic response of the unit will be confirmed to allow  the Company transient stability model to  reflect the as-left conditions of the unit.  During the commissioning the following will be required:

i.	A final review by HELCO engineers of the equipment installed to control the operation and protect the PGV plant will be needed upon installation and prior to the start of commercial operation.
ii.	The review will include off-line tuning and testing results of the excitation and governor control system and the IEEE block diagram utilized for the PSS/E dynamics program.
iii.

During the commissioning of the actual PGV unit, governor and excitation system testing will be conducted to ensure that similar, well damped, expected responses will be produced by the project.  The as-left parameters obtained from governor and exciter tuning will be determined for use in the Company planning model.

c.   The Seller will provide an estimate of the earliest date for the Acceptance Test at least ninety (90) Days before the date.

d.   The Acceptance Test procedures for the Facility will be mutually agreed upon between the Seller and the Company prior to conducting the test.

e.   Acceptance Test procedures will be developed by the Company for the Seller’s review at least sixty (60) Days in advance of performing the tests based on the date provided by the Seller.

f.    When the Facility is ready for the Acceptance Test, the Seller shall notify HELCO at least seven (7) Days prior to the test and shall coordinate with HELCO. The Seller shall perform and HELCO shall monitor such test no earlier than seven (7) Days of HELCO’s receipt of such notice.

g.   The Acceptance Test must be conducted, and necessary sections completed to the satisfaction of the Company, prior to conducting the first Capacity Test.  The Company shall designate which sections are necessary to complete prior to the first Capacity Test.

h.   The Acceptance Test is to be successfully completed prior to the Commercial Operation Date.

B.   Capacity Test

a.   Capacity testing is used to establish the Firm Capacity according to the procedures defined here.

b.   At least one (1) successful Capacity Test must be completed prior to the Commercial Operation Date.

c.   Acceptance Testing must be completed prior to the first Capacity Test in accordance with Section A.f. of this Attachment D.

d.   When the Facility is ready for a Capacity Test, the Seller shall notify the Company at least seven (7) Days prior to such test and shall coordinate with the Company.  The Seller shall perform and the Company shall monitor such test no earlier than seven (7) Days after the Company’s receipt of such notice.

e.   The Capacity Test shall be performed as follows:

i.	The test shall last for forty-eight (48) hours and shall be scheduled on the start-up plan provided by the Seller to the Company in accordance with Section 5.1A.
ii.	During the test period, the Seller will operate all equipment in accordance with normal operational parameters practices.
iii.

During the test period, the Facility shall operate in accordance with the dispatch instructions of the Company’s System Operator, subject in all cases to Good Engineering and Operating Practices, the Seller’s permit limits, and the safety and design limits of the Facility as specified by the applicable equipment manufacturers.
iv.

If, during the Capacity Test period, the Company’s System Operator specifies less than maximum output, the period of testing will be extended to achieve forty-eight (48) hours with no reduction by the System Operator.  The Firm Capacity will be declared including only the hours where the Facility was dispatched at maximum output.

v.	If the Seller and the Company are satisfied with the Capacity Test, Firm Capacity shall be designated by the Seller as follows:
vi.

If the test was performed prior to the Commercial Operation Date, or was performed during the Corrective Period, the Firm Capacity shall be designated by the Seller as up to the minimum average capacity level that the Facility is able to sustain over a fifteen (15) minute interval in which the Facility is being dispatched at maximum capacity; provided that the Seller may not set the Firm Capacity at a level in excess of the Committed Capacity in accordance with the terms of this Agreement.

vii.

If the test is being done after the Corrective Period, the Firm Capacity shall be designated by the Seller as up to the minimum average capacity level that the Facility is able to sustain over a fifteen (15) minute interval in which the Facility is being dispatched at maximum capacity; provided that the Seller may not set the Firm Capacity at a level in excess of the prior Firm Capacity in accordance with the terms of this Agreement and may not be set to a level greater than the Committed Capacity.

viii.

For the purpose of defining the Firm Capacity, the minimum average capacity level shall be obtained from the metering used for measuring the integrated Net Electric Energy Output as discussed in Section 3.2E(1).

ix.	No more than thirty (30) MW of the Firm Capacity may be provided by the Existing Facility.
x.	The Capacity test is successful if it is agreed by the Seller and the Company and the Firm Capacity is greater than thirty (30) MW.
xi.

If either the Seller or the Company reasonably believes that an abnormal condition occurred which may have adversely impacted the Capacity Test, such Capacity Test shall be deemed to be invalid and a re-test shall be done.  The Seller shall pay all costs associated with any retest, unless the abnormal condition was caused by the Company, in which case the Company shall pay such retest costs.
xii.

If, following two (2) re-tests, the Parties cannot agree that such Capacity Test produced accurate and reliable results, the Parties shall hire a Qualified Independent Engineering Company, from the list set forth in Attachment H, to observe a third test and declare the Firm Capacity.  The cost of such Qualified Independent Engineering Company shall be shared equally by the Parties.

xiii.

The Parties shall not hire a Qualified Independent Engineering Company if following two(2) or more re-tests both Parties agree that such Capacity Test produced inaccurate or unreliable results; provided that the provisions regarding the hiring of a Qualified Independent Engineering Company shall apply if the Parties fail to agree to the results of any subsequent test.

xiv.	If the Seller is unable to complete the Acceptance Test or a subsequent test for any reason, it shall be permitted to re-conduct such test.

C.  Commercial Operation Date

After the PUC Approval Date and upon successful completion of (i) the Acceptance Test, (ii) a Capacity Test to declare Firm Capacity, and (iii) Conditions Precedent, the Seller may declare the Expansion  Facility in commercial operation based on actual operation of the Facility at an electric output level of the Firm Capacity (kW) net at the Metering Point.

D.  Subsequent Capacity Test

The procedures set forth for the Acceptance Test will apply to any subsequent Capacity Test, except that (1) such Capacity Test will last twenty-four (24) hours; (2) such Capacity Test will be observed by appropriate qualified Company personnel; and (3) during such Capacity Test, the Company will also, if appropriate, test the ramp rates of the Facility, all in accordance with Section 3.2C, D and E of this Agreement and Good Engineering and Operating Practices.

ATTACHMENT E

[INTENTIONALLY OMITTED]

E-1

ATTACHMENT F

EXPANSION FACILITY LOCATION AND LAYOUT

(See Section 2.1C)

F-1

ATTACHMENT G

[INTENTIONALLY OMITTED]

G-1

ATTACHMENT H

QUALIFIED INDEPENDENT ENGINEERING COMPANIES LIST

(See Section 3.3D(2))

1. GeothermEx

2. R.W. Beck

3. Shaw (formally Stone & Webster)

4. Luminate

H-1

ATTACHMENT I

ADJUSTMENT OF CHARGES

(See Section 9.3)

Charges subject to adjustment based on GDPIPD will be adjusted by the following formula:

        New Charge = Base Charge x GDPIPDCURRENT

                                                         GDPIPDBASE

        where

New Charge	=	adjusted charge

Base Charge	=	charge (in dollars) calculated per this Agreement

GDPIPDCURRENT		The “Third” estimate GDPIPD for the Third Quarter of the previous year

GDPIPDBASE		The “Third” estimate GDPIPD for the Third Quarter of the year prior to the Reference Year

An adjustment will be made on each January 1 equal to one hundred percent (100%) of the percentage change between the “Third” estimate Third Quarter GDPIPD of the year prior to the Reference Year (“GDPIPDBASE”) and the “Third” estimate Third Quarter GDPIPD of the previous year (GDPIPDCURRENT”).

When adjusting the charges subject to adjustment based on GDPIPD, the adjustment shall first apply to the energy delivered by the Seller to the Company in the month of the adjustment date (January 1) and then invoiced for payment in the following month.

For purposes of this Attachment, the term “Reference Year” refers to the first Contract Year, if the Commercial Operation Date occurs on January 1, or the year following the Commercial Operation Date, if the Commercial Operation Date occurs prior to January 1.

I-1

ATTACHMENT J

REQUIRED INSURANCE

(See Article 15)

1.         REQUIRED INSURANCE

(a)        Workers’ Compensation and Employers’ Liability.  This coverage shall include workers’ compensation, temporary disability and other similar insurance required by applicable Hawaii state or U.S. federal laws.  If exposure exists, coverage required by the Longshore and Harbor Worker’s Compensation Act (33 U.S.C. §688) shall be included.  Additionally, coverage under this subsection shall include a Voluntary Compensation and Employers’ Liability endorsement for employees not subject to the Workers’ Compensation laws.  Employers’ Liability coverage limits shall be no less than:

Bodily Injury by Accident -       $1,000,000 each Accident

Bodily Injury by Disease -         $1,000,000 each Employee

Bodily Injury by Disease -         $1,000,000 policy limit

(b)        General Liability Insurance.  This coverage shall include Commercial General Liability Insurance or the reasonable equivalent thereof, covering all operations by or on behalf of the Seller.  Such coverage shall provide insurance for bodily injury and property damage liability for the limits of liability indicated below and shall include coverage for:

(1)        Premises, operations, and mobile equipment,

(2)        Products and completed operations,

(3)        Owners and contractors protective liability,

(4)        Contractual liability,

(5)        Broad form property damage (including completed operations),

(6)        Explosion, collapse and underground hazard, and

(7)        Personal injury liability.

Limits of liability for such coverage, which may be provided with umbrella and/or excess insurance coverage, shall be:

Bodily Injury & Property                   $10,000,000 per occurrence and

Damage                                              $10,000,000 aggregate annually

J-1

(c)        Automobile Liability Insurance.  This insurance shall include coverage for owned, leased and non-owned automobiles.  The limits of liability shall be a combined single limit for bodily injury and property damage of Two Million Dollars ($2,000,000) for each occurrence and in the aggregate annually.

2.         EVIDENCE OF OTHER INSURANCE COVERAGE

The Seller shall provide within sixty (60) days after the Execution Date, Commercial Operation Date, and beginning of each Contract Year during the Term, certificates of insurance, or other written evidence of coverage acceptable to the Company, for the following:

(a)        Builders All Risk Insurance.  This insurance shall be in the amount to cover the full replacement cost basis of the Expansion Facility from the start of construction through the Commercial Operation Date.

(b)        All Risk Property/Comprehensive Boiler and Machinery Insurance (Upon Completion of Construction).  This insurance shall provide All Risk Property Coverage and Comprehensive Boiler and Machinery Coverage against damage to the Expansion Facility.  This insurance shall be in an amount to cover the full replacement cost basis of the Expansion Facility.

(c)        Business Interruption Insurance (Upon Completion of Construction).  This insurance shall provide coverage for all of the Seller’s costs to the extent that they would not be eliminated or reduced by the failure of the Expansion Facility to operate for a period of at least twelve (12) months following a covered physical damage loss deductible period or reasonable dollar deductible.

(d)        Ocean transit.  The Seller shall take reasonable action to ensure that the risk of loss or damage to any material items of equipment which are subject to ocean transit is adequately protected against by the terms of delivery from contractors or suppliers of such equipment or the Seller’s own insurance coverage.

J-2

ATTACHMENT K

[INTENTIONALLY OMITTED]

K-1

ATTACHMENT L

[INTENTIONALLY OMITTED]

L-1

ATTACHMENT M

UNIT INCIDENT REPORT

(See Section 3.2B(4))

Date: ___________________________________	No. ___________________________

	ST	[ ] Unit Trip
Start		[ ] Test [ ] Forced Outage
End		[ ] Fail to Start [ ] Risk Condition
Duration		[ ] Force Majeure [ ] Other
Derating		[ ] Derating

The on-duty Control Room Operator is responsible for the completion of this report each time a unit experiences an unplanned Shutdown, Start Failure or Derating.  Attach Trip Log and Sequence of Events Log to this report for unit trips or when appropriate.  Before resetting alarms and relays, verify that all alarms and protective relay actions are listed on the printout.  If not listed, record them and attach to report.

Unit Status Prior to Incident:	Load: ______________________
[ ] Start-Up
	[ ] On-Line	Voltage: __________________

Load:	[ ] Constant	Type Geothermal
of Fuel:
[ ] Increasing
	[ ] Decreasing	]

Cause of Incident:	[ ] Well Trip ___________________
[ ] Turbine Trip ___________________
[ ] Generator Trip ________________

Brief Explanation of Incident:

M-1

Control Room Operator: _____________________________ Date/Time:
_______________

Corrective Action Taken:

(Plant Manager)

M-2

ATTACHMENT N

[INTENTIONALLY OMITTED]

N-1

ATTACHMENT O

DESIGN INFORMATION

•                Preliminary and As-Built Site Plan

•                Preliminary and As-Built General Arrangement Layout

•                Preliminary Equipment List

•                Turbines.

•                Generators.

•                Fly-wheels.

•                Heat-exchangers (vaporizers, pre-heaters).

•                Air-coolers.

•                Feed-pumps.

•                Electrical power shelters.

•                Motive fluid tank.

•                Preliminary and As-Built Design and Specifications for the following Major Equipment Components

•                Turbine(s)/Generator(s)

•                Main Step-Up Transformers

•                Condenser

•                Preliminary and As-Built Design and Specifications for the following auxiliary systems that are supplied as a part of the Expansion Facility design:

•                Motive Fluid Storage and Distribution System.

•                Air-Compressed System

•                pH Modification System

•                13.8/69kV substation (unless constructed by the Company)

O-1

ATTACHMENT P

[INTENTIONALLY OMITTED]

P-1

ATTACHMENT Q

SELLER’S PERMITS

County

Hawaii County Planning Commission

•                Geothermal Resource Permit 2 (GRP 2)

▪                  Issued for the duration of the project

▪                  Allows development of up to sixty (60) MW

State

Department of Land and Natural Resources

•                Plan Of Operation

▪                  PGV submitted application in 1989

▪                  Application became Plan Of Operation

▪                  Issued for the duration of the project

▪                  In 2006, modification to the Plan allowed development of additional geothermal wells to facilitate increasing power up to sixty (60) MW

Department of Health – Clean Air Branch

•                Noncovered Source Permit (NSP) 008-02-N

▪                  Renewed in December 2009

▪                  Expires in December 2014

Department of Health – Safe Drinking Water Branch

•                Underground Injection Control (UIC) UH-5192

▪                  Renewed in February 2006

▪                  Expires in February 2011

Federal

United States Environmental Protection Agency – Region IX - Ground Water

•                Underground Injection Control (UIC) HI-596002

▪                  Renewed in April 2006

▪                  Expires in April 2016

Q-1

ATTACHMENT R

[INTENTIONALLY OMITTED]

R-1

ATTACHMENT S

THE COMPANY’S SCHEDULE “J” TARIFF

S-1

ATTACHMENT T

[INTENTIONALLY OMITTED]

T-1

TABLE A-1

PROTECTIVE RELAY AND TRIP LIST

T-A-1